Exhibit 10.8
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
EXCLUSIVE LICENSE AGREEMENT
This Exclusive License Agreement (the “Agreement”) is entered into as of September 3, 2025 (the “Effective Date”), by and between Jiangsu Hengrui Pharmaceuticals Co., Ltd (“Hengrui”) and Braveheart Bio, Inc. (“Licensee”). Hengrui and Licensee may sometimes individually be referred to herein as a “Party” or, collectively, as the “Parties”.
RECITALS
WHEREAS, Hengrui Controls certain intellectual property rights relating to Licensed Compounds and Licensed Products; and
WHEREAS, Licensee wishes to acquire from Hengrui, and Hengrui wishes to grant to Licensee, certain licenses as set forth herein to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory.
NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1    Definitions. For the purposes of this Agreement, the following words and phrases (and their correlatives) will have the following meanings:
1.1.1    “Accounting Standards” means, with respect to a Party or its Affiliate or sublicensee, GAAP or IFRS, as such Party, its Affiliate or Sublicensee uses for its financial reporting obligations, in each case, consistently applied.
1.1.2    “Acquired Licensed Technology” means the Licensed Technology acquired by Hengrui under the [***] Agreement.
1.1.3    “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person for so long as such first Person controls, is controlled by or is under common control with such other Person. As used herein, the term “control” means the direct or indirect ownership of 50% or more of the stock having the right to vote for directors thereof or the ability to otherwise control the management thereof. Notwithstanding the foregoing, for purposes of this Agreement, none of [***], nor any of their respective affiliated or successor funds, nor any of their respective portfolio companies and management companies (other than any Person controlled by Licensee or any such portfolio company that directly or indirectly controls Licensee), shall be deemed to be an Affiliate of Licensee.
1.1.4    “Ancillary Agreement” means any other agreement entered into between the Parties (or their respective Affiliates) pursuant to this Agreement, including the Clinical Supply Agreement, the Quality Agreement, and the Pharmacovigilance Agreement.
1.1.5    “Applicable Law” means any law or statute, any rule or regulation (including written governmental interpretations thereof, the guidance related thereto, or the application thereof) issued by a Governmental Authority and any judicial, governmental, or administrative order, judgment, decree, or ruling, in each case as applicable to the subject matter and the parties at issue.

1.1.6    “Backup Compounds” means [***].
1.1.7    “Bankruptcy Code” means Title 11, United States Code, as amended.
1.1.8    “Best Efforts” means, with respect to the carrying out of a specific task or obligation of a Party under this Agreement, the efforts, diligence, and resources that a reasonable person, acting in good faith and in a determined, prudent, and commercially reasonable manner, would use under comparable circumstances to achieve the intended result of such task or obligation as expeditiously as reasonably practicable under the circumstances for its own benefit, and considering the other Party’s interest in such result as its own, it being understood that “Best Efforts” requires a level of efforts, diligence, and resources no less than the level of efforts, diligence, and resources that would be used in the use of Commercially Reasonable Efforts by such Party, but, notwithstanding the foregoing, does not require such Party to take actions that would cause it to incur disproportionate expense or other material liability or sacrifice its material business interest.
1.1.9    “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in either San Francisco, California, or Shanghai, China are authorized or required by Applicable Law to remain closed.
1.1.10    “Calendar Quarter” means any of the 3-month periods beginning on January 1, April 1, July 1 or October 1 of any Calendar Year, except that (a) the first Calendar Quarter of the Term will commence on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter will end on the last day of the Term and (b) the first Calendar Quarter of a Royalty Term for a Licensed Product will begin on the First Commercial Sale of such Licensed Product in the Territory and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of a Royalty Term for a Licensed Product will end on the last day of such Royalty Term.
1.1.11    “Calendar Year” means (a) for the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the year during which the Effective Date occurs, (b) for the last Calendar Year, the period commencing on January 1 of the last year of the Term, and ending on the last day of the Term, and (c) each interim period of 12 months commencing on January 1 and ending on December 31.
1.1.12    “CDA” means that certain Mutual Non-Disclosure Agreement by and between the Parties, dated August 15, 2024.
1.1.13    “cGMP” means all applicable current Good Manufacturing Practices, including, as applicable, the principles detailed in China Good Manufacturing Practices for Pharmaceutical Products (2010 Revision) (as amended), the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, and the European Directive 2003/94/EC and Eudralex 4, including the principles detailed in the International Conference on Harmonization (“ICH”) Q7 guidelines, and the equivalent in any additional relevant country or jurisdiction, each as may be amended and applicable from time to time.
1.1.14    “Change of Control” means, with respect to a Party, any of the following: (a) the acquisition of beneficial ownership, directly or indirectly, by any Person (other than such Party or an existing Affiliate of such Party) (or group of such Persons acting in concert) of securities or other voting interests of such Party representing a majority or more of the combined voting power of such Party’s then outstanding securities or other voting interests; (b) any merger, reorganization, consolidation, or business combination involving such Party with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation, or business combination ceasing to hold beneficial ownership of more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, or business combination; or (c) any sale, lease, exchange, contribution, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to which this Agreement relates, other than a sale, contribution, or disposition of such assets to an Affiliate of such Party that is not part of a transaction or series of transactions that otherwise results in a Change of Control of such Affiliate. For clarity, none of the following events will constitute a Change of Control unless such event would otherwise result in a transaction set forth in the above (a), (b) or (c): any (i) reorganization, spin-out, or merger with an Affiliate; (ii) acquisition, consolidation, or reorganization undertaken for tax planning purposes or as a result of a corporate restructuring of a Party’s parent company or any of its Affiliates (including change of place of incorporation or domicile); or (iii) sale, lease, exchange, contribution, or other transfer of the assets of a Party to an Affiliate undertaken for tax planning purposes or as a result of a corporate restructuring of a Party’s parent company or any of its Affiliates (including change of place of incorporation or domicile).
1.1.15    “Clinical Trial” means any clinical investigation conducted on human subjects, as that term is defined in FDA regulations at 21 C.F.R. § 312.3 (or any foreign equivalent) or as prescribed by the Regulatory Authorities in a country or jurisdiction outside the United States. Without limiting the foregoing, Clinical Trials includes any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 2/3 Clinical Trial, or Phase 3 Clinical Trial.
1.1.16    “CMC” means chemistry, manufacturing and controls with respect to Licensed Compounds and Licensed Products, including the chemistry, manufacturing and controls section of Regulatory Documentation for Licensed Products.
1.1.17    “Combination Product” means any Licensed Product containing one or more Licensed Compound(s) in combination with or consisting of: (a) one or more other active pharmaceutical ingredients (other than another Licensed Compound) for which Licensee, its Affiliates, or any Sublicensee [***], sold either as a fixed dose/unit or as separate doses/units in a single package or otherwise co-packaged or combined, or (b) one or more devices for which Licensee, its Affiliates, or any Sublicensee [***], in each case of clauses (a) and (b), sold for a single price (such other active ingredients or devices described in clauses (a) and (b), “Other Components”).
1.1.18    “Commercialize” means all activities directed to pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, import, export, distribution, use, prescription or administration of a compound or product, including strategic marketing, sales force detailing, advertising, all customer support, distribution and invoicing and sales activities, including interacting with Regulatory Authorities regarding any of the foregoing but excluding activities directed to Manufacture or Development. “Commercializing,” “Commercialized” and “Commercialization” will have correlative meanings.
1.1.19    “Commercially Reasonable Efforts” means (a) where applied to carrying out a specific task or obligation of a Party under this Agreement, [***]; and (b) where applied to the Development, Manufacture or Commercialization of the Licensed Compounds and the Licensed Products by a Party under this Agreement, [***].

1.1.20    “Control” or “Controlled” means with respect to a Party or an Affiliate thereof (a) with respect to any item of Know-How, Patent, other intellectual property right, Regulatory Approval, or Regulatory Documentation (referred to as the “IP and Regulatory Material”) that such Party or Affiliate has the ability (whether by sole, joint or other ownership interest, license, sublicense or otherwise, and including any such abilities which are contingent, but in any case other than by operation of the licenses granted in this Agreement) to grant a license, sublicense, access or right to use (as applicable) under, or disclose or provide, such item of Know-How, Patent, other intellectual property right, Regulatory Approval, or Regulatory Documentation to the other Party, or (b) with respect to a compound, product or component thereof (referred to as the “Compound and Product”) that such Party or Affiliate has the ability (whether by sole, joint or other ownership interest, license, sublicense or otherwise, and including any such abilities which are contingent, but in any case other than by operation of the licenses granted in this Agreement) to grant a license, sublicense, or other right to or under Patent(s) that Cover or Know-How that is incorporated in or embodies such compound, product or component to the other Party, in each case, on the terms and conditions set forth herein at the time of such grant without [***].
1.1.21    “Controller” means the Party that determines the means and purposes of Processing Personal Data.
1.1.22    “Cover”, “Covering” or “Covered” means, with respect to a compound, product, or other composition of matter, or technology, process, method or other Know-How, that, in the absence of ownership of, or a license to, a Patent, the practice or Exploitation of such compound, product, or other composition of matter, or technology, process, method or other Know-How, would infringe such Patent or, in the case of a Patent that has not yet issued, would infringe such Patent if it were to issue.
1.1.23    “Data Protection Laws” means any Applicable Law that governs the Processing of Personal Data.
1.1.24    “Designated Senior Officer” means: (a) with respect to Hengrui, its Chief Executive Officer or his/her designee, and (b) with respect to Licensee, its Chief Executive Officer or his/her designee.
1.1.25    “Develop” means all activities that relate to the development of a compound or product, including research, preclinical and clinical drug development activities, including, toxicology, formulation, statistical analysis and report writing, conducting Clinical Trials for the purpose of obtaining and maintaining Regulatory Approval (including post-Regulatory Approval studies), and regulatory affairs related to all of the foregoing. “Developing” and “Development” will have correlative meanings.
1.1.26    “Dollar” means U.S. dollar, and “$” will be interpreted accordingly.
1.1.27    “EMA” means the European Medicines Agency, or any successor agency thereto.
1.1.28    “European MMCs” means the United Kingdom, Germany, France, Spain, and Italy.
1.1.29    “Exploit” means to make, import, use, sell, offer for sale or otherwise exploit by any means and in any manner, including to use, Develop, Commercialize, register, Manufacture, hold or keep (whether for disposal or otherwise), export, transport, distribute, promote, market or have sold or otherwise dispose of, and have others do any of the foregoing. “Exploiting” and “Exploitation” will have correlative meanings.
1.1.30    “FDA” means the United States Food and Drug Administration, and any successor agency thereto.
1.1.31    “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301, et. seq., as it may be amended from time to time, and the rules, regulations, guidance, guidelines, and requirements promulgated or issued thereunder.
1.1.32    “Field” means any and all uses.
1.1.33    “First Commercial Sale” means, with respect to any Licensed Product and with respect to any country or jurisdiction in the Territory, the first commercial sale of a Licensed Product by Licensee, any of its Affiliates or their Sublicensees to a Third Party for monetary value after all Regulatory Approvals legally required in order to market or sell such Licensed Product have been obtained in such country or jurisdiction, for use or consumption of such Licensed Product in such country or jurisdiction by the general public.
1.1.34    “FTE” means a full-time equivalent person year (consisting of [***] of work performing services hereunder. For clarity, [***] will not constitute FTEs. [***].
1.1.35    “FTE Costs” means, for a given period, the product of (a) the total FTEs (proportionately, on a per-FTE basis) dedicated by personnel of a Party or its Affiliates in the particular period to the direct performance of the applicable activities allocated to such Party under, and in accordance with, this Agreement, and (b) the FTE Rate.
1.1.36    “FTE Rate” means [***].
1.1.37    “Generic Product” means, with respect to a Licensed Product in a country, a pharmaceutical product (other than such Licensed Product) that (a) is sold by a Third Party (other than a Sublicensee under direct or indirect license from Licensee in such country or a Distributor) who did not purchase such product in a chain of distribution that included any of Licensee or its Affiliates or Sublicensees, (b) is authorized for use in such country in one or more of the indications for which such Licensed Product has Regulatory Approval in such country, (c) contains the same active pharmaceutical ingredient(s) as such Licensed Product, and (d) is a product approved by way of an abbreviated regulatory mechanism by the applicable Regulatory Authority in reliance, in whole or in part, on the prior approval of such Licensed Product pursuant to 21 U.S.C. 355(j) or 21 U.S.C. 355(b)(2) (if such country is the United States) or the relevant foreign equivalent (if such country is not the United States). A product will not be considered to be a Generic Product if (A) Licensee or any of its Affiliates or Sublicensees was involved in or authorized the development, manufacture or commercialization of such product, (B) Licensee or any of its Affiliates or Sublicensees has granted a license to such Third Party in respect of such product, or (C) such product is Commercialized by any Person who obtained such product in a chain of distribution that included Licensee or any of its Affiliates or Sublicensees.
1.1.38    “Global Clinical Trial” means a Clinical Trial designed to obtain Regulatory Approvals for a Licensed Product conducted in multiple medical institutions in multiple countries, regions or territories and conducted as part of one (1) unified Clinical Trial or separately but concurrently in accordance with a common Clinical Trial protocol.

1.1.39    “Governmental Authority” means any applicable multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.1.40    “[***] Agreement” means that certain Patent Assignment Agreement by and between [***] and Hengrui, dated as of August 18, 2025.
1.1.41    “Hengrui Regulatory Documentation” means Regulatory Documentation Controlled by Hengrui or any of its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful to Exploit any Licensed Compound or Licensed Product in the Field in the Territory.
1.1.42    “Hengrui Territory” means Mainland China, Hong Kong, Macau and Taiwan.
1.1.43    “HRS-1893” means the compound identified on Schedule 1.1.43.
1.1.44    “IND” means (a) in the United States, an Investigational New Drug Application, as defined in the FFDCA, that is required to be filed with the FDA before conducting a Clinical Trial (including all supplements and amendments that may be filed with respect to the foregoing); and (b) any foreign counterpart of the foregoing.
1.1.45    “Initial Technology Transfer” means Initial Knowledge Transfer and IND Enabling Materials Transfer.
1.1.46    “Initiation” means, with respect to a Clinical Trial, the dosing of the [***] patient in such Clinical Trial.
1.1.47    “Inventions” means any invention, data, Know-How, process, method, composition of matter, article of manufacture, discovery or finding, whether or not patentable, that is conceived, reduced to practice, discovered, developed or otherwise made by or on behalf of a Party or jointly by or on behalf of the Parties in the course of the Development, Manufacture, and Commercialization of Licensed Compounds and Licensed Products in the Field, whether directly or via its Affiliates, agents or independent contractors, including all rights, title and interest in and to the intellectual property therein.
1.1.48    “Joint Controller(s)” means two or more Controllers that jointly determine the purposes and means of Processing Personal Data.
1.1.49    “Know-How” means information and materials (whether tangible or not), including discoveries, inventory, devices, formulations, information, regulatory filings, processes, formulae, data, inventions (whether patentable or not), invention disclosures, know-how and trade secrets (whether patentable or not), including all chemical, pharmaceutical, toxicological, biochemical, biophysical, and biological, technical and non-technical data, and information relating to the results of tests, assays, methods, and processes, and specifications or other documents containing information and related data, and any preclinical, clinical, assay control, manufacturing (including CMC data), regulatory, and any other data or information.
1.1.50    “Knowledge Transfer” means the Initial Knowledge Transfer, Continuing Knowledge Transfer, Initial Echo Data Transfer, and Manufacturing Technology Transfer.

1.1.51    “Licensed Compound” means (a) HRS-1893, (b) all Backup Compounds, and (c) [***].
1.1.52    “Licensed Know-How” means any and all Know-How and Regulatory Documentation, including any Hengrui Sole Invention, that is (a) necessary or reasonably useful (i) for the Exploitation of any Licensed Compounds or Licensed Products in the Field in the Territory or (ii) for the Development or Manufacture of any Licensed Compounds or Licensed Products in the Field in the Hengrui Territory solely for the Exploitation thereof in the Territory, and (b) Controlled by Hengrui or any of its Affiliates as of the Effective Date or during the Term, but in all events including Hengrui’s interest in any Know-How within the Joint Collaboration IP.
1.1.53    “Licensed Patents” means any and all Patents, including any Hengrui Sole Invention Patents, (a) that are necessary or reasonably useful (i) for the Exploitation of any Licensed Compound or Licensed Product in the Field in the Territory or (ii) for the Development or Manufacture of any Licensed Compounds or Licensed Products in the Field in the Hengrui Territory solely for the Exploitation thereof in the Territory, and (b) Controlled by Hengrui or any of its Affiliates as of the Effective Date or at any time during the Term, including those Patents set forth on Schedule 10.2.5, as the same will be updated from time to time in accordance with Section 10.2.5, but in all events including Hengrui’s interest in any Joint Collaboration Patents.
1.1.54    “Licensed Product” means any product that comprises or incorporates the Licensed Compound as an active ingredient, in all presentations, formulations, and dosage forms, including Combination Products.
1.1.55    “Licensed Technology” means Licensed Know-How and Licensed Patents, together.
1.1.56    “Licensee Collaboration IP” means (a) any Know-How and Regulatory Documentation Controlled by Licensee or its Affiliates as a result of the Exploitation of any Licensed Compounds or Licensed Products under this Agreement that is necessary or reasonably useful to (i) perform its or its Affiliates’ obligations under this Agreement or any Ancillary Agreement, (ii) Exploit any Licensed Compounds or Licensed Products in the Field in the Hengrui Territory or (iii) Manufacture or have Manufactured any Licensed Compounds or Licensed Products in the Field in the Territory solely for the Exploitation thereof in the Hengrui Territory, and all rights, title and interest in and to all Patent and other intellectual property rights arising from such Know-How; and (b) Licensee’s interest in any Joint Collaboration IP, but in all events including Global Clinical Trial Safety Data.
1.1.57    “Mainland China” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.
1.1.58    “Manufacture” means all activities related to the manufacturing of a compound or product, or any ingredient or synthetic methods or intermediates thereof, including test method development and stability testing, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to all of the foregoing. “Manufacturing” and “Manufactured” will have correlative meaning.

1.1.59    “Material Development Issue” means, with respect to the Development activities of a Party, its Affiliates, or its or their licensees or Sublicensees relating to any Licensed Product, (a) based upon (i) pre-clinical or non-clinical safety data, including data from animal toxicology studies, or (ii) the observation of serious adverse events in humans after any Licensed Product, either as a single agent or in combination with another pharmaceutical agent, has been administered to or taken by humans, that (A) there is an unacceptable risk for harm in humans (including potential for harm in humans if administered clinically based on pre-clinical or non-clinical studies), or (B) a course of action would be reasonably likely to result in a patient safety issue that results in (1) a clinical hold issued by the applicable Regulatory Authority, or (2) a data safety monitoring board terminating a Clinical Trial of a Licensed Product; or (b) that a course of action would be reasonably likely to generate pre-clinical or clinical data that would reasonably be expected to adversely impact the Development, Manufacture, Regulatory Approval, or Commercialization of Licensed Products in the Field in the other Party’s territory (i.e., the Territory in the case of Licensee, or the Hengrui Territory in the case of Hengrui).
1.1.60    “Maximum Fair Price” means with respect to a given year for a Selected Drug, the price negotiated pursuant to Section 1194 (and updated pursuant to Section 1195(b), as applicable) under the Inflation Reduction Act for such drug and year.
1.1.61    “MMCs” means the European MMCs and the United States.
1.1.62    “NDA” means (a) a New Drug Application, as defined in the FFDCA, that is submitted to the FDA for Regulatory Approval for a Licensed Product, and (b) any foreign counterpart of the foregoing filed with a Regulatory Authority in conformance with the requirements of such Regulatory Authority.
1.1.63    “Net Sales” means, with respect to a Licensed Product for any period, [***] by Licensee, its Affiliates or its or their Sublicensees (each, a “Selling Party”) for the sale of a Licensed Product to Third Parties (including Distributors) commencing with the First Commercial Sale of such Licensed Product less the following deductions determined in accordance with, and to the extent consistent with, Accounting Standards from such gross amounts which are actually incurred, allowed, accrued or specifically allocated: [***].
1.1.64    “Patent” means national, regional and international (a) issued patents and pending patent applications (including provisional patent applications), (b) patent applications filed either from the foregoing or from an application claiming priority to the foregoing, including all PCTs and national phase applications, provisional applications, converted provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and continued prosecution applications, and all patents granted thereon, (c) patents-of-addition, revalidations, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, utility models, petty patents, innovation patents and design patents, (e) other forms of government-issued rights substantially similar to any of the foregoing, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing, and (f) United States and foreign counterparts of any of the foregoing.
1.1.65    “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

1.1.66    “Personal Data” means any information that (a) relates to an identified or identifiable person (including, without limitation, all key-coded or pseudonymized data); or (b) otherwise constitutes “personal data,” “personal information,” or similar term Applicable Laws.
1.1.67    “Phase 1 Clinical Trial” means a Clinical Trial of a Licensed Product conducted by or on behalf of Licensee, its Affiliates or their Sublicensees that may include the first introduction into humans, healthy volunteers, or patients of such Licensed Product, with the primary purpose of determining metabolism and pharmacokinetic properties and side effects of such product, in a manner that is generally consistent with 21 C.F.R. § 312.21(a), as amended (or its successor regulation), or the foreign equivalent thereof, excluding any investigator-initiated Clinical Trials. For clarity, for purposes of this Agreement, a Clinical Trial that satisfies the requirements of 21 C.F.R. § 312.21(a) and is also designed to gain preliminary evidence of effectiveness (e.g., a phase 1b Clinical Trial) will be deemed to be a Phase 1 Clinical Trial.
1.1.68    “Phase 2 Clinical Trial” means a Clinical Trial of a Licensed Product conducted by or on behalf of Licensee, its Affiliates or their Sublicensees (a) that would satisfy the requirements of 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or the foreign equivalent thereof, or (b) on a sufficient number of subjects to evaluate the effectiveness of a pharmaceutical product for a particular indication and to obtain information about side effects and other risks associated with the drug, in a manner that is generally consistent with 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or the foreign equivalent thereof, excluding any investigator-initiated Clinical Trials. For clarity, for purposes of this Agreement, a Clinical Trial that satisfies the requirements of 21 C.F.R. § 312.21(a) and is also designed to gain preliminary evidence of effectiveness (e.g., a phase 1b Clinical Trial) will not be deemed to be a Phase 2 Clinical Trial unless it also satisfies the conditions set forth in the immediately preceding sentence. For purposes of this Agreement, a Clinical Trial that satisfies the requirements of 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or the foreign equivalent thereof, and is adaptive (including, for example, a Phase 2/3 Clinical Trial) or that is also designed to gain support for marketing authorization (e.g., a phase 2b Clinical Trial) will be deemed to be a Phase 2 Clinical Trial unless it also satisfies the conditions set forth in the first sentence of Section 1.1.70, in which case it will be deemed a Phase 3 Clinical Trial.
1.1.69    “Phase 2/3 Clinical Trial” means, in reference to a Clinical Trial of a Licensed Product, a Phase 2 Clinical Trial involving a sufficient number of subjects that, prior to commencement of the trial or at any other defined point in the trial, satisfies both of the following ((a) and (b)): (a) such trial is designed to (i) establish that the applicable Licensed Product is safe and efficacious for its intended use, and (ii) define and determine warnings, precautions, and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of the Licensed Product or a similar clinical study prescribed by the FDA, with respect to the United States, or other relevant Regulatory Authority with respect to any such country other than the United States; and (b) such trial is or becomes a registration trial sufficient for filing an application for marketing authorization for the Licensed Product, as evidenced by (x) an agreement with or statement from the FDA, with respect to the United States, or other Regulatory Authority with respect to any country other than the United States on a special protocol assessment or equivalent, or (y) other guidance or minutes issued by the FDA or such other Regulatory Authority for such registration trial.
1.1.70    “Phase 3 Clinical Trial” means a Clinical Trial of a Licensed Product conducted by or on behalf of Licensee, its Affiliates or their Sublicensees (a) that would satisfy the requirements of 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or the foreign equivalent thereof, or (b) on a sufficient number of subjects for ascertaining (or that is designed to ascertain) the overall risk-benefit relationship of the Licensed Product for its intended use and determining (or to determine) warnings, precautions, and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, in a manner that is generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or the foreign equivalent thereof, and that is (together with prior data and information concerning the Licensed Product) intended to be sufficient to establish that such Licensed Product is safe and effective for its intended indication to support the filing of an application for marketing authorization from a Regulatory Authority, but in any case excluding any investigator-initiated Clinical Trials. For purposes of this Agreement, a Clinical Trial that satisfies the requirements of 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or the foreign equivalent thereof, and is adaptive (including, for example, a Phase 2/3 Clinical Trial) or that is also designed to gain support for marketing authorization (e.g., a phase 2b Clinical Trial) will not be deemed to be a Phase 3 Clinical Trial unless it also satisfies the conditions set forth in the first sentence of this Section 1.1.70. Without limiting the foregoing, if (i) a protocol for a Phase 2 Clinical Trial includes the enrollment of a cohort of patients that would satisfy the foregoing definition of Phase 3 Clinical Trial (“Phase 3 Cohort”), or (ii) a protocol for a Phase 2 Clinical Trial is amended to include the enrollment of a Phase 3 Cohort, then, in each case ((i) and (ii)), such Phase 2 Clinical Trial will be deemed a Phase 3 Clinical Trial on and after the date of the first dosing of the first human subject in such Phase 3 Cohort.
1.1.71    “Price Applicability Period” means, with respect to a qualifying single source drug, the period beginning in or after 2026 with respect to which such drug is a Selected Drug and the Maximum Fair Price applies to sales of such drug and ending with the last year during which such drug is a Selected Drug.
1.1.72    “Process” (and any inflection thereof) means any operation or set of operations performed on data (including, without limitation, Personal Data), whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
1.1.73    “Prosecution and Maintenance” or “Prosecute and Maintain” or “Prosecuting and Maintaining” means, with regard to a Patent, the preparing, filing, prosecuting, extending, abandoning, and maintenance of such Patent, as well as handling re-examinations and reissues with respect to such Patent, together with the conduct of interferences, derivation proceedings, pre- and post-grant opposition proceedings, post-grant patent proceedings (such as inter partes review and post grant review) and other similar proceedings with respect to the particular Patent. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” or “Prosecuting and Maintaining” will not include any enforcement actions taken with respect to a Patent.
1.1.74    “Public Company” means any company listed for trading on the Nasdaq Stock Market, the New York Stock Exchange or a similar exchange or marketplace (regardless of the value or volume traded on such exchange and regardless of the level of liquidity of the equity securities of such company) in any jurisdiction.
1.1.75    “Qualified Entity” means any Third Party pharmaceutical company, or any Third Party whose Affiliate is a pharmaceutical company, that, as of the effective date of the Change of Control of Licensee, meets the following criteria: [***].
1.1.76    “Regulatory Approval” means, with respect to a country or jurisdiction, any and all approvals (including NDAs), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a biopharmaceutical product, including a Licensed Product, in such country or jurisdiction, including, where required by Applicable Law for Commercialization, (a) pricing or reimbursement approval in such country or jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (c) labeling approval.
1.1.77    “Regulatory Authority” means, with respect to a country or jurisdiction in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMA) regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of a Regulatory Approval or otherwise exercising authority with respect to biopharmaceutical products in such country or jurisdiction.
1.1.78    “Regulatory Documentation” means all (a) applications (including all NDAs or INDs), registrations, licenses, authorizations and approvals (including Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files, (c) Development Data and other data contained, referenced or otherwise relied upon in any of the foregoing, and (d) for clarity, any drug master file.
1.1.79    “Regulatory Exclusivity” means with respect to each Licensed Product in any country or jurisdiction in the Territory, a period of exclusivity (other than patent exclusivity) granted by a Regulatory Authority in such country or jurisdiction that confers exclusive marketing rights or data exclusivity rights with respect to such Licensed Product in such country or jurisdiction and thereby prevents another party from marketing or obtaining marketing approval for a product containing the same or similar compound as such Licensed Product or using or otherwise relying on any data supporting marketing approval of such Licensed Product without the prior written consent of the holder of such marketing approval, including rights conferred in the U.S. to a NDA holder under section 351(k)(7) of the Public Health Services Act or the FDA Modernization Act of 1997 (including pediatric exclusivity) or “orphan drug exclusivity”, and rights similar thereto outside the U.S., as well as other similar rights that may become available following the Effective Date.
1.1.80    “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period commencing upon the First Commercial Sale of a Licensed Product in such country and ending upon the latest to occur of (a) the expiration of the last Valid Claim of any Patent within the Licensed Technology Covering the composition of matter of such Licensed Product in such country, (b) the expiration of the last Regulatory Exclusivity of such Licensed Product in such country; and (c) the tenth (10th) anniversary of the First Commercial Sale of the first such Licensed Product in such country.
1.1.81    “Selected Drug” means a drug that was selected for Medicare price negotiation and published by the Secretary of the U.S. Department of Health and Human Services, in each case, under the Inflation Reduction Act.
1.1.82    “Small Molecule” means any active pharmaceutical ingredient that is not a biological product as defined under 42 U.S.C. § 262(i), as amended.

1.1.83    “SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
1.1.84    “Subcontractor” means a Third Party engaged by a Party, its Affiliates or Sublicensees (or, in the case of Hengrui, the applicable licensees) to exercise its rights or perform its obligations under this Agreement primarily on a fee-for-service basis, including (a) contract research organizations, (b) contract manufacturers, and (c) Distributors, distribution service providers and wholesalers, in each case (a)-(c) whether or not granted a Sublicense to perform such activities (provided that, in the event a Sublicense is granted to such Third Party, the duration and scope of such Sublicense do not exceed what is reasonably necessary to perform the applicable contracted services).
1.1.85    “Sublicensee” means a Third Party that is granted a sublicense or further right of reference (whether directly or through multiple tiers) under (a) with respect to Licensee, the Licensed Technology by Licensee or by any of its Affiliates or other Sublicensees, or (b) with respect to Hengrui, the Licensee Collaboration IP by Hengrui or by any of its Affiliates or other Sublicensees, in each case ((a) and (b)), excluding all Subcontractors.
1.1.86    “Terminated Product” means any Licensed Product with respect to which this Agreement is terminated, including any Licensed Product with respect to a Terminated Territory.
1.1.87    “Terminated Territory” means (a) if this Agreement is terminated in its entirety, the Territory as a whole; or (b) if this Agreement is terminated with respect to one (1) or more countries in the Territory (but not in its entirety), the country(ies), as applicable, with respect to which this Agreement has been terminated, as applicable.
1.1.88    “Territory” means worldwide, other than the Hengrui Territory.
1.1.89    “Territory-Specific Development Plan” means, as applicable, the Licensee Territory Development Plan or Hengrui Territory Development Plan.
1.1.90    “Third Party” means any Person other than Licensee, Hengrui and their respective Affiliates.
1.1.91    “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, domain name, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.
1.1.92    “United States” or “U.S.” means the United States of America.
1.1.93    “Valid Claim” means (a) a claim of any issued and unexpired patent (including a supplemental patent certificate or patent extension) whose validity, enforceability or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or not appealed within the time allowed for appeal or (b) a claim of a pending patent application that was filed and has been pending for no longer than [***] and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.
1.2    Additional Definitions. The following table identifies the location of additional definitions set forth in various Sections of this Agreement:

Definition	Section
[***]	[***]
Agreement	Preamble
Alliance Manager	Section 3.1
Annual Net Sales for all Licensed Products containing the same Licensed Compound	Section 7.5
Applicable Price Per Share	Section 7.2.1
Arbitrators	Section 13.4.1(a)
Audited Party	Section 7.14.1
Auditing Party	Section 7.14.1
Claims	Section 11.1.1
Clinical Supply	Section 6.1.1
Clinical Supply Agreement	Section 6.1.1
Commercial Milestone Event	Section 7.5
Commercial Milestone Payment	Section 7.5
Competing Product	Section 2.5.1
Competitive Infringement	Section 9.3.1
Confidential Information	Section 8.1.2
Consideration Shares	Section 7.2.3(a)
Continuing Knowledge Transfer	Section 4.4
Cure Period	Section 12.2.3
Cure Plan	Section 12.2.3
Development Data	Section 5.4
Development Milestone Event	Section 7.4
Development Milestone Payment	Section 7.4
Distributor	Section 6.4
Echo Data	Section 4.2
Effective Date	Preamble
Enforcement Action	Section 9.3.2
Equity Amount	Section 7.2.3(b)
Equity Financing	Section 7.2.3(c)
Equity Financing Agreements	Section 7.2.2
Excess Amount	Section 7.2.3(d)
[***]	[***]

Definition	Section
Exclusivity Period	Section 2.5.1
Existing Collaboration	Section 2.5.1
Extensions	Section 9.2.5
Financing Triggering Event	Section 12.2.5
Flipping Transaction	Schedule 7.8
Flipping Transaction Proceeds	Schedule 7.8
Force Majeure Event	Section 13.7
Fully Diluted Shares Outstanding	Section 7.2.3(e)
Global Clinical Trial Data	Section 5.2.2
Global Clinical Trial Safety Data	Section 5.2.3
Grantback License	Section 2.1.2
Hengrui	Preamble
Hengrui Indemnitees	Section 11.1.2
Hengrui Sole Invention Patents	Section 9.1.2
Hengrui Sole Inventions	Section 9.1.2
Hengrui Territory Development Plan	Section 5.3.2
Hengrui Territory Transaction	Section 2.6
ICC	Section 13.4.1
ICC Rules	Section 13.4.1
IND Enabling Materials	Section 4.1.2
IND Enabling Materials Transfer	Section 4.1.2
Indemnitee	Section 11.2.1
Indemnitor	Section 11.2.1
Indirect Tax	Section 7.12.2
Infringement	Section 9.3.1
Initial Echo Data Transfer	Section 4.2
[***]	[***]
Initial Knowledge Transfer	Section 4.1.1
Insolvency Event	Section 12.2.4
IP and Regulatory Material	Section 1.1.20
Joint Collaboration IP	Section 9.1.3
Joint Collaboration Know-How	Section 9.1.3
Joint Collaboration Patents	Section 9.1.3
Joint Steering Committee or JSC	Section 3.2
[***]	[***]
Liabilities	Section 11.1.1
Licensee	Preamble
Licensee Indemnitees	Section 11.1.1
Licensee Patents	Section 9.1.2

Definition	Section
Licensee Sole Inventions	Section 9.1.2
Licensee Territory Development Plan	Section 5.3.2
Manufacturing Technology Transfer	Section 4.3.1
Manufacturing Technology Transfer Plan	Section 4.3.1
MTT Period	Section 4.3.2
New License Agreement	Section 12.4
Non-Publication Party	Section 8.3
Notice of Dispute	Section 13.2.1
Other Component	Section 1.1.17
Other Licensed Patents	Section 9.2.1
Party/Parties	Preamble
Patent Challenge	Section 12.2.6
Pharmacovigilance Agreement	Section 5.7
Preferred Stock	Section 7.2.3(f)
Product-Specific Licensed Know-How	Section 8.1.2
Product-Specific Licensed Patents	Section 9.2.1
Product Trademarks	Section 9.8
Publication	Section 8.3
Publication Party	Section 8.3
Quality Agreement	Section 6.1.1
Royalty Report	Section 7.13.1
Safety Reviewer	Section 12.2.2
Sole Inventions	Section 9.1.2
Sublicense	Section 2.3
[***]	[***]
Successful Completion of the Initial Technology Transfer	Section 4.1
Successful Completion of the Manufacturing Technology Transfer	Section 4.3.2
Surviving License	Section 2.1.2(b)
Technology Transfer Milestone Event	Section 7.3
Technology Transfer Milestone Payment	Section 7.3
Technology Transfer Plan	Section 4.1
Term	Section 12.1
Territory Reversion Products	Section 12.3.3(e)
Third Party Action	Section 9.4.1
Upfront Payment	Section 7.1
Withholding Tax Action	Section 7.12.1

1.3    Certain Rules of Interpretation in this Agreement and the Schedules.
1.3.1    Except where the context otherwise requires, wherever used, the singular will include the plural, the plural will include the singular, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The words “include” and “including” have the inclusive meaning frequently identified with the phrases “without limitation” and “but not limited to”. The words “will” and “shall” have the same meaning. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Unless otherwise specified, deadlines within which any payment is to be made or act is to be done within or following a specified time period after a date will be calculated by excluding the day, Business Day, month or year of such date, as applicable, and including the day, Business Day, month or year of the date on which the period ends. Whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment will be made or action taken on the next Business Day following such day to make such payment or do such act. Reference to each Party’s respective territory refers, with respect to Hengrui, to the Hengrui Territory, and, with respect to Licensee, to the Territory and other countries or jurisdictions where Licensee has rights to Develop and Manufacture the Licensed Compounds or Licensed Products under this Agreement. Reference to a country refers to a country, region, or jurisdiction.
1.3.2    The preamble to this Agreement and the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of this Agreement or of such Articles or Sections. Unless otherwise specified, references in this Agreement to any Article, Section, or Schedule means references to such Article, Section, or Schedule of this Agreement.
ARTICLE II
LICENSES; EXCLUSIVITY
2.1    License Grants.
2.1.1    Licenses to Licensee. Subject to the terms and conditions of this Agreement, Hengrui hereby grants to Licensee (a) an exclusive (even as to Hengrui and its Affiliates), royalty-bearing license (which will be sublicensable through multiple tiers as provided in Section 2.3) under the Licensed Technology, to Exploit any and all Licensed Compounds or Licensed Products in the Field in the Territory, and (b) a non-exclusive, royalty-bearing license (which will be sublicensable through multiple tiers as provided in Section 2.3) under the Licensed Technology, to Develop (subject to Section 5.2) and Manufacture any and all Licensed Compounds or Licensed Products in the Field in the Hengrui Territory solely for the purpose of Exploiting any and all Licensed Compounds or Licensed Products in the Field in the Territory.
2.1.2    License to Hengrui. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Hengrui a fully-paid and royalty-free (subject to the rest of this Section 2.1.2 and Section 12.3.3(e)) license (which will be sublicensable through multiple tiers as provided in Section 2.3), under the Licensee Collaboration IP to (x) perform its or its Affiliates’ obligations under this Agreement or any Ancillary Agreements, or (y)(i) Exploit any and all Licensed Compounds or Licensed Products in the Field in the Hengrui Territory, or (ii) Manufacture or have Manufactured the Licensed Compounds or Licensed Products in the Field in the Territory solely for the Exploitation thereof in the Field in the Hengrui Territory, subject to the rest of this Section 2.1.2 (such license, the “Grantback License”).

(a)    The Grantback License with respect to the activities set forth in clauses (x) and (y)(ii) above will be non-exclusive. The Grantback License with respect to the activities set forth in clause (y)(i) above will be exclusive (even as to Licensee and its Affiliates).
(b)    If this Agreement terminates in its entirety by Hengrui for Licensee’s uncured intentional material breach pursuant to Section 12.2.3 or by Hengrui pursuant to Section 12.2.6, the Grantback License with respect to the activities set forth in clause (y) above will survive such termination on a perpetual, irrevocable, fully-paid and royalty-free basis solely under the Licensee Collaboration IP Controlled by Licensee or its Affiliates as of the effective date of such termination that is necessary to Exploit the Licensed Compounds or Licensed Products as they exist and are being Developed or Commercialized by or on behalf of Hengrui or its Affiliates or (sub)licensees in the Field in the Hengrui Territory as of the effective date of such termination (or any modification or improvement to such Licensed Products or such Licensed Compounds made and Developed or Commercialized by or on behalf of Hengrui or its Affiliates or (sub)licensees after the effective date of such termination) (such license, the “Surviving License”); provided that (1) the foregoing Surviving License will not include any Licensee Collaboration IP that is necessary to Exploit such modification or improvement, and (2) for clarity, unless otherwise agreed by the Parties, the foregoing Surviving License will not include any intellectual property right generated or otherwise acquired by Licensee or any of its Affiliates or Sublicensees after the effective date of the termination. If this Agreement terminates in its entirety for any reason other than by Hengrui for Licensee’s uncured intentional material breach pursuant to Section 12.2.3 or by Hengrui pursuant to Section 12.2.6, Section 12.3.3(e) shall apply. If this Agreement terminates with respect to a country or jurisdiction or a Licensed Compound or Licensed Product, but not in its entirety, the Grantback License with respect to any and all Licensed Compounds and Licensed Products will continue.
(c)    The Grantback License and the Surviving License (if applicable) will not include [***].
(d)    In the event Hengrui intends to exercise its license to Manufacture in the Territory under clause (y)(ii) above or retained right to Manufacture in the Territory under clause (a) or (b) of Section 2.2, Hengrui will notify Licensee and the Parties will discuss in good faith Hengrui’s plans, the contract manufacturers that Hengrui intends to engage, and, if necessary, arrangements to minimize any disruption to the Manufacturing activities of Licensee in the Territory. Hengrui will not engage in any Manufacturing of any Licensed Compounds or Licensed Products in the Territory or conclude a contract with a contract manufacturer therefor, except with the prior written consent of Licensee, such consent not to be unreasonably withheld, delayed, or conditioned.
2.2    Hengrui’s Retained Rights; No Implied Licenses. Notwithstanding Section 2.1.1, Hengrui and its Affiliates will have the right to use or practice the Licensed Technology to (a) perform its or its Affiliates’ obligations under this Agreement or any Ancillary Agreements, or (b) subject to Section 2.1.2, Manufacture or have Manufactured any and all Licensed Compounds or Licensed Products in the Territory solely for the Exploitation of the Licensed Compounds or Licensed Products in the Field in the Hengrui Territory. Except as expressly set forth herein, neither Party will acquire any license or other intellectual property interest, by implication or estoppel or otherwise, under or to any trademarks, Patents, Know-How, or other intellectual property rights Controlled by the other Party or its Affiliates. All such rights or licenses are or will be granted only as expressly provided in the terms of this Agreement.
2.3    Sublicense Rights. Subject to the terms of this Section 2.3, each Party may freely sublicense (through multiple tiers or to authorize sublicenses through multiple tiers) the license granted to such Party set forth in Section 2.1.1 or 2.1.2, as applicable (a “Sublicense”), to any of its Affiliates or to any Third Party without the other Party’s approval; provided that (a) each Sublicense hereunder will be in writing, and consistent with and subject to the terms and conditions of this Agreement (including with respect to confidentiality and intellectual property rights), (b) each Sublicense granted to a Sublicensee of Licensee will include the following additional terms and conditions: (i) the Sublicensee will be obligated to maintain accurate financial records such that Licensee can comply with its obligations under Section 7.13.1, and (ii) audit provisions consistent in all material respects with those set forth in Sections 7.14.1 and 7.14.2 and Hengrui will have the right to request that Licensee or Licensee’s designee conduct audits in accordance therewith, and (c) each Sublicense granted to a Sublicensee of Hengrui under the license granted under Section 12.3.3(e) will include the following additional terms and conditions, to the extent applicable: (i) the Sublicensee will be obligated to maintain accurate financial records to the extent necessary to determine the payments owned to Licensee under Section 12.3.3(e), and (ii) audit provisions consistent in all material respects with those set forth in Sections 7.14.1 and 7.14.2 and Licensee will have the right to request that Hengrui or Hengrui’s designee conduct audits in accordance therewith. The sublicensing Party will provide the other Party with a copy of each Sublicense granted to a Sublicensee promptly after execution thereof (or execution of any amendment thereto), subject to the right to redact any confidential or proprietary information contained therein that is not necessary to determine the scope of the rights granted under such Sublicense or compliance with the terms of this Agreement. In no event will any Sublicense reduce, diminish, or modify any of the sublicensing Party’s obligations under this Agreement. Each Party will be responsible for any actions of its Affiliates and Sublicensees to the same extent as if such actions had been taken by such Party itself.
2.4    Subcontractors. Each Party and its Affiliates and its or their Sublicensees (or, in the case of Hengrui, the applicable licensees) will have the right to freely engage Affiliates and Third Parties as Subcontractors to exercise its rights or perform its obligations under this Agreement. Each contract between a Party or its Affiliates or its or their Sublicensees (or, in the case of Hengrui, the applicable licensees) granting the relevant subcontract and the relevant Subcontractor will be consistent with the provisions of this Agreement, and include provisions relating to confidentiality and intellectual property that are no less restrictive than those set forth in this Agreement (but only insofar as it pertains to the activities being performed by such Subcontractor; provided that the duration of such confidentiality obligations may be shorter if customary; and provided, further, that such Subcontractor will not be required to assign to such Party, Affiliate or Sublicensee (or licensee in the case of Hengrui), as applicable, any intellectual property that would customarily be retained by subcontractors, including improvements to such Subcontractor’s background intellectual property; provided that such Party or Affiliate otherwise acquires Control (which may include by way of a sublicensable license) of any such intellectual property that would be Know-How, Regulatory Documentation, Patents, or other intellectual property included in the licenses granted by such Party to the other Party under this Agreement if such Party or its Affiliates Controlled such intellectual property to, as applicable: (x) exploit the applicable deliverables of such Subcontractor to the extent such intellectual property is necessary to exploit such deliverables, or (y) Exploit the applicable Licensed Compound or Licensed Product to the extent such intellectual property is incorporated in such Licensed Compound or Licensed Product). Each Party will remain responsible for any obligations that have been delegated or subcontracted to any Subcontractor, and will be responsible for the performance of its Subcontractors.
2.5    Exclusivity.
2.5.1    Subject to Section 2.5.3, prior to [***] (such period, the “Exclusivity Period”), Hengrui will not, and will cause its Affiliates not to, by itself or themselves, or in collaboration with or on behalf of any Third Party (including by granting any rights, licenses, options, covenants not to sue, or the like), Exploit any compound [***] (such compound or product, a “Competing Product”) in the Field in the Territory, other than as expressly contemplated under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, if Hengrui has not committed any intentional breach of this Section 2.5.1 by virtue of the Exploitation of a compound or product under an Existing Collaboration but subsequently, at any time during the Exclusivity Period, becomes aware that such compound or product is a Competing Product, Hengrui or its applicable Affiliate(s) may continue to conduct such Existing Collaboration without breaching this Section 2.5.1; provided that (a) Hengrui or its applicable Affiliate(s) abide by Section 2.5.3(a)(i) and Section 2.5.3(a)(ii) below with respect to the activities directed to such Competing Product as soon as reasonably practicable. For purposes of this Section 2.5.1 and Section 10.2.11, an “Existing Collaboration” means any collaboration or other arrangement under a collaboration, license or other agreement existing as of the Effective Date between Hengrui (or any of its Affiliates) and a Third Party.
2.5.2    Subject to Section 2.5.3, (a) prior to [***], Licensee will not, and will cause its Affiliates not to, by itself or themselves, or in collaboration with or on behalf of any Third Party (including by granting any rights, licenses, options, covenants not to sue, or the like), Commercialize any Competing Product, and (b) prior to [***], Develop any Competing Product or Manufacture any Competing Product for Development or Commercialization, in each case ((a) and (b)), in the Field in the Territory, other than Licensed Compounds and Licensed Products as expressly contemplated under this Agreement or any Ancillary Agreement; except that [***].
2.5.3    If a Third Party becomes an Affiliate of a Party after the Effective Date through merger, acquisition, consolidation or other similar transaction: (a) if such transaction results in a Change of Control of such Party and as of the closing date of such transaction, such Third Party is engaged in the conduct of a program that involves activities directed to a Competing Product that would otherwise breach such exclusivity obligations once such Third Party becomes an Affiliate of such Party, then such Affiliate may continue to conduct such program without breaching the obligations of Section 2.5.1 or 2.5.2, as applicable, provided that (i) the activities under this Agreement will be conducted separately from any activities directed to such Competing Product, including the maintenance of separate lab notebooks and records and separate personnel working on each of the activities under this Agreement and the activities with respect to such Competing Product; provided that senior management personnel of such Affiliate or Third Party may review and evaluate plans and information regarding such Competing Product solely in connection with monitoring the progress of such Competing Product or any Licensed Compounds or Licensed Products, including portfolio decision-making among product opportunities, and (ii) the activities directed to such Competing Product do not use, rely on or reference any Invention generated under this Agreement, any IP and Regulatory Material licensed by the other Party under this Agreement, or any Confidential Information of the other Party; and (b) if such transaction does not result in a Change of Control of such Party and, as of the closing date of such transaction, such Third Party is engaged in the conduct of a program that involves activities directed to a Competing Product that would otherwise breach such exclusivity obligations once such Third Party becomes an Affiliate of such Party, then such new Affiliate will have [***]to wind down or divest such Competing Product program, and such new Affiliate’s Exploitation of such Competing Product during such [***]will not constitute a breach of such Party’s obligations set forth in Section 2.5.1 or 2.5.2, as applicable, provided that Sections 2.5.3(a)(i) and 2.5.3(a)(ii) will apply, mutatis mutandis, [***].
2.6    Hengrui Territory Transaction.
2.6.1    On a Licensed Product-by-Licensed Product basis, if Hengrui or its Affiliates proposes to grant to any Third Party a license under the Licensed Technology for (a) Commercialization or (b) Development and Commercialization of any Licensed Compounds or Licensed Products in the Field (or any part thereof) in the Hengrui Territory (or any region thereof) (a “Hengrui Territory Transaction”), in each case ((a) and (b) above), excluding any licenses granted to Subcontractors for the performance of such Subcontractor’s obligations, then Hengrui will (i) first notify Licensee in writing prior to engaging in any term sheet or agreement negotiations with any Third Party regarding such Hengrui Territory Transaction, subject to its or its Affiliates’ confidentiality obligations owed to any Third Party, and (ii) for [***], Licensee will have the non-exclusive right, but not the obligation, to negotiate in good faith for such Hengrui Territory Transaction; provided, however, the foregoing non-exclusive right to negotiate will expire with respect to such Hengrui Territory Transaction upon Hengrui executing an agreement for such Hengrui Territory Transaction with any Third Party.
2.6.2    If Hengrui enters into a transaction which grants a Third Party a right to Develop or Commercialize one or more Licensed Compounds or Licensed Products in the Field (or any part thereof) or the Hengrui Territory (or any region thereof) on an exclusive or non-exclusive basis (excluding such grants to Subcontractors for the performance of such Subcontractor’s obligations), Hengrui will:
(a)    use Best Efforts to obtain and maintain (A) Control of all Know-How generated in the course of the Development or Commercialization of any Licensed Compound or Licensed Product, as well as all Patents claiming such Know-How, and (B) right of reference and access to all Regulatory Documentation pertaining to any Licensed Compound or Licensed Product submitted by or on behalf of such Third Party or its Affiliates, in each case, (1) controlled by such Third Party or its Affiliates and (2) necessary or reasonably useful for the Exploitation of any and all Licensed Compounds or Licensed Products in the Field in the Territory and in the Hengrui Territory;
(b)    (i) in the event that Hengrui has licensed all or a substantial part of Hengrui’s rights under this Agreement with respect to Mainland China or the entire Hengrui Territory and, as a consequence of such license, Hengrui’s ability to perform or interest in performing all or a substantial part of Hengrui’s obligations under this Agreement with respect to Mainland China or the entire Hengrui Territory is or would reasonably be expected to be adversely affected, require such Third Party to assume and perform such obligations under this Agreement, as required by Licensee (in which case Hengrui will cause such Third Party to enter into an agreement with Licensee for the assumption and performance of such obligations) or (ii) in the event that Hengrui retained all or a substantial part of Hengrui’s rights under this Agreement with respect to Mainland China or the entire Hengrui Territory in a manner that does not or would not reasonably be expected to adversely affect Hengrui’s ability to perform or interest in performing all or a substantial part of Hengrui’s obligations under this Agreement with respect to Mainland China or the entire Hengrui Territory, require such Third Party to cooperate with Hengrui in order for Hengrui to perform Hengrui’s obligations under this Agreement, in each case, including, to the extent applicable, with respect to governance and final decision-making authority, technology transfer, Manufacturing and supply, and pharmacovigilance under this Agreement (including ARTICLE III, ARTICLE IV, Section 6.1, and Section 5.7 and the Ancillary Agreements); provided, that, Hengrui will remain responsible for the performance of all such obligations; and
(c)    provide Licensee with a copy of the agreement for such transaction with such Third Party promptly after execution thereof (or execution of any amendment thereto), subject to the right to redact any confidential or proprietary information contained therein that is not necessary to determine the scope of the rights granted under such agreement, compliance with the terms of this Agreement, or the manner in which the collaboration contemplated under this Agreement will continue with such Third Party.

2.7    Combination Rights. Notwithstanding any other provision of this Agreement, for purposes of the licenses granted under this Agreement with respect to the Licensed Compound and Licensed Product, including under Section 2.1.1 and Section 2.1.2, and obligations to provide Know-How or Regulatory Documentation (or the grant of rights of reference thereto) with respect to the Licensed Compound and Licensed Product, as between the Licensed Compound component(s) and the Other Component(s) of a Combination Product, such license will only include rights under Licensed Technology or Licensee Collaboration IP, as applicable, and such obligations will only include provision of Know-How and Regulatory Documentation (and such grant of rights of reference thereto), specifically related to the Licensed Compound component(s) of such Combination Product (but not the Other Component(s) contained therein) that are not required by Applicable Law for seeking, obtaining or maintaining Regulatory Approval of the Licensed Compounds or Licensed Products that are not Combination Products in the Field in or for the Territory or the Hengrui Territory, as applicable, or otherwise complying with the applicable regulatory requirements with respect to such Licensed Compounds or Licensed Products in the Territory or the Hengrui Territory, as applicable. For clarity, the foregoing limitations in this Section 2.7 will apply with respect to any Other Component Controlled by a Party or any of its Affiliates, unless the Parties agree otherwise in a separate agreement or amendment to this Agreement regarding the licensing of such Other Component.
ARTICLE III
GOVERNANCE
3.1    Alliance Managers. Promptly following the Effective Date, each Party will designate an individual to act as the primary point of contact between the Parties (each such individual, an “Alliance Manager”) to facilitate the effective exchange of information between the Parties (including with respect to any written notifications or requests), discuss the Parties’ respective performance under this Agreement, assist with governance activities and serve as the initial point of contact to resolve any disputes between the Parties. Either Party may replace its designated Alliance Manager at any time by written notice to the other Party.
3.2    Joint Steering Committee. The Parties hereby establish a Joint Steering Committee (the “Joint Steering Committee” or the “JSC”).
3.2.1    Formation and Composition. Promptly following the Effective Date, but in any event within [***] after the Effective Date, each Party will appoint its initial members of the JSC, which will be composed of at least two (2) (but not more than five (5)) members from each Party, and always an equal number of, appointed representatives of each of Licensee and Hengrui.
3.2.2    Functions. The JSC will have the following responsibilities: [***].
3.2.3    JSC Meetings. The JSC will hold meetings [***] for so long as the JSC exists, unless the Parties mutually agree otherwise. The JSC may meet in person or by audio or video conference as its representatives may mutually agree. Other representatives of the Parties, their Affiliates and Third Parties involved in the Development, Manufacturing or Commercialization of Licensed Products may be invited by the members of the JSC to attend meetings as observers; provided, however, that such representatives are subject to confidentiality obligations no less stringent than those set forth herein. Each Party will provide the other Party with updates with respect to the Development, Manufacturing and Commercialization activities conducted by such Party, its Affiliates or (sub)licensees during each JSC meeting and each Party will consider the other Party’s comments thereto in good faith.

3.2.4    Decision-Making. Subject to the terms of this Section 3.2.4 and Section 3.2.5, with respect to matters within the JSC’s authority, actions to be taken and decisions made by the JSC will be taken or made only following a unanimous vote, with each Party’s representatives collectively having one (1) vote on behalf of such Party. For each meeting of the JSC, the attendance of at least one (1) representative of each Party will constitute a quorum. Action or decision on any matter may be taken at a meeting, in-person, by teleconference, videoconference, or by written consent. For clarity, the JSC will not have any power to amend, modify, or waive compliance with this Agreement.
3.2.5    JSC Disputes; Final Decision-Making Authority. With respect to any matter for which the JSC holds decision-making authority, if, after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a decision as to such matter [***] after such matter was brought to the JSC for resolution, either Party may elect to submit such matter to the Parties’ Designated Senior Officers. If a Party makes an election to refer a matter to the Designated Senior Officers, the Designated Senior Officers will use good faith efforts to promptly resolve such matter. If the Designated Senior Officers cannot resolve such matter [***] after such matter has been referred to them, then the following will apply:
(a)    subject to Sections 3.2.5(c) and 3.2.6, Licensee will have final decision making authority for (i) matters within the scope of the JSC’s decision-making authority to the extent related to the Development, Manufacture and Commercialization of the Licensed Compounds and the Licensed Products by Licensee, its Affiliates and Sublicensees in the Field in the Territory and (ii) matters related to any Crossed-Territory Global Clinical Trial that the Parties mutually agree to jointly conduct, including the trial design and protocol thereof and any Crossed-Territory Global Development Plan; provided that [***];
(b)    subject to Sections 3.2.5(c) and 3.2.6, Hengrui will have final decision making authority for matters within the scope of the JSC’s decision-making authority to the extent related to the Development, Manufacture and Commercialization of the Licensed Compounds and the Licensed Products by Hengrui, its Affiliates and Sublicensees or licensees in the Field in the Hengrui Territory; provided that [***]; and
(c)    neither Party will exercise its final decision-making authority to: (i) impose any requirement that the other Party, its Affiliates, or its Sublicensee (or licensee) take any action that it reasonably believes would result in a violation of Applicable Law, or (ii) make any final and binding determination that the other Party has breached or has not breached this Agreement.
3.2.6    Limitations of Authority. All unresolved disputes within the scope of the JSC’s decision-making authority that are not subject to the final decision-making authority of the Parties under Section 3.2.5 will be subject to binding arbitration in accordance with Section 13.4; provided that either Party may first elect to refer such dispute to the Designated Senior Officers under Section 3.2.5. Notwithstanding any provision of this 3.2 to the contrary, the JSC will not have the authority to, and neither Party will have the right to exercise its final decision-making authority to (a) amend, modify, or waive compliance with, the terms or conditions of this Agreement, which may only be amended, modified, or waived as provided in Section 13.5 or 13.10, as applicable or (b) make a decision with respect to any matter for which it is expressly stated in this Agreement that such matter requires the mutual agreement, consent or approval of the Parties or agreement, consent or approval of the other Party under this Agreement. Each of the Parties will retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion will be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties otherwise expressly agree in writing.
3.2.7    Discontinuation of JSC. The JSC will disband upon the Parties’ mutual agreement in writing. After the disbandment of the JSC, the exchange of information between the Parties will be made through the Alliance Managers, and all decisions of the JSC will be subject to the mutual agreement of the Parties; provided that each Party will continue to have its final decision-making authority in accordance with Section 3.2.5, subject to Section 3.2.6, which, in each case, will continue to apply mutatis mutandis.
ARTICLE IV
TECHNOLOGY TRANSFER
4.1    Initial Technology Transfer. Promptly after Hengrui’s receipt of the Upfront Payment, [***], Hengrui will initiate and complete the Initial Technology Transfer in accordance with a technology transfer plan as set forth on Schedule 4.1 attached hereto (the “Technology Transfer Plan”). “Successful Completion of the Initial Technology Transfer” will be deemed to occur upon the date of receipt by Licensee or its designee of all Licensed Know-How and IND-Enabling Materials identified in Schedule 4.1 with respect to HRS-1893, any Backup Compounds and any Licensed Products comprising or incorporating such Licensed Compounds, including any English language translations to the extent specified on Schedule 4.1.
4.1.1    Initial Knowledge Transfer. Without limiting the foregoing, at Hengrui’s sole cost and expense, Hengrui will provide to Licensee original-language copies of all Licensed Know-How (including Hengrui Regulatory Documentation, CMC-related information and other data) existing as of the Effective Date and necessary or reasonably useful for Licensee to Develop Licensed Compounds or Licensed Products, as listed on Schedule 4.1 attached hereto (the “Initial Knowledge Transfer”). Licensee may request in writing any Licensed Know-How that Licensee reasonably believes is included within the Initial Knowledge Transfer but not provided by Hengrui, and Hengrui will provide copies of such Licensed Know-How to Licensee [***] following any such request (or such longer time period as Hengrui may reasonably require).
4.1.2    IND Enabling Materials Transfer. Without limiting the foregoing, at Hengrui’s sole cost and expense, Hengrui will transfer to Licensee original-language copies of all IND enabling materials that (a) are Controlled by Hengrui or its Affiliates as of the Effective Date (including all such IND enabling materials in the possession of Hengrui’s Affiliates, (sub)licensees, subcontractors, and all Clinical Trial sites engaged by Hengrui or any of the foregoing) and (b) are necessary or reasonably useful for Licensee to file an IND for the Licensed Products in the United States and Develop Licensed Compounds and Licensed Products therein, as identified on Schedule 4.1 attached hereto (such materials, the “IND Enabling Materials”, and such transfer, the “IND Enabling Materials Transfer”).
4.2    Initial Echo Data Transfer. At Hengrui’s sole cost and expense, to the extent permitted by Applicable Laws, Hengrui will use [***] (the “Echo Data”), [***] “Initial Echo Data Transfer”). [***].
4.3    Manufacturing Technology Transfer.
4.3.1    At Hengrui’s sole cost and expense, Hengrui will provide to Licensee or its designee CMC-related technology and any associated manufacturing process technology, in each case, included in the Licensed Know-How that is necessary or reasonably useful for the Manufacture of

Licensed Compounds and Licensed Products in accordance with a manufacturing technology transfer plan as set forth on Schedule 4.3 attached hereto (such plan, the “Manufacturing Technology Transfer Plan”, and such transfer, the “Manufacturing Technology Transfer”). Each Party will use Commercially Reasonable Efforts to cooperate with the other Party in order to complete the Manufacturing Technology Transfer [***].
4.3.2    “Successful Completion of the Manufacturing Technology Transfer” will be deemed to occur on the date (x) and (y) below have both occurred: (x) the date that is [***] identified in the Manufacturing Technology Transfer Plan (the “MTT Period”); provided that, during the MTT Period, Hengrui will (a) as soon as reasonably practicable, provide Licensee with such other Licensed Know-How in possession of Hengrui or any of its Affiliates or its or their contract manufacturers reasonably requested by Licensee’s designated contract manufacturer for the Manufacture of the first process performance qualification (PPQ) batch of Licensed Product, and (b) upon request, provide reasonable consultation to Licensee’s designated contract manufacturer with respect to the Manufacture of the applicable Licensed Compound(s) or Licensed Product(s); provided that, in each case ((a) and (b)), any such request shall be made [***] following Hengrui’s delivery of all Licensed Know-How identified in the Manufacturing Technology Transfer Plan, and (y) to the extent not already executed, the Parties execute the Clinical Supply Agreement and Quality Agreement. In the event the actions described in the proviso in clause (x) above are not fully performed during the MTT Period, the MTT Period will be extended for as long as necessary until such actions are fully performed. Following Successful Completion of the Manufacturing Technology Transfer, Hengrui will continue to provide to Licensee and Licensee’s designated contract manufacturer reasonable assistance in connection with the Manufacturing Technology Transfer until such contract manufacturer manufactures and releases a batch of Licensed Product manufactured in accordance with cGMP and meeting the product specification and other quality attributes set forth in the Manufacturing Technology Transfer Plan.
4.3.3    The consultation, assistance and support provided by Hengrui or its Affiliates under Section 4.3.2 [***]. In any event, Licensee will reimburse Hengrui for all reasonable and documented out-of-pocket costs incurred by Hengrui or its Affiliates in connection with providing any consultation, assistance or support under Section 4.3.2; provided that, prior to incurring any out-of-pocket costs [***] for any single request for assistance, Hengrui informs Licensee in writing and obtains Licensee’s written approval. Hengrui will invoice Licensee for such costs (which invoice will include reasonably sufficient detail so as to enable Licensee to confirm the accuracy of such invoice and the activities performed thereunder) and Licensee will remit all undisputed amounts to Hengrui [***].
4.3.4    Following the initial Manufacturing Technology Transfer as described above, if Licensee undergoes a Change of Control event or grants an exclusive Sublicense to a Third Party for the Manufacture of one or more Licensed Compounds and Licensed Products in the United States or any European MMC, Licensee will have the right to request Hengrui to perform a second Manufacturing Technology Transfer to such Third Party or its designee, and upon receipt of such request, Hengrui will, at Licensee’s or such Third Party’s sole cost and expense, perform such Manufacturing Technology Transfer, and, without limiting the foregoing, the Parties will discuss in good faith and agree on a manufacturing technology transfer plan for such Manufacturing Technology Transfer.
4.4    Continuing Knowledge Transfer. At Hengrui’s cost and expense and subject to Section 4.6, during the Term, Hengrui will transfer to Licensee any additional Licensed Know-How (including Regulatory Documentation, CMC-related technology, and any associated manufacturing process technology) that has not been previously transferred to Licensee as soon as reasonably practicable after (a) such additional Licensed Know-How first comes into the Control of Hengrui or any of its Affiliates, or

(b) a previous failure to transfer such Licensed Know-How is discovered (the “Continuing Knowledge Transfer”).
4.5    Cooperation and Assistance.
4.5.1    At Licensee’s reasonable request, Hengrui will provide Licensee and its designees with reasonable assistance with respect to each Knowledge Transfer, including by providing Licensee and its designees with reasonable access by teleconference or videoconference (or, to the extent requested by Licensee, in-person meetings) to personnel of Hengrui, its Affiliates or any of its Third Party contractors involved in Development or Manufacturing matters related to the Licensed Know-How, as applied to Licensed Compounds and Licensed Products, to provide a reasonable level of technical assistance and consultation in connection with such Knowledge Transfer. In addition to the Knowledge Transfer, upon the reasonable request of Licensee, Hengrui will provide Licensee with reasonable technical assistance in connection with the Licensed Know-How and the Development of the Licensed Compounds and the Licensed Products in the Field in or for the Territory.
4.5.2    The assistance and support provided by Hengrui or its Affiliates under Section 4.5.1, 5.5.1 and 5.5.2, collectively, [***]. In any event, Licensee will reimburse Hengrui for all reasonable and documented out-of-pocket costs incurred by Hengrui or its Affiliates in connection with providing any assistance under Section 4.5.1, 5.5.1 or 5.5.2; provided that, prior to incurring any out-of-pocket costs [***], Hengrui informs Licensee in writing and obtains Licensee’s written approval. Hengrui will invoice Licensee for such costs (which invoice will include reasonably sufficient detail so as to enable Licensee to confirm the accuracy of such invoice and the activities performed thereunder) and Licensee will remit all undisputed amounts to Hengrui [***].
4.6    English Translation. For any Know-How that a Party is required to transfer to or share with the other Party under this Agreement (including as set forth in this ARTICLE IV and Section 5.4), if such Know-How is written in a language other than English and the English-language copy of such Know-How exists at the time such Party transfers to or shares with the other Party such Know-How in its original language, such Party will provide the other Party with such English-language copy “as is.” With respect to any such Know-How written in a language other than English for which an English-language copy does not exist, to the extent specified on Schedule 4.1, Hengrui will provide an English-language translation, with translation of such Licensed Know-How to be provided free of charge. For clarity, translation of any other Know-How will be managed by Licensee at Licensee’s cost and expense.
ARTICLE V
DEVELOPMENT AND REGULATORY MATTERS
5.1    Research and Development Responsibilities. Subject to the terms and conditions of this Agreement, Licensee will be solely responsible for the Development of the Licensed Compounds and the Licensed Products in the Field in or for the Territory conducted by or on behalf of Licensee at its own cost and expense. Hengrui will be solely responsible for the Development of the Licensed Compounds and the Licensed Products in the Field in the Hengrui Territory conducted by or on behalf of Hengrui at its own cost and expense.
5.2    Global Development; Crossed-Territory Development.
5.2.1    If the Parties agree to coordinate any specific Development activities for the benefit of the Licensed Products in both Parties’ territories, the Parties will negotiate in good faith and agree on the details of such activities, including allocation of responsibilities, budget and cost sharing.

Without limiting the generality of the foregoing, if Licensee intends to conduct any Global Clinical Trial involving one or more jurisdictions in the Hengrui Territory and one or more jurisdictions in the Territory (“Crossed-Territory Global Clinical Trial”), it will notify Hengrui thereof in writing and the Parties will discuss whether or not to jointly conduct such Global Clinical Trial.
5.2.2    To the extent that Hengrui and Licensee mutually agree to jointly conduct any Crossed-Territory Global Clinical Trial of a Licensed Product after the Effective Date, [***] (“Crossed-Territory Global Development Plan”), [***] (“Global Clinical Trial Data”) [***].
5.2.3    Notwithstanding anything to the contrary in this Agreement, regardless of whether the Parties agree to mutually conduct any Crossed-Territory Global Clinical Trial or include any Global Clinical Trial Data in the Licensee Collaboration IP, [***] (“Global Clinical Trial Safety Data”) [***].
5.2.4    Neither Party will conduct any Clinical Trial of Licensed Products that is not a Crossed-Territory Global Clinical Trial in the other Party’s territory without such other Party’s prior written consent, not to be unreasonably withheld, delayed, or conditioned. If the Parties mutually agree that a Party may conduct any Clinical Trial of Licensed Products that is not Crossed-Territory Global Clinical Trial in the other Party’s territory, [***].
5.3    Diligence; Territory-Specific Development Plans and Reports.
5.3.1    Licensee will, by itself or through any of its Affiliates or their Sublicensees, use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for, and, after obtaining Regulatory Approval, Commercialize at least one (1) Licensed Product (a) in the United States and (b) in at least three (3) of the European MMCs.
5.3.2    [***], (a) Licensee will provide Hengrui with an initial development plan (such plan, as amended from time to time, the “Licensee Territory Development Plan”), which development plan will set forth with reasonable details, inter alia, all material Development activities (including all in vivo studies and Clinical Trials) to be conducted by or on behalf of Licensee in order to obtain Regulatory Approvals for the applicable Licensed Products in the Field in the Territory and (b) Hengrui will provide Licensee with an initial development plan (such plan, as amended from time to time, the “Hengrui Territory Development Plan”), which development plan will set forth with reasonable details, inter alia, all material Development activities (including all in vivo studies and Clinical Trials) to be conducted by or on behalf of Hengrui in order to obtain Regulatory Approvals for the applicable Licensed Products in the Field in the Hengrui Territory. Each Party will have the right to amend or update its Territory-Specific Development Plan; provided that, (i) any such amendments or updates will be consistent with such Party’s obligations under this Agreement (including, with respect to Licensee, its diligence obligations) and (ii) each Party will provide the other Party with an updated Territory-Specific Development Plan at the next regularly-scheduled meeting of the JSC.
5.3.3    Licensee will provide Hengrui with an annual detailed written report regarding the progress of its Development activities prior to the end of each Calendar Year, which report will be at a level of detail reasonably requested by Hengrui and sufficient to enable Hengrui to determine Licensee’s compliance with its diligence obligations under this Agreement.
5.3.4    Hengrui will, by itself or through any of its Affiliates, use Commercially Reasonable Efforts to complete the Clinical Trial for the Licensed Product that Hengrui is conducting [***].

5.4    Development Record; Data Exchange and Use. Each Party will maintain complete, current and accurate records of all Development activities conducted by or on behalf of it under this Agreement, and all Know-How resulting from such activities. Such records will fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party will, and will ensure that its Affiliates and Sublicensees (and the applicable licensees in the case of Hengrui) will, document all non-clinical studies and clinical trials in formal written study records in accordance with all Applicable Laws, including applicable national and international guidelines such as ICH and the applicable cGCP and cGLP. To the extent permitted by Applicable Laws, each Party will use Commercially Reasonable Efforts (or, in the case of Hengrui and with respect to Clinical Trials that are listed and described on Schedule 5.4, in accordance with Schedule 5.4) to collect or cause to be collected, and acquire Control of, echocardiograms and related images and data from all study subjects participating in Clinical Trials for Licensed Products conducted by or on behalf of it under this Agreement; provided that a Party will not have any liability under this Agreement and will not be held liable for breach of this Agreement in the event that such Party fails to collect or cause to be collected such echocardiograms and related images and data (so long as such Party has used Commercially Reasonable Efforts to discuss and negotiate with the relevant site an agreement that allows such Party to collect or cause to be collected echocardiograms and related images and data from study subjects participating in the relevant Clinical Trial). As between the Parties, each Party will own all data generated by such Party in its Development of the Licensed Compounds and the Licensed Products in the Field in or for its respective territory. Subject to compliance with Applicable Law and Sections 10.3 and 5.2, each Party will, upon reasonable request of the other Party, provide the other Party with original-language copies of all material data and results (including pre-clinical, clinical, and non-clinical data) that are (a) Controlled by such Party or its Affiliates, (b) generated in its or its Affiliates’ and Sublicensees’ (or, in the case of Hengrui, the applicable licensees’) Development of the Licensed Compounds and the Licensed Products in the Field in or for its respective territory, but excluding any data and results generated in connection with its or its Affiliates’ and Sublicensees’ (or, in the case of Hengrui, the applicable licensees’) Development of a Combination Product other than data and results specifically related to the Licensed Compound component(s) of such Combination Product (but not the Other Component(s) contained therein) that are not required by Applicable Law for seeking, obtaining or maintaining Regulatory Approval of the Licensed Compounds or Licensed Products that are not Combination Products in the Field in or for the Territory or the Hengrui Territory, as applicable, or otherwise complying with the applicable regulatory requirements with respect to such Licensed Compounds or Licensed Products in the Territory or the Hengrui Territory, as applicable, and (c) necessary or reasonably useful for the Development of the Licensed Compounds and the Licensed Products in or for such other Party’s territory, including all supporting documentation (collectively, “Development Data”). For clarity, all Development Data Controlled by Hengrui or any of its Affiliates will be deemed Licensed Know-How and, subject to Section 5.2 with respect to Global Clinical Trial Data Controlled by Licensee or its Affiliates, all Development Data Controlled by Licensee or its Affiliates will be deemed Licensee Collaboration IP. In addition to the licenses granted under Section 2.1.1, subject to Section 5.2 with respect to Global Clinical Trial Data Controlled by Licensee or its Affiliates, each Party will have the right to use the Development Data provided by the other Party pursuant to this Section 5.4 for the purpose of Developing, obtaining and maintaining Regulatory Approvals for, and Commercializing the Licensed Compounds and the Licensed Products in the Field in the Hengrui Territory (in the case of Hengrui) or the Territory (in the case of Licensee), including fundraising, sublicensing, and other business development activities of such Party related to the Licensed Compounds and the Licensed Products. For the sake of clarity, with respect to Licensee, the foregoing right will include the Development Data from Hengrui’s ongoing Phase 3 Clinical Trial for the Licensed Product in the Hengrui Territory. Notwithstanding the foregoing, with respect to Hengrui, the foregoing right will [***] (excluding Global Clinical Trial Safety Data) unless the Parties reach an agreement with respect to the applicable Global Clinical Trial as provided in Section 5.2.2. Any cost incurred by either Party in providing Development Data pursuant to this Section 5.4, including out-of-pocket cost and internal cost, will be borne by such Party.
5.5    Regulatory Responsibilities.
5.5.1    As between the Parties, Licensee will have the sole right and responsibility to perform all regulatory activities with respect to all Licensed Compounds or Licensed Products in or for the Territory, including (a) conducting all correspondence, meetings, teleconferences and other communications with Regulatory Authorities, and (b) filing all INDs, NDAs and other filings with Regulatory Authorities, in each case of clauses (a) and (b) above, regarding Licensed Compounds and Licensed Products in or for the Territory, provided that Hengrui will provide reasonable assistance to Licensee at Licensee’s request. As between the Parties, Hengrui will have the sole right and responsibility, at its cost, to perform all regulatory activities with respect to all Licensed Compounds or Licensed Products in the Field in the Hengrui Territory, including (i) conducting all correspondence, meetings, teleconferences and other communications with Regulatory Authorities, and (ii) filing all INDs, NDAs and other filings with Regulatory Authorities, in each case of clauses (i) and (ii) above, regarding Licensed Compounds and Licensed Products in the Field in the Hengrui Territory, provided that Licensee will provide reasonable assistance to Hengrui at Hengrui’s request.
5.5.2    Each Party will reasonably cooperate with the other Party in connection with such other Party’s regulatory activities with respect to the Licensed Compounds and Licensed Products, including by providing access to its qualified personnel on a reasonable basis to consult with the other Party with respect to such regulatory activities and copies of its Regulatory Documentation. With respect to assistance and support provided by Hengrui to Licensee under this Section 5.5.2, Section 4.5.2 will apply. With respect to assistance and support provided by Licensee to Hengrui under this Section 5.5.2, Hengrui will reimburse Licensee for all Licensee’s internal FTE Costs and reasonable, documented out-of-pocket costs incurred by Licensee in providing such support and assistance to Hengrui in connection with Hengrui’s regulatory activities under Section 5.5.1 and this Section 5.5.2; provided that, prior to incurring any out-of-pocket costs [***], Licensee informs Hengrui in writing and obtains Hengrui’s written approval. Licensee will invoice Hengrui for such costs (which invoice will include reasonably sufficient detail so as to enable Hengrui to confirm the accuracy of such invoice and the activities performed thereunder) and Hengrui will remit all undisputed amounts to Licensee [***].
5.5.3    With respect to any Development or Manufacturing activities in connection with any Licensed Compound or Licensed Products conducted by or on behalf of Licensee or any of its Affiliates or Sublicensees in the Hengrui Territory, Licensee shall keep Hengrui fully informed of any regulatory submissions and communications with Regulatory Authorities in the Hengrui Territory. Licensee shall provide Hengrui with sufficient advance notice and time to review and comment on all such material submissions to and communications with any Regulatory Authority in the Hengrui Territory and shall, and shall cause its Affiliates and Sublicensees to, consider Hengrui’s comments in good faith. In addition, Licensee shall, [***], provide Hengrui with copies of all material documents, submissions, filings, information and correspondence related to any Licensed Compound or Licensed Product submitted to or received from a Regulatory Authority in the Hengrui Territory by Licensee or any of its Affiliate or Sublicensees. Licensee shall provide Hengrui with notice of any meeting or discussion with any Regulatory Authority in the Hengrui Territory related to any Licensed Compound or Licensed Product no later than [***]. Hengrui shall have the right, but not the obligation, to attend and participate in any such meeting or discussion.

5.6    Right of Reference. Subject to Section 5.2 with respect to Global Clinical Trial Data Controlled by Licensee or its Affiliates, each Party hereby grants to the other Party the right of reference to all Regulatory Documentation Controlled by such Party or its Affiliates pertaining to the Licensed Compounds or Licensed Products submitted by or on behalf of such Party or any of its Affiliates or Sublicensees (or the applicable licensees in the case of Hengrui). Licensee may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval, if applicable, of the Licensed Compounds or Licensed Products in the Field in or for the Territory. Hengrui may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval, if applicable, for the Licensed Products in the Field in the Hengrui Territory. Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 5.6. Notwithstanding the foregoing, with respect to [***].
5.7    Safety; Adverse Event Reporting. Promptly following the Effective Date, but in any event no later than [***], the Parties will enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Licensed Products, including that [***], safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”); provided that, if Licensee (a) undergoes a Change of Control event in which the acquiring or combining Third Party is a Qualified Entity or (b) grants to a Qualified Entity an exclusive sublicense under the license granted under Section 2.1.1 to Exploit any and all Licensed Compounds or Licensed Products in the Field in the Territory, the Parties hereby agree that [***]. Such procedures will be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws. Each Party will hold the primary responsibility for reporting quality complaints, adverse events and safety data related to the Licensed Products in its territory to such database and to the applicable Regulatory Authorities in its territory, as well as responding to safety issues and to all requests of Regulatory Authorities in its territory related to the Licensed Products, in each case at its own cost and to the extent required by the Applicable Laws. Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates and (sub)licensees to comply with such obligations.
5.8    Notification of Threatened Action. Each Party will immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by any Regulatory Authority, which may materially affect the Development, Manufacture, Commercialization or regulatory status of any Licensed Product or otherwise relates to the safety or efficacy claims of any Licensed Product or the continued marketing of any Licensed Product. Upon receipt of such information, the Parties will promptly consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.
5.9    Audits by Regulatory Authority. Each Party will promptly notify the other Party of any inspections of such Party or any of its Affiliates or their subcontractors conducted by any Regulatory Authority or other Governmental Authority with respect to any Licensed Compound or Licensed Product, and any related findings to the extent that such inspections relate to the activities conducted hereunder.
ARTICLE VI
MANUFACTURING AND COMMERCIALIZATION
6.1    Manufacturing Responsibilities.
6.1.1    [***], Hengrui (or an Affiliate of Hengrui) and Licensee will enter into a clinical supply agreement, which will include terms substantially consistent with the material terms set forth in Schedule 6.1.1, and an associated quality agreement pursuant to which Hengrui or its Affiliate will

Manufacture and supply to Licensee and its Affiliates and its or their Sublicensees Licensed Product for use in Clinical Trials in the Territory (“Clinical Supply”) in accordance with the terms and conditions thereof (such supply agreement, the “Clinical Supply Agreement,” and such quality agreement, the “Quality Agreement”). Such Clinical Supply will include finished drug product sufficient for the Phase 1 Clinical Trials, Phase 2 Clinical Trials, Phase 2/3 Clinical Trials, and Phase 3 Clinical Trials to be conducted in the Territory for the Licensed Product, and, if required by Licensee, raw materials, intermediates, and drug substance used to Manufacture Licensed Products for use in Clinical Trials in the Territory, in each case, in quantities and qualities as mutually agreed upon by the Parties in writing or otherwise under the Clinical Supply Agreement or the Quality Agreement, [***]. All finished products to be supplied as part of Clinical Supply will be provided in primary packaging only. For clarity, Licensee will not be obligated to order any Clinical Supply from Hengrui under the Clinical Supply Agreement.
6.1.2    Notwithstanding any provision to the contrary herein, and subject to completion of the Manufacturing Technology Transfer, Licensee will itself or through its Affiliates or Sublicensees be responsible for the manufacture and supply of Licensed Compound and Licensed Product for commercial supply in the Territory. The Parties may discuss in good faith the Manufacture and supply by Hengrui for Licensee and its Affiliates and Sublicensees of Licensed Compound and Licensed Product for commercial supply in the Territory.
6.1.3    Except for the IND Enabling Materials transferred as part of the IND Enabling Materials Transfer and the Clinical Supply, Licensee will have the sole right and responsibility, at its own expense, to conduct all aspects of the Manufacture of the Licensed Compounds and Licensed Products in the Field in or for the Territory, including all process and formulation development in connection therewith, and all relevant CMC activities.
6.2    Commercialization Responsibilities. Licensee itself or through its Affiliates or Sublicensees will have the sole right and responsibility, at its own expense, to conduct all aspects of the Commercialization of the Licensed Products in the Field in or for the Territory, including (a) developing and executing a commercial launch and pre-launch plan; (b) negotiating with applicable Governmental Authorities regarding the pricing and reimbursement status of the Licensed Products; (c) marketing and promotion (including promotional materials); (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to Applicable Law relating to the marketing, detailing and promotion of the Licensed Products.
6.3    Marking. To the extent required by Applicable Law, Licensee will, and will cause its Affiliates and their Sublicensees to, mark each Licensed Product sold under this Agreement with the number of each issued Licensed Patent that applies to such Licensed Product in accordance with Applicable Law.
6.4    Distributorships. Licensee will have the right, in its sole discretion, to appoint its Affiliates, and Licensee and its Affiliates will have the right, in its sole discretion, to appoint any other Persons, in each case, to distribute, market, offer for sale and sell the Licensed Products in the Territory (with or without packaging rights) in circumstances where the Person purchases its requirements of Licensed Products from Licensee or its Affiliates or its designee(s) (such Person, when appointed by Licensee or its Affiliates and when not an Affiliate of Licensee, a “Distributor”). The term “packaging rights” in this Section 6.4 means the right for the Distributor to package Licensed Products supplied in unpackaged bulk form into individual ready-for-sale packs.

ARTICLE VII
PAYMENTS AND RECORDS
7.1    Upfront Payment. In partial consideration of the rights granted to Licensee under this Agreement, Licensee will pay to Hengrui a one-time, non-refundable, non-creditable upfront payment of Thirty-Two Million and Five Hundred Thousand Dollars (U.S.$32,500,000) (the “Upfront Payment”) within [***] after the Effective Date.
7.2    Equity Consideration.
7.2.1    In partial consideration of the rights granted to Licensee under this Agreement, Licensee hereby agrees to issue to Hengrui, upon the initial closing of Licensee’s Equity Financing, a number of Consideration Shares [***] (the “Applicable Price Per Share”); [***]. No fractional Consideration Shares will be issued under this provision resulting from such calculation, and Licensee will make a cash payment in lieu of such fractional shares.
7.2.2    Subject to Section 7.2.3(a), the issuance of Consideration Shares will be upon and subject to the same terms and conditions applicable to Preferred Stock sold in the Equity Financing, and Hengrui hereby agrees that in connection with, and upon receipt of, the Consideration Shares, Hengrui will enter into those agreements entered into by investors in the Equity Financing relating to the purchase and sale of such securities as well as registration, co-sale, rights of first refusal, rights of first offer and voting rights, if any, relating to such securities (the “Equity Financing Agreements”).
7.2.3    For purposes of this Section 7.2, the following terms will have the definitions given below:
(a)    “Consideration Shares” means the shares of Licensee’s preferred stock, having the identical rights, privileges, preferences and restrictions as the shares of Preferred Stock, provided, however: (i) the per share liquidation preference of such shares will be junior to the Preferred Stock and senior to any other shares of Licensee’s capital stock to which the liquidation preference provided to the Preferred Stock is senior, (ii) such shares will not be entitled to be voted to elect any member of the board of directors, (iii) such shares will be non-voting, except with respect to matters adversely and disproportionately affecting the Consideration Shares, and (iv) such shares will not be entitled to any preemptive rights.
(b)    “Equity Amount” means $32,500,000.
(c)    “Equity Financing” means Licensee’s next bona fide transaction or series of transactions consummated after the date of this Agreement with the principal purpose of raising capital, pursuant to which Licensee issues and sells shares of its preferred stock.
(d)    “Excess Amount” means the Equity Amount minus the value of Consideration Shares (calculated based on the Applicable Price Per Share) actually issued to Hengrui.
(e)    “Fully Diluted Shares Outstanding” means the number of shares of common stock of Licensee outstanding immediately following the final closing of the Equity Financing (calculated assuming the conversion of all securities convertible into common stock and assuming the exercise of all outstanding options and warrants, and including all shares of common stock reserved and available for future grant under any equity incentive or similar plan of Licensee, or any equity incentive or similar plan to be created or increased in connection with the Equity Financing).

(f)    “Preferred Stock” means the shares of preferred stock issued to investors in the Equity Financing.
7.3    Technology Transfer Milestone Payments. Within [***] the first achievement of a milestone event described in this Section 7.3 (each, a “Technology Transfer Milestone Event”) by Hengrui or its Affiliates, Licensee will notify Hengrui (or Hengrui will notify Licensee) of such achievement and Hengrui will issue to Licensee an invoice for the corresponding milestone payment amount as set forth in the chart below (each, a “Technology Transfer Milestone Payment”). Subject to the terms and conditions of this Agreement and timely receipt of such invoice, Licensee will pay to Hengrui the corresponding non-refundable, non-creditable Technology Transfer Milestone Payment in Dollars [***].

No.	Technology Transfer Milestone Event	Technology Transfer Milestone Payment Amount (Dollars)
(1)	[***]	[***]
(2)	[***]	[***]
(3)	[***]	[***]
	Maximum Total Technology Transfer Milestone Payments	$10,000,000
7.4    Development Milestone Payments. On a Licensed Compound-by-Licensed Compound basis, [***] after the first achievement of a milestone event described in this Section 7.4 (each, a “Development Milestone Event”) by or on behalf of Licensee or any of its Affiliates or its or their Sublicensees, Licensee will notify Hengrui of such achievement and Hengrui will issue to Licensee an invoice for the corresponding milestone payment amount as set forth in the chart below (each, a “Development Milestone Payment”). Subject to the terms and conditions of this Agreement and timely receipt of such invoice, Licensee will pay to Hengrui the corresponding non-refundable, non-creditable Development Milestone Payment in Dollars [***].

No.	Development Milestone Event	Development Milestone Payment Amount (Dollars)
(1)	[***]	[***]
(2)	[***]	[***]
	Maximum Total Development Milestone Payments (for each Licensed Compound)	$13,000,000
Each Development Milestone Payment will be payable on a Licensed Compound-by-Licensed Compound basis and only once for each Licensed Compound on the first Licensed Product containing such Licensed Compound to first achieve such Development Milestone Event, regardless of the number of Licensed Products containing the same Licensed Compound, or the number of times the same Licensed Product, achieves such Development Milestone Event.
[***].
7.5    Commercial Milestone Payments. [***] upon first achievement of such milestone event described in this Section 7.5 (each, a “Commercial Milestone Event”) by or on behalf of Licensee or any of its Affiliates or its or their Sublicensees, Licensee will notify Hengrui of such achievement and Hengrui will issue to Licensee an invoice for the corresponding milestone payment amount as set forth in the chart below (each, a “Commercial Milestone Payment”). Subject to the terms and conditions of this Agreement and timely receipt of such invoice, Licensee will pay to Hengrui the corresponding non-refundable, non-creditable Commercial Milestone Payment in Dollars [***].

No.	Commercial Milestone Event	Commercial Milestone Payment Amount (Dollars)
(1)	[***]	[***]
(2)	[***]	[***]
(3)	[***]	[***]
(4)	[***]	[***]
(5)	[***]	[***]
(6)	[***]	[***]
(7)	[***]	[***]
(8)	[***]	[***]
(9)	[***]	[***]
	Maximum Total Commercial Milestone Payments	$1,000,000,000
For purposes of this Section 7.5, “Annual Net Sales for all Licensed Products containing the same Licensed Compound” means the aggregated Net Sales of all Licensed Products containing the same Licensed Compound in the Territory in a Calendar Year. Each Commercial Milestone Payment in this Section 7.5 will be payable only once for all Licensed Products under this Agreement upon the first achievement of the relevant Commercial Milestone Event, regardless of the number of Licensed Products or the number of times Licensed Products achieve such Commercial Milestone Event. [***].
7.6    Royalty Payments. In consideration for the licenses granted to Licensee herein, and subject to the terms and conditions of this Agreement, during the applicable Royalty Term, on a Licensed Product-by-Licensed Product and country-by-country basis, Licensee will pay to Hengrui royalties based on a percent of annual Net Sales of such Licensed Product in the Territory as follows:

Annual Net Sales (in Dollars) for a Licensed Product in the Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
The obligation to pay royalties will be imposed only once with respect to the same unit of Licensed Product sold by Licensee, its Affiliates or its or their Sublicensees. For payment, upon receiving a Royalty Report, subject to the terms and conditions of this Agreement, Licensee will pay to Hengrui that amount in Dollars at the same time Licensee delivers the Royalty Reports to Hengrui pursuant to Section 7.13.2.
This Section 7.6 is intended to provide for payments to Hengrui equal to the percentages of Net Sales set forth in this Section 7.6 for the duration of the Royalty Term. In establishing this payment structure, the

Parties recognize, and Licensee acknowledges, that the payments made and other consideration provided by Licensee hereunder are in consideration for the license to use and practice the Licensed Technology and Joint Collaboration IP during the Royalty Term regardless of the expiration of any Licensed Patents. The Parties agree that the royalties set forth above, which are subject to Section 7.7, are appropriate for the duration of the Royalty Term. The Parties have agreed to the payment structure set forth herein as part of the overall consideration for Hengrui to enter into this Agreement.
7.7    Royalty Reductions.
7.7.1    Subject to Section 7.7.4 and the rest of this Section 7.7.1, on a Licensed Product-by-Licensed Product and country-by-country basis, if Licensee (and its Affiliates and their Sublicensees) obtains a license under any Patent or Know-How or Regulatory Documentation from a Third Party that (a) is Necessary for the Licensed Product in such country, or (b) is reasonably useful for the Exploitation of such Licensed Product in such country and the Parties mutually agree a license thereunder should be subject to the royalty reduction set forth in this Section 7.7.1, Licensee will be entitled to deduct from the royalty payment due to Hengrui under this Agreement with respect to such Licensed Product and such country [***] of royalty payments paid to a Third Party with respect to such Licensed Product and such country during such Calendar Quarter in consideration for the grant of such license for the Commercialization of such Licensed Product.
(a)    For the purpose of this Section 7.7.1, “Necessary” means: (i) with respect to any Patent of a Third Party, that the Exploitation of the applicable Licensed Product in the applicable country under this Agreement would, in the absence of a license under such Patent, infringe at least one Valid Claim of such Patent; or (ii) with respect to any Know-How or Regulatory Documentation of a Third Party (excluding any such Know-How or Regulatory Documentation which was misappropriated by Licensee or its Affiliates or Sublicensees, or their respective employees, agents, or contractors as a result of any improper or unauthorized acquisition, disclosure, or use (unless such Know-How or Regulatory Documentation was provided by Hengrui or any of its Affiliates or (sub)licensees)), that the Exploitation of the applicable Licensed Product in the applicable country under this Agreement would, in the absence of a license under such Know-How or Regulatory Documentation, misappropriate such Know-How or Regulatory Documentation.
(b)    Notwithstanding anything to the contrary in this Agreement, if the license obtained under this Section 7.7.1 is due to any Other Components, Licensee will not be entitled to the foregoing deduction with respect to such license.
7.7.2    On a Licensed Product-by-Licensed Product and country-by-country basis, subject to Section 7.7.4:
(a)    during any portion of the Royalty Term, if any Licensed Product is not Covered by a Valid Claim of the Licensed Patents Covering the composition of matter of such Licensed Product in such country, the royalty rate set forth in Section 7.6 with respect to such Licensed Product and such country will be reduced by [***]; and
(b)     if, during any Calendar Quarter during the Royalty Term for such Licensed Product in such country there are one (1) or more Generic Products being sold in such country with respect to such Licensed Product, then, (i) subject to Section 7.7.4, the royalty rate set forth in Section 7.6 with respect to such Licensed Product in such country will be reduced to [***] of the applicable rate set forth in Section 7.6, for so long as at least one (1) Generic Product with respect to such

Licensed Product is being sold in such country, and (ii) if the quarterly Net Sales of the corresponding Licensed Product in such country subsequently decreases by [***] or more compared to the average quarterly Net Sales of such Licensed Product in such country achieved in [***] prior to the first sale of any Generic Product(s) in such country, then, subject to Section 7.7.4, the royalty rate set forth in Section 7.6 with respect to such Licensed Product in such country will be reduced to [***] of the original royalty rate set forth in Section 7.6 for so long as at least one (1) Generic Product is being sold in such country.
7.7.3    Subject to Section 7.7.4, if during the Royalty Term for any Licensed Product in the United States, such Licensed Product is designated as a Selected Drug by the Secretary of the U.S. Department of Health and Human Services, and Licensee, its Affiliate or any of its or their Sublicensees is required to negotiate, and is ultimately subject to, a Maximum Fair Price that will apply to sales of such Licensed Product during the Price Applicability Period, then, for the purposes of calculating royalties of such Licensed Product pursuant to Section 7.6, the applicable royalty rates set forth in Section 7.6 for the Net Sales of such Licensed Product in the United States during the Price Applicability Period will be reduced [***]. The calculation of the royalty reduction under this Section 7.7.3 will be conducted separately for each Licensed Product in the United States. Licensee will have sole and absolute discretion with respect to any matters relating to the Exploitation of any Licensed Products which relate to or are affected by the Inflation Reduction Act, including negotiations with respect to a Maximum Fair Price. If, during the Royalty Term for a Licensed Product in any country (including the United States) any Applicable Law similar or analogous in nature to the Inflation Reduction Act applies and results in the negotiation of, or automatic application of, a maximum price (or other similar or analogous mechanism) applicable to all or some sales of the Licensed Product, then the mechanism set out in this Section 7.7.3 will apply with such adjustments as the Parties agree are reasonably necessary in relation to the relevant Applicable Law.
7.7.4    For each Licensed Product in each country, except for the deduction/reduction specified in Section 7.7.2(b)(ii), the deductions/reductions set forth in this Section 7.7 will be cumulative, such that any deduction/reduction will be applied to the applicable royalty rate under Section 7.6 after taking into effect any prior occurring deduction/reduction, provided that (a) the total of the deductions/reductions set forth in Sections 7.7.1, 7.7.2(a) and 7.7.3 may not cause payments of royalties under Section 7.6 to Hengrui in any Calendar Quarter to be reduced to [***] of the amounts that would have been due for sale of such Licensed Product in such country as specified in Section 7.6 during such Calendar Quarter; and (b) the total of the deductions/reductions set forth in this Section 7.7 will in no event cause payments of royalties under Section 7.6 to Hengrui in any Calendar Quarter to be reduced to less than [***] of the amounts that would have been due for sale of such Licensed Product in such country as specified in Section 7.6 during such Calendar Quarter. However, in the event there are amounts in this Section 7.7 that Licensee is unable to credit due to the immediately preceding sentence with respect to a given Licensed Product and a given country, then Licensee would be entitled to carry over such amounts and credit them in future Calendar Quarters against any royalty payments due to Hengrui under Section 7.6 with respect to such Licensed Product and such country, subject always to the immediately preceding sentence.
7.8    Flipping Transaction. Licensee will pay to Hengrui the Flipping Transaction Payment Amount (if applicable) in accordance with Schedule 7.8.
7.9    Payment Terms; Exchange Rate. All Net Sales and royalties payable hereunder will be expressed in Dollars. Conversion of Net Sales, payments or reimbursable costs incurred hereunder that are recorded in local currencies to Dollars by a Party, its Affiliates or its or their Sublicensees will be performed at an exchange rate equal to the weighted average of the exchange rates for the relevant currency, as published by The Wall Street Journal, Eastern U.S. Edition, during the Calendar Quarter in which such Net Sales or reimbursable costs are generated or incurred or for which such payments are due, as applicable.
7.10    Late Payments.
7.10.1    Interest on Late Payments. If a Party does not receive payment of any undisputed sum due to it on or before the due date therefor, then it will notify the paying Party. The paying Party will pay interest on any undisputed late payments (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***].
7.10.2    Right to Offset. Upon notice by Licensee, Licensee will have the right to offset any amount owed by Hengrui to Licensee under or in connection with this Agreement which obligation is not being contested by Hengrui in good faith, including in connection with any breach or indemnification obligation by Hengrui pursuant to ARTICLE XI, against any payments owed by Licensee to Hengrui under this Agreement; provided that Licensee may only offset the applicable amount if Hengrui does not notify Licensee in writing of a dispute regarding such obligation [***]. Such offsets will be in addition to any other rights or remedies available under this Agreement and Applicable Law.
7.11    Payment Method. All payments by Licensee to Hengrui under this Agreement will be paid in Dollars, and all such payments will be made by bank wire transfer in immediately available funds to the bank account designated by Hengrui in writing; provided that such account information is provided to Licensee [***].
7.12    Taxes.
7.12.1    General. Subject to the remainder of this Section 7.12.1, in the event that Licensee is required, under Applicable Law, to withhold any deduction or tax from any payment due to Hengrui under this Agreement, such amount will be deducted from the payment to be made by Licensee, paid to the proper taxing authority, and Licensee will promptly provide Hengrui with copies of any tax certificate or other documentation evidencing such payment. Except as otherwise provided in this Section 7.12.1, any such required withholding taxes will be at the sole expense of, and borne by Hengrui. Notwithstanding the foregoing, the Parties acknowledge and agree that if (a) Licensee undertakes any restructuring, redomiciling, reorganization or other action (but expressly excluding a Change of Control of Licensee), and thereafter any payment made by Licensee to Hengrui under this Agreement is subject to a deduction or withholding of tax, and such deduction or withholding obligation results in the amount of such payment received by Hengrui being less than the amount of such payment that Hengrui would have received had no such action occurred (after any applicable deduction or withholding of tax that would have applied had no such action occurred), or (b) Licensee requires an Affiliate, Sublicensee, Subcontractor, Distributor, or successor (other than successor in interest by virtue of a Change of Control of Licensee) to make a payment owed by Licensee under this Agreement to Hengrui directly to Hengrui and such Affiliate, Sublicensee, Subcontractor, Distributor, or successor makes such payment directly to Hengrui, and such payment is subject to a deduction or withholding of tax and, such deduction or withholding obligation results in the amount of such payment received by Hengrui being less than the amount of such payment that Hengrui would have received had such payment been made directly by Licensee (after any applicable deduction or withholding of tax that would have applied had such payment been made directly by Licensee had none of the actions listed in clause (a) occurred) (in each case ((a) and (b)), such action, a “Withholding Tax Action”), then notwithstanding anything to the contrary herein, the payment owed by Licensee (in respect of which such deduction and withholding of tax is required to be made) will be increased to take into account such increased withholding taxes as may be necessary to ensure that, after making all required withholdings (including withholdings on additional amounts), Hengrui (or its assignee, Affiliate, or successor) receives an amount equal to the same amount that it would have received had no Withholding Tax Action occurred. The Parties agree to cooperate in claiming refunds or exemptions from, or reductions in, any deductions or withholdings under any Applicable Law or treaty to ensure that any amounts required to be withheld pursuant to this Section 7.12.1 are reduced to the fullest extent permitted by Applicable Law.
7.12.2    Indirect Taxes. All payment amounts are exclusive of any sales, use, value-added, goods and services, gross receipts and similar turnover or gross margin taxes, together with any penalties and interest in respect thereof (each an “Indirect Tax”). If any amount of Indirect Tax is chargeable in respect of a payment, Licensee will pay such Indirect Tax at the applicable rate in respect of such payment following the receipt of an invoice in the appropriate form as required under Applicable Law from Hengrui in respect of those payments, such Indirect Tax to be payable on the later of (a) the due date of the payment to which such Indirect Tax relates and (b) [***]. The Parties will use commercially reasonable efforts to cooperate to minimize Indirect Taxes in connection with this Agreement, as applicable, including applying for an exemption to any value-added taxes.
7.12.3    Tax Allocation and Characterization. Licensee will allocate payment amounts among the jurisdictions in the Territory in accordance with Applicable Law and will not withhold United States taxes on any amounts that can be properly allocated to a non-United States jurisdiction or that can be properly characterized as proceeds from the sale of a capital asset. The Parties acknowledge and agree that, unless otherwise required by (a) a change in Applicable Law after the date hereof or (b) a “determination” within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended, (1) the following payments will not be subject to United States withholding taxes, provided that Hengrui provides a valid Internal Revenue Service Form W-8BEN-E: (i) the upfront payment payable pursuant to Section 7.1, (ii) the equity consideration payable pursuant to Section 7.2, (iii) the Technology Transfer Milestone Payments payable pursuant to Section 7.3, and (iv) the Development Milestone Payments payable pursuant to Section 7.4, and (2) the Commercial Milestone Payments payable pursuant to Section 7.5, and royalties payable pursuant to Section 7.6, in each case will be apportioned reasonably based on the country or countries in which the underlying Net Sales were made.
7.12.4    Tax Treatment. For U.S. income tax purposes solely, both Parties agree that this Agreement will constitute a taxable sale of the Licensed Technology from Hengrui to Licensee in exchange for the consideration described in Section 7.1 through Section 7.8.
7.13    Reports.
7.13.1    Commencing as of the First Commercial Sale, for so long as any Royalty Term remains in effect for a given Licensed Product, Licensee will, with respect to each Calendar Quarter (or portion thereof), provide a written report to Hengrui showing (a) the amount of the gross and Net Sales of the Licensed Product, on a Licensed Product-by-Licensed Product and country-by-country basis, during such Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars); (b) the applicable royalty rates for each Licensed Product in each country after applying any permitted deductions set forth in Section 7.7; (c) a calculation of the royalties which will have accrued hereunder with respect to Net Sales due to Hengrui with respect to such Licensed Product for such Calendar Quarter; (d) the withholding taxes, if any, required by law to be deducted in respect of such royalties; and (e) the exchange rates (as determined pursuant to Section 7.9 herein) used in determining the royalty amount expressed in Dollars (each, a “Royalty Report”).

7.13.2    Royalty Reports will be due [***] following the end of the Calendar Quarter to which such Royalty Report relates. [***], Licensee will, and will cause its Affiliates and Sublicensees to, keep complete and accurate records in sufficient detail to properly reflect all gross sales, Net Sales and royalty rate calculations and to enable the royalties and other payments payable hereunder to be determined.
7.14    Audits.
7.14.1    Upon the written request of one Party (the “Auditing Party”) and with [***] prior written notice, but not more than [***], the other Party (the “Audited Party”) will permit an independent certified public accounting firm of internationally recognized standing, selected by the Auditing Party and reasonably acceptable to the Audited Party, at the Auditing Party’s sole cost and expense (except as set forth in this Section 7.14), to have access during normal business hours to such of the records of the Audited Party and its Affiliates as required to be maintained under this Agreement to verify the accuracy of the Royalty Reports, royalties, and any other payments due hereunder and any invoices submitted by Audited Party to the Auditing Party. Such accountants may audit only records relating to Royalty Reports, invoices, or payments made [***] that have not been previously audited by the Auditing Party. The accounting firm will disclose to the Auditing Party only whether the Royalty Reports, invoices or payments (as applicable) were correct or not, and the specific details concerning any discrepancies and such information will be shared at the same time with the Audited Party. No other information obtained by such accountants will be shared with the Auditing Party without the prior consent of the Audited Party unless disclosure is required by Applicable Laws or judicial order.
7.14.2    If such accounting firm concludes pursuant to Section 7.14.1 that any royalties or other payments were owed but not paid to the Auditing Party, the Audited Party will pay the additional royalties or payments, with interest from the date originally due as provided in 7.10, [***] following the date the Audited Party receives such accounting firm’s written report so concluding. If such accounting firm concludes pursuant to Section 7.14.1 that any costs were improperly invoiced to and actually paid by the Auditing Party, the Audited Party will reimburse the additional costs [***] following the date the Audited Party receives such accounting firm’s written report so concluding. The fees charged by such accounting firm will be paid by the Auditing Party; except that if the audit discloses that the royalties and other payments payable by the Audited Party or costs invoiced to and actually paid by the Auditing Party for the audited period are more than [***] of the royalties and other payments actually paid or the costs actually owed for such period, then the Audited Party will pay the reasonable documented fees and expenses charged by such accounting firm for conducting such review. If such accounting firm concludes that (a) the royalties or other payments paid by the Audited Party were more than what was owed during such period, or (b) the costs that were paid by the Auditing Party were less than what was owed during such period, then the Auditing Party will refund the overpayments (in the case of clause (a)) or pay the underpayments (in the case of clause (b)) [***] following the date the Auditing Party receives such accounting firm’s written report so concluding.
7.14.3    If the Auditing Party desires to have the Audited Party perform an audit of any Sublicensee of the Audited Party, the Auditing Party may, with reasonable prior notice to the Audited Party, reasonably request the Audited Party perform such audit, in which case the Audited Party will perform such audit, at the Auditing Party’s sole cost and expense, in accordance with the terms of the applicable Sublicense; provided that in no event will the Audited Party be obligated to perform more than one such audit of any Sublicensee in a given Calendar Year or with respect to a period that has been previously audited by the Audited Party. If such audit reveals any royalties or other payments were owed but not paid to the Auditing Party, the Audited Party will pay such additional royalties or payments to the

Auditing Party as provided in Section 7.14.2, mutatis mutandis, and if the underpayments were large enough in value that the Sublicensee is required to pay or reimburse the Audited Party for the costs of the audit under the terms of the applicable Sublicense, the Audited Party will reimburse the Auditing Party for the reasonable documented fees and expenses charged by the accounting firm for conducting the audit.
7.15    Confidential Financial Information. The Parties will treat all financial information subject to review under this ARTICLE VII or under any Sublicense as Confidential Information of such Party as set forth in ARTICLE VIII, and will cause its accounting firm to retain all such financial information in confidence under terms substantially similar to those set forth in ARTICLE VIII and with respect to each inspection, the independent accounting firm will be obliged to execute for each Party’s benefit a reasonable confidentiality agreement prior to commencing any such inspection.
ARTICLE VIII
CONFIDENTIALITY
8.1    Non-Disclosure Obligations.
8.1.1    Except as otherwise provided in this ARTICLE VIII, [***], each Party and their respective Affiliates will maintain in confidence, and use only for purposes as expressly authorized and contemplated by this Agreement (including for performing such Party’s obligations and exercising such Party’s rights under this Agreement or any Ancillary Agreements (it being understood that Hengrui will have the right to use the Product-Specific Licensed Know-How for the Exploitation of any Licensed Compound or Licensed Product in the Hengrui Territory or Manufacture of any Licensed Compound or Licensed Product in the Territory for the Exploitation thereof in the Hengrui Territory or Terminated Territory)), all Confidential Information of the other Party. Without limiting the foregoing, each Party will use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its and its Affiliates’ employees, agents, consultants, clinical investigators and any sublicensees or subcontractors only make use of the other Party’s Confidential Information for purposes as expressly licensed or otherwise authorized, and do not disclose or make any unauthorized use of such Confidential Information. Each Party will use Commercially Reasonable Efforts to maintain the confidentiality and proprietary nature of the Licensed Know-How and Licensee Collaboration IP.
8.1.2    “Confidential Information” means all technical, business or other information, including confidential or proprietary Know-How (including the terms of this Agreement and information relating to such Party’s or its Affiliates’ research programs, development, marketing and other business practices and finances), data, documents or other materials, disclosed or supplied by the other Party or its Affiliates or their sublicensees, whether orally, in writing or in electronic form and whether prior to, on or after the Effective Date, under or in connection with this Agreement or the CDA; provided that notwithstanding anything to the contrary, (a) any Licensed Know-How that is solely related and specific to any of the Licensed Compounds or Licensed Products (other than, for clarity, Know-How related to any Other Components contained therein) (such Licensed Know-How, collectively, “Product-Specific Licensed Know-How”) will be considered (i) the Confidential Information of Licensee and Hengrui during the Term (with respect to which each Party will be deemed a disclosing Party and a receiving Party) and (ii) the Confidential Information of Hengrui after the Term (with respect to which Licensee will be deemed the receiving Party and, notwithstanding the first sentence of Section 8.1.1, Hengrui’s confidentiality and non-use obligations thereunder will terminate immediately thereafter); (b) any Know-How and Regulatory Documentation included in the Licensee Collaboration IP will be considered the Confidential Information of Licensee (with respect to which Licensee will be deemed the disclosing Party and Hengrui will be deemed the receiving Party); and (c) any Joint Collaboration IP, as well as any terms and conditions of this Agreement, will be deemed the Confidential Information of Licensee and Hengrui (with respect to which each Party will be deemed a disclosing Party and a receiving Party).
8.2    Permitted Disclosures.
8.2.1    Notwithstanding the foregoing, the provisions of Section 8.1 will not apply to Confidential Information of the disclosing Party that the receiving Party can establish by competent written proof:
(a)    have become published or otherwise entered the public domain or become generally available to the public other than by breach of this Agreement, wrongful act, fault or negligence by or on the part of the receiving Party or its Affiliates, Sublicensees (or licensees in the case of Hengrui) or any other Persons to whom the receiving Party or any of its Affiliates or Sublicensees (or licensees in the case of Hengrui) has disclosed the relevant Confidential Information;
(b)    are permitted to be disclosed by prior written consent of the other Party in writing;
(c)    have become known to the receiving Party by a Third Party; provided that (i) such Confidential Information was not obtained by such Third Party directly or indirectly from the disclosing Party on a confidential basis and without the right to so disclose to such receiving Party;
(d)    prior to disclosure under this Agreement, was already in the possession of the receiving Party, its Affiliates or their (sub)licensees; provided that such exception will not apply to any Licensed Know-How or Joint Collaboration IP; or
(e)    have been independently developed by or for the receiving Party without the aid, application, use or reference of or to the disclosing Party’s Confidential Information and outside this Agreement; provided that such exception will not apply to any Joint Collaboration IP.
8.2.2    Notwithstanding the disclosures permitted under this Section 8.2.2 as set forth below, any Confidential Information so disclosed will remain subject to the confidentiality obligations of Section 8.1, unless and until any exceptions described in Section 8.2.1 will apply. Either Party may disclose Confidential Information to the extent such disclosure is made:
(a)    in response to a valid order of a court of competent jurisdiction or other Governmental Authority or Regulatory Authority or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators (including the rules and regulations of any stock exchange or trading market on which the disclosing Party’s (or its parent’s) securities are first listed or thereafter traded (or to which an application for listing has been submitted by such Party or its parent, including any potential merger partner)); provided that the receiving Party will first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or requirement be held in confidence by such court or agency; provided further that the Confidential Information disclosed in response to such court or governmental order or Applicable Law will be limited to that information which is, in the reasonable view of the disclosing Party, legally required to be disclosed in response to such court or governmental order or Applicable Law (including the rules and regulations of any stock exchange or trading market on which the disclosing Party’s (or its parent’s) securities are first listed or traded (or to which an application for listing has been submitted by such Party or its parent, including any potential merger partner));
(b)    by either Party, to their Affiliates or Sublicensees (or licensees in the case of Hengrui) solely for such Affiliates or Sublicensees (or licensees in the case of Hengrui) to perform such Party’s obligations or exercise such Party’s rights under this Agreement (it being understood that, subject to Section 8.1.1, Hengrui will have the right to disclose the Product-Specific Licensed Know-How for the Exploitation of any Licensed Compound or Licensed Product in the Hengrui Territory or Manufacture of any Licensed Compound or Licensed Product in the Territory for the Exploitation thereof in the Hengrui Territory or Terminated Territory), provided such Affiliates or Sublicensees (or licensees in the case of Hengrui) are subject to written or similarly enforceable obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein;
(c)    upon written notice to the other Party (to the extent reasonably practicable), by either Party (or any of its Affiliates or their Sublicensees (or licensees in the case of Hengrui)), to the extent reasonably necessary to exercise its right to prepare, file, prosecute, maintain, extend, enforce and defend any of the Licensed Patents, Joint Collaboration Patents or Licensee Patents;
(d)    by either Party (or any of its Affiliates or their Sublicensees (or licensees in the case of Hengrui)), to a Regulatory Authority, as reasonably required or useful in connection with any filing, submission or communication with respect to any Licensed Compound or Licensed Product in the Territory (in the case of Licensee being the receiving Party) or in the Hengrui Territory (in the case of Hengrui being the receiving Party);
(e)    by either Party (or any of its Affiliates or their Sublicensees (or licensees in the case of Hengrui)) to any actual or potential Third Party collaborator, contractor, licensee, or partner with respect to the Exploitation of a Licensed Compound or Licensed Product in the Hengrui Territory (in the case of Hengrui) or the Territory (in the case of Licensee) or otherwise as may be necessary or reasonably useful in connection with the exercise of rights or performance of obligations of such Party hereunder (including in connection with any litigation with respect thereto) (it being understood that, subject to Section 8.1.1, Hengrui will have the right to disclose the Product-Specific Licensed Know-How for the Exploitation of any Licensed Compound or Licensed Product in the Hengrui Territory or Manufacture of any Licensed Compound or Licensed Product in the Territory for the Exploitation thereof in the Hengrui Territory or Terminated Territory); provided that such Third Party recipient is subject to written or similarly enforceable obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein (but of shorter duration if customary);
(f)    by either Party (or any of its Affiliates or their Sublicensees (or licensees in the case of Hengrui)) to any actual or potential acquisition partners, (sub)licensees or Sublicensees, financing sources, lenders, investors or advisors (including attorneys, accountants, consultants, bankers or financial advisors of the foregoing) who require such Confidential Information for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license, collaboration, financing or other business transaction (with respect to disclosure to acquisition partners, financing sources, lenders or investors) or providing advice to the receiving Party or the applicable Affiliate or Sublicensee (or licensees in the case of Hengrui) (with respect to disclosure to advisors); provided that such Third Party recipient is subject to written or similarly enforceable obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein (but of shorter duration if customary).

8.3    Publications. During the Term, if either Party intends to publish, publicly present or otherwise publicly disclose any paper, publication, oral presentation, abstract, poster, manuscript or other presentation relating to the Licensed Compounds or Licensed Products (each, a “Publication”), such Party will provide the other Party an opportunity to review such Publication to determine whether such Publication contains the other Party’s Confidential Information or jointly owned Confidential Information. The Party seeking to make a Publication (the “Publication Party”) will deliver to the other Party (the “Non-Publication Party”) a copy of any such proposed Publication or the proposed oral disclosure, together with any slides or other materials to be provided in connection with such oral disclosure (if any), at least [***] prior to submission for abstract (or [***] prior to submission for any other publication or presentation) for review by the Non-Publication Party. The Non-Publication Party will have the right, at its sole discretion, to: (a) require the removal of its Confidential Information (including, for clarity, jointly owned Confidential Information) from any such Publication, or (b) request a reasonable delay in publication or presentation in order to protect patentable information. If the Non-Publication Party requests such a delay provided in the foregoing clause (b), then the Publication Party will delay submission or presentation for a period of [***] after its provision of the copy of the proposed Publication or disclosure to enable patent applications protecting the Non-Publication Party’s rights in such information and the Parties will discuss in good faith with respect thereto. Hengrui’s failure to take actions described in the foregoing clauses (a) and (b) will be construed as a consent to the relevant disclosure in the proposed Publication, but will not be construed as consent to the disclosure of Hengrui’s Confidential Information or the waiver of Licensee’s obligations under any other provisions of this ARTICLE VIII. Licensee’s failure to take actions described in the foregoing clauses (a) and (b) will not be construed as a consent to the relevant disclosure in the proposed Publication, and will not be construed as consent to the disclosure of Licensee’s Confidential Information or the waiver of Hengrui’s obligations under any other provisions of this ARTICLE VIII.
8.4    Press Releases and Other Communications to Third Parties. On a date to be mutually determined by the Parties, the Parties will issue a press release regarding the signing of this Agreement in substantially the form attached hereto as Schedule 8.4. Other than as required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are first listed or traded (or to which an application for listing has been submitted by such Party or its parent, including any potential merger partner), the Parties will not, without the prior written approval of the other Party (not to be unreasonably withheld, conditioned or delayed), make any public announcement concerning either this Agreement (including the subject matter hereof) or furnish any statement to any Person concerning the existence of this Agreement, its terms and the transactions contemplated hereby, except for (a) press releases made in compliance with this Section 8.4, and (b) disclosures made in compliance with Section 8.1, Section 8.2 and Section 8.5. The Parties agree that after a disclosure made in a manner consistent with this Section 8.4, including the issuance of the initial press release and any subsequent public announcement, each Party may make subsequent public disclosures reiterating any information contained in same without having to obtain the other Party’s consent and may post any such publication or a link to it on its website without the consent of the other Party, so long as any such public disclosures are not inconsistent with prior public disclosures or public announcements approved by the other Party pursuant to this Section 8.4 and which do not reveal any non-public information about or Confidential Information of the other Party.
8.5    Use of Name. Except as expressly provided herein, neither Party will mention or otherwise use the name, logo or trademark of the other Party or any of its Affiliates or any of its or their (sub)licensees (or any abbreviation or adaptation thereof) (including any Product Trademark) in any publication, press release, marketing and promotional material or other form of publicity without the prior written consent of such other Party; provided, however, that each Party will have the right to use the other

Party’s name and logo on such Party’s website and marketing and promotional materials for the sole purpose of identifying the other Party as its licensor or licensee, as applicable, without the requirement to obtain such consent. The restrictions imposed by this Section 8.5 will not prohibit (a) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement or (b) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party (or its parent) are listed (or to which an application for listing has been submitted by such Party or its parent, including any potential merger partner).
8.6    Return or Destruction of Confidential Information. Upon the effective date of the termination of this Agreement for any reason but subject to ARTICLE XII, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement, each Party will, upon and in accordance with the other Party’s request in writing, either (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party will be permitted to retain such Confidential Information (x) to the extent necessary or reasonably useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All such Confidential Information will continue to be subject to the terms of this Agreement for the period set forth in Section 8.1 following any termination of this Agreement.
ARTICLE IX
INTELLECTUAL PROPERTY
9.1    Ownership.
9.1.1    Background IP. As between the Parties, each Party will remain the owner of all intellectual property rights owned by or licensed to such Party as of the Effective Date or which are generated or acquired by such Party on or after the Effective Date other than in the course of performing the activities under this Agreement.
9.1.2    Sole Inventions. As between the Parties, each Party will have sole ownership of the Inventions solely conceived, reduced to practice, discovered, developed or otherwise made by or on behalf of such Party (collectively, “Sole Inventions” and with respect to Licensee, “Licensee Sole Inventions” and with respect to Hengrui, “Hengrui Sole Inventions”). All Patents claiming any Licensee Sole Inventions will be referred to herein as “Licensee Patents,” and all Patents claiming any Hengrui Sole Inventions will be referred to herein as “Hengrui Sole Invention Patents”.
9.1.3    Joint Inventions. Each Party will have a one-half undivided ownership of the full right, title and interest in and to any Inventions conceived, reduced to practice, discovered, developed or otherwise made by or on behalf of the Parties or their respective Affiliates jointly (such Inventions, collectively the “Joint Collaboration IP”). All Patents claiming any Joint Collaboration IP will be referred to herein as “Joint Collaboration Patents”, and all Know-How included in Joint Collaboration

IP will be referred to herein as “Joint Collaboration Know-How”. Hengrui’s interest in any Joint Collaboration Patents will be considered Licensed Patents, and Hengrui’s interest in any Joint Collaboration Know-How will be considered Licensed Know-How; and Licensee’s interest in any Joint Collaboration IP will be considered Licensee Collaboration IP. Subject to the other terms and conditions of this Agreement (including the licenses and other rights granted under this Agreement or any Ancillary Agreement by a Party to the other Party and its Affiliates), each Party will have the right to Exploit, including license, the Joint Collaboration IP, without a duty of accounting or any obligation to seek consent from the other Party to exploit such Joint Collaboration IP. To the extent necessary to effect the foregoing, each Party grants to the other Party a non-exclusive, irrevocable, perpetual, fully-paid, worldwide license, with the right to grant sublicenses through multiple tiers, under the granting Party’s interest in Joint Collaboration IP, for any and all purposes, subject to the other terms and conditions of this Agreement (including, for clarity, the exclusive license granted by a Party to the other Party and its Affiliates in Section 2.1).
9.1.4    Disclosure of Joint Collaboration IP. Each Party will promptly disclose to the other in writing and will cause its Affiliates, and its and their (sub)licensees to so disclose, any Know-How within the Joint Collaboration IP. Each Party will also respond promptly to reasonable requests from the other Party for additional information relating to such Know-How as reasonably necessary to exercise such Party’s rights and perform its obligations, hereunder and under any Ancillary Agreement, with respect thereto.
9.1.5    Inventorship. The determination of inventorship of Inventions and the determination of whether Joint Collaboration IP is invented, reduced to practice, discovered, developed or otherwise made under this Agreement jointly with the other Party, in each case, for the purpose of allocating intellectual property rights therein, will be made in accordance with United States patent laws.
9.2    Patent Prosecution and Maintenance.
9.2.1    Right to Prosecute and Maintain. As between the Parties, Licensee will have the first right, but not the obligation, to Prosecute and Maintain all Licensed Patents in the Territory that solely claim or Cover the Licensed Compound(s) or the Licensed Product(s) and do not claim or Cover any compound that is not a Licensed Compound or product that is not a Licensed Product (collectively, “Product-Specific Licensed Patents”) and Joint Collaboration Patents in the Territory, and all Licensee Patents, worldwide, at Licensee’s own cost and expense. Product-Specific Licensed Patents include the Licensed Patents identified as Product-Specific Licensed Patents on Schedule 10.2.5. As between the Parties, Hengrui will have the first right, but not the obligation, to Prosecute and Maintain all Licensed Patents filed or issued in the Territory that are not Product-Specific Licensed Patents (“Other Licensed Patents”). As between the Parties, Hengrui will have the sole and exclusive right, but not the obligation, to Prosecute and Maintain (a) all Licensed Patents and Joint Collaboration Patents in the Hengrui Territory, and (b) all Hengrui Sole Invention Patents filed or issued worldwide that are not Licensed Patents, in each case, at Hengrui’s own cost and expense.
9.2.2    Review and Comment Rights. Licensee will keep Hengrui reasonably informed of the status of the Product-Specific Licensed Patents, and Joint Collaboration Patents in the Territory. Licensee (or its designee) will provide Hengrui with drafts of all proposed material filings and correspondence to any patent authorities with respect to the Product-Specific Licensed Patents and Joint Collaboration Patents for Hengrui’s review and comment reasonably at least [***] in advance of the intended submission of such proposed filings and correspondence. Licensee (or its designee) will reasonably take into consideration in good faith Hengrui’s comments prior to submitting such proposed filings and correspondence. If Hengrui does not provide such comments at least [***] prior to the proposed submission date, then Hengrui will be deemed to have no comment to such proposed filings or correspondence.
9.2.3    Additional Hengrui Rights. Licensee will notify Hengrui of any decision to cease Prosecution and Maintenance of any Product-Specific Licensed Patents or Joint Collaboration Patents in the Territory. Licensee will provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Product-Specific Licensed Patents or Joint Collaboration Patents. In such event, Hengrui will have the right (but not the obligation), at Hengrui’s discretion and expense, to continue the Prosecution and Maintenance of such Product-Specific Licensed Patent or Joint Collaboration Patent in Hengrui’s name. Hengrui’s Prosecution and Maintenance of such Product-Specific Licensed Patents or Joint Collaboration Patents will not change the Parties’ respective rights and obligations under this Agreement with respect to such Product-Specific Licensed Patents or Joint Collaboration Patents other than those expressly set forth in this Section 9.2.3.
9.2.4    Additional Licensee Rights. Hengrui will keep Licensee reasonably informed of the status of the Other Licensed Patents in the Territory and will notify Licensee of any decision to cease Prosecution and Maintenance of any Other Licensed Patents in the Territory. Hengrui will provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Other Licensed Patents. In such event, Licensee will have the right (but not the obligation), at Licensee’s discretion and expense, to continue the Prosecution and Maintenance of such Other Licensed Patent in Hengrui’s name. Licensee’s Prosecution and Maintenance of such Other Licensed Patents will not change the Parties’ respective rights and obligations under this Agreement with respect to such Other Licensed Patents other than those expressly set forth in this Section 9.2.4.
9.2.5    Patent Term Extension and Supplementary Protection Certificate. As between the Parties, Licensee (or any of its Affiliates or their Sublicensees) will have the first right, but not the obligation, to make decisions regarding, and to apply for, patent term extensions in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. § 156 et. seq. and in other jurisdictions in the Territory pursuant to supplementary protection certificates, and in all jurisdictions in the Territory with respect to any other extensions that are now or become available in the future, wherever applicable, for the Product-Specific Licensed Patents and Joint Collaboration Patents in the Territory, and with respect to the Licensed Products (collectively, the “Extensions”), in each case, including whether or not to do so. Hengrui will provide prompt and reasonable assistance with respect thereto, as requested by Licensee and at Licensee’s expense and cost, including by taking such action as patent holder as is required under any Applicable Law to obtain such Extension. If Licensee (or its designee) decides to abandon an Extension in a particular country, Licensee will give Hengrui prompt notice thereof (not less [***] before any action is required to avoid abandonment or lapse), and Hengrui will have the right to continue such Extension at Hengrui’s sole expense and cost pursuant to this Section 9.2.5. As between the Parties, Hengrui will have the sole right, but not the obligation, with respect to the Extensions for all Licensed Patents and Joint Collaboration Patents in the Hengrui Territory.
9.2.6    Regulatory Patent Listing. Licensee (or any of its Affiliates or their Sublicensees) will have the sole and exclusive right, but not the obligation, for all Licensed Products and in all countries in the Territory, to file appropriate information with the applicable Regulatory Authority to obtain the listing of any Product-Specific Licensed Patent or Joint Collaboration Patent in the patent listing source in such country in the Territory, if any. Licensee will not seek to list any Other Licensed

Patent in any such patent listing source without the prior written consent of Hengrui, such consent not to be unreasonably withheld.
9.2.7    Common Ownership Under Joint Research Agreements. This Agreement will be understood to be a joint research agreement under 35 U.S.C. § 102(c) entered into for the purposes of Developing, Manufacturing and Commercializing Licensed Compounds or Licensed Products. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h). Neither Party will (a) unilaterally invoke the provisions of or (b) be required by this reference to have any Patent take advantage of or become subject to, such §103(c), in each case, without the other Party’s prior written consent.
9.2.8    Cooperation. Each Party will, and will cause its Affiliates, licensors (to the extent permissible under the terms of applicable license), sublicensees, and its or their inventors to, reasonably cooperate with the other Party or anyone acting on such Party’s behalf with regard to the Prosecution and Maintenance of any Patent described in Section 9.2.1 in order to reasonably implement the foregoing provisions of this Section 9.2, at the other Party’s expense and cost. Such cooperation may include such Party’s execution of necessary legal documents, coordinating filing or prosecution of applications to avoid potential issues during prosecution (including novelty, non-obviousness, enablement, estoppel and double patenting), and the assistance of such Party’s relevant personnel and the transfer of the applicable patent files to the other Party.
9.3    Enforcement of Licensed Technology and Joint Collaboration IP.
9.3.1    Notification of Infringement. In the event that either Party becomes aware of an alleged existing or threatened infringement or misappropriation of any Licensed Technology or Joint Collaboration IP in the Territory (“Infringement”), it will promptly notify the other Party and provide the other Party with all details of such infringement of which it is aware. For the purpose of this Section 9.3, “Competitive Infringement” means any such alleged existing or threatened (a) infringement of any Licensed Patents or Joint Collaboration Patents, or (b) misappropriation of (i) any Licensed Know-How solely related and specific to any Licensed Compound or Licensed Product or (ii) any Joint Collaboration Know-How, in each case ((a) and (b)), on account of a Third Party’s Exploitation of any Licensed Compound or Licensed Product in the Territory.
9.3.2    Enforcement. As between the Parties, Licensee will have the first right, but not the obligation, to bring, control and settle any Patent or Know-How enforcement action (“Enforcement Action”) against any alleged or confirmed Competitive Infringement in the Territory at its own expense as it reasonably determines appropriate, using counsel of its choice. If Licensee does not commence an Enforcement Action to abate any such Competitive Infringement, within [***] of either Party providing a notice of existing or threatened Competitive Infringement under Section 9.3.1, then Hengrui will have the right to commence any such Enforcement Action at its own expense using counsel of its choice. As between the Parties, Hengrui will have the sole right, but not the obligation, to bring, control and settle any Enforcement Action against any alleged or confirmed Infringement in the Hengrui Territory at its own expense.
9.3.3    Enforcement of Other Licensed Patents. Notwithstanding anything to the contrary in this Agreement, in any Enforcement Action that Licensee undertakes, Licensee will use Commercially Reasonable Efforts to assert Product-Specific Licensed Patents against the relevant Competitive Infringement, without asserting any Other Licensed Patents; provided that, in the event that, with respect to a country in the Territory, it is necessary for Licensee to assert any Other Licensed Patents to effectively pursue, or prevail in, an Enforcement Action against any alleged or confirmed Competitive Infringement as determined by Licensee reasonably and in good faith (after consultation with Hengrui) with the supporting advice of reputable patent counsel engaged by Licensee which will be reasonably acceptable to Hengrui, then with respect to the Territory, Licensee may bring or control any Enforcement Action asserting any Other Licensed Patents against any alleged or confirmed Competitive Infringement only with the prior written consent of Hengrui (not to be unreasonably withheld, conditioned, or delayed, except that Hengrui may withhold consent where such assertion would reasonably be expected to materially adversely affect Hengrui’s or any its Affiliates’ or licensees’ rights to Exploit a compound or product of Hengrui or any of its Affiliate or licensees claimed by or under such Other Licensed Patents), and in coordination with Hengrui. Hengrui will have the right to participate in such Enforcement Action, at its own expense, through counsel of its choice, and to review and comment on all substantive filings and submissions in advance. For clarity, Section 9.6 will apply to such Enforcement Action.
9.3.4    Assistance. At the request of the other Party (or any of its Affiliates or their Sublicensees (or licensees in the case of Hengrui)), each Party will provide reasonable assistance in connection with any enforcement action brought by the other Party (or any of its Affiliates or their Sublicensees (or licensees in the case of Hengrui)) hereunder, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required, and the other Party (or any of its Affiliates or their Sublicensees (or licensees in the case of Hengrui)) will reimburse such Party for its reasonable out-of-pocket costs incurred in providing any such assistance.
9.3.5    Costs and Recoveries. With respect to an Enforcement Action brought by a Party (or any of its Affiliates or their (sub)licensees) under Section 9.3.2, any recovery realized as a result of such enforcement action (whether by way of settlement or otherwise) will be applied in the following priority: (a) to reimburse the Parties for their costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses) and (b) retained by the Party bringing such Enforcement Action (or any of its Affiliates or their (sub)licensees); provided that, if Licensee (or any of its Affiliates or their Sublicensees) is the Party bringing such Enforcement Action, such remainder retained by it will be deemed Net Sales under this Agreement.
9.3.6    Other Infringements. As between the Parties, Hengrui will have the sole right, but not the obligation, to bring and control, at its own cost and expense, any Enforcement Action in connection with any Infringement in the Territory that is not a Competitive Infringement and Section 9.3.3 and 9.3.5 will apply, mutatis mutandis, to such Enforcement Action.
9.4    Third Party Actions.
9.4.1    Notification of Third Party Action. Each Party will immediately disclose to the other Party in writing any warning letter or other notice of infringement or misappropriation received by a Party, or any action, suit or proceeding brought against a Party alleging infringement of a Patent or misappropriation of intellectual property of any Third Party with regard to any aspect of the past, current or future Exploitation of any Licensed Compounds or Licensed Products by either Party, any of its Affiliates or (sub)licensees pursuant to this Agreement, including any defense or counterclaim in connection with an infringement action initiated pursuant to this Section 9.4 (each, a “Third Party Action”).
9.4.2    Licensee Right to Defend in the Territory. As between the Parties, Licensee (or any of its Affiliates or their Sublicensees), through counsel of its choosing, will have the first right, but not the obligation, to assume direction and control of the defense against any Third Party Action

(including direction and control of related litigation, settlement, appeal or other disposition of Third Party Actions) in the Territory alleging that the Exploitation of any Licensed Compound of Licensed Product by Licensee or its Affiliates or Sublicense infringes or misappropriates a Third Party’s intellectual property rights at its sole cost and expense. If Licensee elects not to defend against such Third Party Action within [***] of either Party providing a notice of such Third Party Action under Section 9.4.1, Hengrui will have the right, but not the obligation, to defend against such action. Any recoveries awarded to the defending Party (or any of its Affiliates or their Sublicensees (or licensees in the case of Hengrui)) in connection with any Third Party Action defended under this Section 9.4.2 will be applied to reimburse the Parties for their costs and expenses incurred in defending such Third Party Action (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), with the balance of any such recoveries being retained or provided to the defending Party (or any of its Affiliates or their Sublicensees (or licensees in the case of Hengrui)). The defending Party (or any of its Affiliates or their Sublicensees (or licensees in the case of Hengrui)) will have the sole and exclusive right to select counsel for such Third Party Action.
9.4.3    Consultation and Cooperation. The Parties may consult with one another on all material aspects of the defense of Third Party Actions. The defending Party will keep the other Party reasonably informed of the status and progress of such efforts and will reasonably consider the other Party’s comments on any such efforts. The Parties will reasonably cooperate with each other in all such actions or proceedings at the defending Party’s cost and expense, and the non-defending Party agrees that it will furnish to the defending Party (or any of its Affiliates or their Sublicensees (or licensees in the case of Hengrui)), upon request of the defending Party (or any of its Affiliates or their Sublicensees (or licensees in the case of Hengrui)), all evidence and information in its Control relating to, or reasonably necessary for, the defense of such actions or proceedings. The non-defending Party also agrees, upon request of the defending Party (or any of its Affiliates or their Sublicensees (or licensees in the case of Hengrui)) and to the extent necessary to defense a Third Party Action, to join as a party to any proceedings initiated in relation to such Third Party Action in relation to the Exploitation of Licensed Products in the Territory at the defending Party’s cost and expense. In any event, the non-defending Party will have the right, at its own expense, to be represented in any such action by counsel of its own choice, and the defending Party and its counsel will reasonably cooperate with non-defending Party and its counsel in strategizing, preparing and prosecuting any such action or proceeding.
9.5    Invalidity or Unenforceability Defenses or Actions. Each Party will promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patents or Joint Collaboration Patents in the Territory by a Third Party of which such Party becomes aware, including, for example, pre-grant and post-grant oppositions, limitation, review, re-examination, nullity or revocation actions, post-grant reviews and other patent office proceedings involving the referenced Patents. Where such allegation or threat is made in an opposition, reexamination, interference or other patent office proceeding or a declaratory judgement action, then the provisions of Section 9.2 will apply; provided however that if a Party wishes to bring an Infringement claim to enforce any Licensed Patent or Joint Collaboration Patent in the Territory, then the provisions of Section 9.3 will apply. Where such allegation or threat is made in a counterclaim to an enforcement action brought under Section 9.3, then the provisions of Section 9.3 will apply. The Parties will reasonably cooperate with each other in all such actions or proceedings, and the defending Party will keep the other Party reasonably informed of the status and progress of such efforts and will reasonably consider the other Party’s comments on any such efforts. The non-defending Party agrees that it will furnish to the defending Party (or any of its Affiliates or their Sublicensees (or licensees in the case of Hengrui)), upon request of the defending Party (or any of its Affiliates or their Sublicensees (or licensees in the case of Hengrui)), all evidence and information in its possession relating to, or reasonably necessary for, the defense of such actions or proceedings.
9.6    Settlement. Each Party will not enter into any settlement or consent judgment or other voluntary final disposition in any infringement or misappropriation action under Section 9.3, 9.4 or 9.5 in a manner that would materially adversely affect or be reasonably expected to materially adversely affect the rights or interests of the other Party, without the prior written consent of such other Party (not to be unreasonably withheld).
9.7    Third Party Rights. If, in the opinion of Licensee, the Exploitation of a Licensed Product hereunder infringes or is reasonably expected to infringe or misappropriate any Patent, Know-How or other intellectual property right of a Third Party in any country or jurisdiction in the Territory, or such intellectual property right is necessary for the Exploitation of a Licensed Product, including being required for Regulatory Approval of a Licensed Product, then Licensee (or any of its Affiliates or their Sublicensees) will have the sole and exclusive right, but not the obligation, to negotiate and obtain a license or other rights from such Third Party to such rights (a “Third Party License”) if such rights cover only countries or jurisdictions in the Territory as necessary or desirable to Exploit such Licensed Product in such country or jurisdiction. The immediately preceding sentence will apply, mutatis mutandis, to Hengrui with respect to the Hengrui Territory (with all references to Licensee and Territory replaced by Hengrui and Hengrui Territory, respectively). Notwithstanding the foregoing, each Party will have the right to obtain a Third Party License covering countries both inside and outside its own territory so long as (a) such Third Party License does not impose any liability, restriction or obligation on the other Party without the other Party’s consent (except for the royalty reduction set forth in and pursuant to Section 7.7.1) and (b) if the underlying intellectual property rights of any Third Party License are also necessary or reasonably useful for the Exploitation of any Licensed Product in the other Party’s territory, such Party has the right under such Third Party License to sublicense (in multiple tiers) such intellectual property rights to such other Party for such Exploitation in such other Party’s territory; provided that (i) in the case of Licensee, if the underlying intellectual property rights of any Third Party License are also necessary or reasonably useful for the Exploitation of any Licensed Product in the Hengrui Territory, or Licensee intends to obtain a Third Party License covering any country or jurisdiction in the Hengrui Territory, or (ii) in the case of Hengrui, if the underlying intellectual property rights of any Third Party License are also necessary or reasonably useful for the Exploitation of any Licensed Product in the Territory, or Hengrui intends to obtain a Third Party License covering any country or jurisdiction in the Territory, then, in each case ((i) and (ii) above), prior to initiating discussions with any such Third Party with respect to obtaining such Third Party License, Licensee (in the case of clause (i) above) or Hengrui (in the case of clause (ii) above) will promptly notify the other Party, and the Parties will promptly discuss in good faith and coordinate on obtaining such Third Party License from such Third Party. In addition, if any Patent, Know-How or other intellectual property right of a Third Party in any country or jurisdiction in the Territory is reasonably useful for the Exploitation of any Licensed Product in the Territory and the Parties mutually agree a license or other rights from such Third Party therefor should be subject to the royalty reduction set forth in Section 7.7.1, Licensee will have the sole and exclusive right, but not the obligation, to negotiate and obtain a license or other rights from such Third Party to such rights (such mutually-agreed license, a “Third Party Optional License”) solely with respect to the Territory as necessary or desirable to Exploit such Licensed Product. With respect to any Third Party Optional License covering countries both inside and outside the Territory, the Parties will promptly discuss in good faith and coordinate on obtaining such Third Party Optional License from such Third Party, including, if the underlying intellectual property rights of any Third Party Optional License are also necessary or reasonably useful for the Exploitation of any Licensed Product in the other Party’s territory, if so requested by such other Party, such Party will obtain the right under such Third Party Optional License to sublicense such intellectual property rights to such other Party for such Exploitation in such other Party’s territory. In the event that Licensee (or any of its Affiliates or their Sublicensees) negotiates and obtains any Third Party License or Third Party Optional License from a Third Party, Licensee will be entitled to deduct royalties payable to such Third Party from the royalties payable to Hengrui hereunder pursuant to and to the extent permitted by Section 7.7.1.
9.8    Trademarks. Licensee (or any of its Affiliates or their Sublicensees) will have the sole and exclusive right but not obligation to select the Trademarks used in connection with the sale or marketing of the Licensed Products in the Territory (any such Trademarks, the “Product Trademarks”), and to register, maintain and defend all Product Trademarks, at Licensee’s (or any of its Affiliates’ or their Sublicensees) own cost and expense. Licensee will own such Product Trademarks. Hengrui will not, and will not permit any of its Affiliates to, (a) use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part of any) Product Trademark and (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to any Product Trademark. Hengrui will not, and will not permit any of its Affiliates to, attack, dispute or contest the validity of or ownership of any Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto. This Section 9.8 will apply, mutatis mutandis, to Hengrui and the Trademarks used in connection with the sale or marketing of the Licensed Products in the Hengrui Territory (with all references to Licensee, Hengrui and Territory replaced by Hengrui, Licensee and Hengrui Territory, respectively).
9.9    Common Interest. All non-public or proprietary information exchanged between the Parties regarding any prosecution, maintenance, enforcement and defense actions under this ARTICLE IX will be deemed to be Confidential Information of each Party or its Affiliates that Controls the applicable intellectual property rights. In addition, each Party acknowledges and agrees that, with regard to such prosecution, maintenance, enforcement and defense, the interests of the Parties as collaborators, licensors or licensees are to, for their mutual benefit, obtain patent protection and plan defense against potential patentability/invalidity challenges, infringement or misappropriation activities by Third Parties, and as such, are aligned and are legal in nature. Each Party agrees and acknowledges that it has not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning intellectual property rights under this ARTICLE IX, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary in this Agreement, to the extent a Party has a good faith belief that any non-public or proprietary information required to be disclosed by such Party to the other Party under this ARTICLE IX is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information unless and until the Parties have agreed upon a procedure (which may include entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity. The Parties will in good faith cooperate to agree upon any such procedures.
ARTICLE X
REPRESENTATIONS AND WARRANTIES; COVENANTS
10.1    Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants, as of the Effective Date, and covenants with respect to the last sentence in Section 10.1.3, Section 10.1.4, the last two sentences in Section 10.1.5, and Section 10.1.6, to the other Party as follows:
10.1.1    Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.
10.1.2    Authority and Binding Agreement. As of the Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms; and (d) its execution of and performance under this Agreement will not violate or breach any obligation or restriction (including any confidentiality or non-competition obligation or any exclusivity restriction) to which such Party is legally bound by contract, judicial order or otherwise.
10.1.3    No Conflict. It is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement. It has the full right to grant the licenses or sublicenses (as applicable) granted herein. During the Term, it will not enter into any agreement, contract, commitment or other arrangement that conflicts with the rights granted to the other Party hereunder or otherwise prevent the other Party from exercising the rights granted to it hereunder.
10.1.4    Compliance with Law. Each Party will comply with all Applicable Law in connection with the execution of, and its performance under, this Agreement. Without limiting the generality of the foregoing, with Licensee’s prior written consent, Hengrui will register a “short-form” version (subject to Licensee’s prior written approval) of this Agreement with applicable Governmental Authorities in Mainland China as may be required by Applicable Law, provided that the “short-form” version will include only information required by Applicable Law to be disclosed to the applicable Governmental Authority for purposes of the required registration. The Parties agree that, notwithstanding the signing of such short-form agreement, this Agreement shall remain in full force and effect and that in the event there is any inconsistencies between this Agreement and the short-form agreement, this Agreement shall control.
10.1.5    No Debarment. (a) Neither it nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or analogous provisions of Applicable Law outside the United States or listed on any excluded list, and (b) neither it nor any of its Affiliates has, to its knowledge, used in any capacity, in connection with the activities to be performed under this Agreement, any individual or entity that has been debarred pursuant to Section 306 of the FFDCA or analogous provisions of Applicable Law outside the United States, or that is the subject of a conviction described in such Section or analogous provisions of Applicable Law outside the United States, or listed on any excluded list. Each Party will, and will cause its Affiliates not to, use in any capacity, in connection with the performance of the activities hereunder, any Person that has been debarred pursuant to Section 306 of the FFDCA (or analogous provisions of Applicable Law outside the United States) or that is the subject of a conviction described in such section. Each Party will inform the other Party in writing promptly if it (or it becomes aware that any such Person that is performing any activities hereunder) is debarred or is the subject of a conviction described in Section 306 of the FFDCA (or analogous provisions of Applicable Law outside the United States) or if (to such Party’s knowledge with respect to such Person performing any material activities hereunder) any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the first Party’s knowledge, is threatened, related to the debarment or conviction of it or any such Person performing any activities hereunder.

10.1.6     Limitations on Funding. Except, in the case of Hengrui, the government funding disclosed in Schedule 10.2 with respect to Section 10.2.9, each Party will not, and will cause its Affiliates not to, use any Third Party (including Governmental Authority) funding with respect to the performance of any activities hereunder that reasonably could diminish the other Party’s rights hereunder without the prior written consent of the other Party in each case.
10.2    Additional Representations, Warranties and Covenants of Hengrui. Except as set forth in Schedule 10.2, Hengrui represents and warrants to Licensee as of the Effective Date, and covenants with respect to the third sentence in Section 10.2.5, as specified below:
10.2.1    Non-Infringement of Licensed Technology by Third Parties. To Hengrui’s knowledge, there are no activities by Third Parties that would constitute misappropriation or infringement of any of the Licensed Technology within the Territory.
10.2.2    Ownership. Hengrui owns the Licensed Technology free and clear of all liens and encumbrances, except for Licensed Technology non-exclusively licensed from, or non-exclusively licensed to, contract research organizations, academic or not-for profit collaborators or principal investigators, or other contractors or subcontractors (such Persons, collectively, the “Relevant Third Parties”) under agreements entered into in the ordinary course of business with such Relevant Third Parties, and where such licenses or the grant of such licenses, as applicable, are incidental to the performance of services or research and development activities under such agreements, customary in the industry for arrangements with such Relevant Third Parties, and do not and would not reasonably be expected to materially encumber or limit Licensee’s practice of the Licensed Technology to Exploit the Licensed Compounds or Licensed Products under this Agreement. Hengrui has the right to grant all rights and licenses it purports to grant to Licensee and its Affiliates under this Agreement and neither such rights and licenses nor any other provision of this Agreement are subject to any in-license or other similar agreements with another Third Party regarding any intellectual property rights licensed hereunder, other than Licensed Technology non-exclusively in-licensed from the Relevant Third Parties. To Hengrui’s knowledge, Hengrui has not misappropriated any intellectual property of a Third Party in connection with Exploiting any of the Licensed Compounds or Licensed Products or conceiving, inventing or otherwise developing any of the Licensed Technology or Hengrui Regulatory Documentation.
10.2.3    Validity and Enforceability. Hengrui has complied in all material respects with all Applicable Law with respect to the filing, prosecution and maintenance of the Licensed Patents. Hengrui has paid all maintenance and annuity fees with respect to the Licensed Patents due. To Hengrui’s knowledge, no dispute regarding inventorship has been alleged or threatened with respect to any Licensed Patents.
10.2.4    No Action or Claim. There are no actual, pending or, to Hengrui’s knowledge, alleged or threatened, adverse actions, suits, claims, interferences, re-examinations, oppositions, inventorship challenges or formal governmental investigations involving any of the Licensed Technology, in each case that are in or before any Governmental Authority, which if adversely determined would have a material effect upon the ability of Hengrui to use or provide any of the Licensed Compounds or Licensed Products, Hengrui Regulatory Documentation or the Licensed Technology in connection with the activities to be conducted hereunder, or to fulfil its obligations pursuant to the terms of this Agreement.
10.2.5    Licensed Patents. Schedule 10.2.5 includes a complete and correct list, in all respects, of all Patents Controlled by Hengrui or any of its Affiliates as of the date hereof that are necessary or reasonably useful for the Exploitation of any Licensed Compound or Licensed Product (except any Licensed Patents non-exclusively licensed from the Relevant Third Parties), and all such listed Patents are “Licensed Patents” hereunder. As of the Effective Date, all Licensed Patents that are identified as “Product-Specific Licensed Patents” in Schedule 10.2.5 are Product-Specific Licensed Patents. During the Term, if Hengrui reasonably believes that any Patent that comes into the Control of Hengrui after the Effective Date falls within the scope of Licensed Patents (except any Licensed Patents non-exclusively licensed from the Relevant Third Parties), Hengrui will as soon as reasonably practicable notify Licensee of such change in the Licensed Patents and provide an updated Schedule 10.2.5 reflecting such change. No rights or licenses from Hengrui or any of its Affiliates are required under the Licensed Technology or Hengrui Regulatory Documentation for Licensee (and its Affiliates and Sublicensees) to Exploit any Licensed Compounds or Licensed Products in the Territory as contemplated herein other than those rights and licenses granted under this Agreement. Neither Hengrui nor any of its Affiliates has previously entered into any agreement, whether written or oral, with respect to or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to (a) any of the Licensed Technology or Hengrui Regulatory Documentation (including by granting any covenant not to sue with respect thereto) or (b) any Patent or other intellectual property or proprietary right that would be Licensed Technology or Hengrui Regulatory Documentation, but for such assignment, transfer, license, conveyance or encumbrance, in each case of clauses (a) and (b), that is inconsistent with the rights and licenses granted to Licensee under this Agreement. To Hengrui’s knowledge, neither the use of any Licensed Know-How supplied by Hengrui hereunder for Development (in or outside the Territory), Manufacture (in or outside the Territory pursuant to the Manufacturing processes provided by Hengrui to Licensee hereunder) nor Commercialization (in the Territory) of HRS-1893 or Licensed Product (containing HRS-1893 as its sole active pharmaceutical ingredient, in the form and formulation existing as of the Effective Date, and not as a Combination Product) pursuant to this Agreement would infringe any intellectual property rights of any Third Party.
10.2.6    Third Party Agreements. There are no exclusivity provisions or any other restrictions in any agreement between Hengrui or any of its Affiliates, on the one hand, and any Third Party that would limit Licensee’s (or any of its Affiliates’ and their Sublicensees’) ability to Exploit the Licensed Compounds or Licensed Products pursuant to this Agreement. Neither Hengrui nor any of its Affiliates are delinquent in any payment obligations to any Third Party, or engaged in any dispute with any Third Party, that would limit Licensee’s (or any of its Affiliates’ and their Sublicensees’) ability to Exploit the Licensed Compounds or Licensed Products pursuant to this Agreement.
10.2.7    Compliance with Applicable Law. The Development and practice of the Licensed Technology owned by Hengrui that has been conducted by Hengrui or any of its Affiliates and, to Hengrui’s knowledge, its and their subcontractors, has been conducted in compliance with all Applicable Law in all material respects. Neither Hengrui nor any of its Affiliates, nor, to Hengrui’s knowledge, any of their respective officers, employees or agents, has made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority or failed to disclose a material fact required to be disclosed to any Regulatory Authority, in each case, related to the Licensed Compounds or Licensed Products. To Hengrui’s knowledge, the pending applications included in Licensed Patents are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law and Hengrui and any of its Affiliates have timely presented all relevant references, documents and information of which it and, to Hengrui’s knowledge, the inventors are aware to the relevant patent examiner at the relevant patent office.
10.2.8    Licensed Technology. (a) Hengrui is not a party to any agreement that would prevent it from granting the rights granted to Licensee under this Agreement or performing its obligations under this Agreement, (b) Hengrui has the full right to grant to Licensee the licenses and other rights set forth in this Agreement, and, to Hengrui’s knowledge, such grant will not result in the misappropriation of any Third Party intellectual property or violation of any Third Party’s rights with respect thereto and (c) Hengrui has not granted to any Third Party any right or license, including any covenant not to sue, to Exploit any of the Licensed Technology, except for non-exclusive licenses and rights granted to the Relevant Third Parties.
10.2.9    Government Funding. The inventions claimed or covered by the Licensed Technology (a) were not conceived, invented or otherwise developed in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, or any other Governmental Authority; other than research activities funded by the government of the People’s Republic of China or its agencies where the terms of the applicable funding do not impose any lien, encumbrance, restriction, grant of rights, or any requirement for action or inaction that would conflict with, limit, or otherwise restrict the rights and licenses granted to Licensee under this Agreement or require the disclosure of any intellectual property, data, or other information to the government of the People’s Republic of China or its agencies, (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. part 401.
10.2.10    Technology Transfer Plan. Schedule 4.1, Schedule 4.2, and Schedule 4.3, collectively, include a complete and correct list, in all material respects, of all Know-How (including data, information and Regulatory Documentation) Controlled by Hengrui or any of its Affiliates that is necessary or reasonably useful for the Development of any of the Licensed Compounds or Licensed Products, except for (a) Licensed Know-How that, if not provided during the Initial Knowledge Transfer, would not reasonably be expected to materially adversely affect Licensee’s Development of the Licensed Compounds or Licensed Products in the Territory, (b) Echo Data, and (c) Licensed Know-How acquired by Hengrui under the [***] Agreement.
10.2.11    Licensed Compounds. To Hengrui’s knowledge, neither Hengrui nor any of its Affiliates (a) own or otherwise Control any Small Molecules that directly binds to and modulate Myosin II, including other regions within the sarcomere, as a primary mechanism of action, other than the Licensed Compounds, and (b) is a party to an Existing Collaboration with respect to the Exploitation of any Small Molecules that directly binds to and modulate Myosin II, including other regions within the sarcomere, as a primary mechanism of action.
10.3    Data Exchange and Use.
10.3.1    Hengrui hereby represents and warrants to Licensee that (a) as of the Effective Date, with respect to Licensed Know-How existing as of the Effective Date, and (b) throughout the Term, with respect to all Licensed Know-How, in each case (a) and (b) above, that is clinical data or Personal Data and required to be transferred to Licensee under this Agreement, Hengrui has obtained and made (or, with respect to those that have not been obtained or made as of the Effective Date, agrees to obtain and make in accordance with this Agreement) all consents, approvals, and filings, in compliance with Applicable Law to transfer such Licensed Know-How to Licensee, and grant the licenses and rights to such Licensed Know-How granted to Licensee under this Agreement.
10.3.2    During the Term, if any consent, approval or filing is required by Applicable Law in order for a Party to transfer to the other Party any Know-How (including clinical data and Personal

Data) or other materials that such Party is required to transfer to the other Party under this Agreement (including ARTICLE IV and Section 5.4), grant the licenses and rights to such Know-How granted under this Agreement, and for the other Party to use such Know-How for the purposes contemplated under this Agreement, such Party (a) will use Commercially Reasonable Efforts to obtain or make such consent, approval or filing, at its sole cost and expense, as soon as reasonably practicable in order not to unduly delay the transfer of such Know-How or other materials, and (b) will keep the other Party reasonably updated with respect to its efforts to obtain or make such consent, approval or filing, including providing relevant reports to the JSC of such efforts, copies of all relevant correspondence with Governmental Authorities related to such efforts, and copies of all consents, approvals and filings once obtained by such Party. Each Party will provide all reasonably necessary assistance to the other Party to enable such transfer.
10.3.3    Notwithstanding anything to the contrary in this Agreement, to the extent prohibited by Applicable Law, neither Party will transfer, or will be required to transfer, to the other Party any Know-How (including clinical data or Personal Data) or other materials before obtaining or making such consent, approval of filing or obtaining a certificate or other clearance. Promptly after the Effective Date, the Parties will discuss and use Commercially Reasonable Efforts to comply with the requirements of Applicable Law for the transfer or other exchange of Personal Data as required under this Agreement, and Hengrui and Licensee will take all further actions necessary to comply with Applicable Law with respect to such transfer or other exchange; provided that neither Party will be obligated to transfer or otherwise exchange any Personal Data to or with the other Party, unless reasonably required for such other Party to Exploit the Licensed Products in the Hengrui Territory (in the case of Hengrui) or the Territory (in the case of Licensee) and such transfer or sharing is permitted by, and in accordance with, the Applicable Laws, including applicable Data Privacy Laws.
10.3.4    To the extent that Hengrui or any of its Affiliates will access any Know-How (including clinical data and Personal Data) that is subject to the Final Rule Implementing Executive Order 14117 of February 28, 2024 (Preventing Access to Americans’ Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern) (“U.S. Bulk Data Final Rule”), 90 Fed. Reg. 1636, 28 C.F.R. Part 202, Hengrui covenants to Licensee that such access (a) involves “regulatory approval data” as defined under the U.S. Bulk Data Final Rule (to the extent that Licensee transfers, makes accessible or otherwise makes available such data consistent with the U.S. Bulk Data Final Rule regarding “regulatory approval data”) and is necessary for Hengrui or its Affiliates to obtain or maintain regulatory authorization or approval or to research or market a drug, biological product, device or a combination product; (b) is ordinarily incident to and part of clinical investigations regulated by the FDA under section 505(i) or 520(g) of the Federal Food, Drug, and Cosmetic Act or clinical investigations that support applications to the FDA for research or marketing permits for drugs, biological products, devices, combination products, or infant formula; or (c) is ordinarily incident to and part of the collection or processing of clinical care data indicating real-world performance or safety of products or the collection or processing of post-marketing surveillance data, and necessary to support or maintain authorization by the FDA.
10.4    Additional Covenants.
10.4.1    Hengrui will not, and will cause its Affiliates not to, grant any lien on any of the Licensed Compounds, Licensed Products, Licensed Technology or Hengrui Regulatory Documentation to any Third Party or knowingly permit any lien to be imposed on any of the Licensed Technology in a manner that would adversely affect Licensee’s rights under this Agreement. Hengrui will not, and will cause its Affiliates and subcontractors not to, misappropriate any intellectual property of a Third Party in connection with the performance of Hengrui’s obligations under this Agreement. Licensee will not, and will cause its Affiliates, Sublicensees and subcontractors not to, misappropriate any intellectual property of a Third Party in connection with the performance of Licensee’s obligations under this Agreement.
10.4.2    To the extent consistent with Hengrui’s rights under the Bankruptcy Code or applicable bankruptcy or insolvency laws in another jurisdiction, Hengrui will not, and will cause its Affiliates not to, take any action or fail to take any required action with respect to the Licensed Compounds, Licensed Products, Licensed Technology or Hengrui Regulatory Documentation that, as a result of such action or inaction, would limit, diminish or otherwise jeopardize Licensee’s ability to exercise the rights and licenses granted to Licensee under this Agreement following a Hengrui Insolvency Event or following a material breach of this Agreement by Hengrui. To the extent consistent with Licensee’s rights under the Bankruptcy Code or applicable bankruptcy or insolvency laws in another jurisdiction, Licensee will not, and will cause its Affiliates not to, take any action or fail to take any required action with respect to the Licensed Compounds, Licensed Products or Licensee Collaboration IP that that would limit, diminish or otherwise jeopardize Hengrui’s ability to exercise the rights and licenses granted to Hengrui under this Agreement following a Licensee Insolvency Event or following a material breach of this Agreement by Licensee.
10.4.3    Hengrui will not, and will cause its Affiliates not to, enter into any agreement with respect to, or otherwise assign, transfer, license, convey or otherwise encumber its right, title or interest in or to any of the Licensed Compounds, Licensed Products, Licensed Technology, Joint Collaboration IP, or any Hengrui Regulatory Documentation (including by granting any covenant not to sue with respect thereto) in a manner that would interfere with Hengrui’s performance of its obligations under this Agreement or limit or diminish the rights or licenses granted to Licensee under this Agreement, except as set forth in Section 2.6.2. Licensee will not, and will cause its Affiliates not to, enter into any agreement with respect to, or otherwise assign, transfer, license, convey or otherwise encumber its right, title or interest in or to any of the Licensee Collaboration IP, including Regulatory Documentation contained therein, or Joint Collaboration IP (including by granting any covenant not to sue with respect thereto) in a manner that would interfere with Licensee’s performance of its obligations under this Agreement or limit or diminish the rights or licenses granted to Hengrui under this Agreement.
10.5    [***].
10.6    Additional Representations and Warranties of Licensee. Licensee represents and warrants to Hengrui that, as of the Effective Date, Licensee (or if different its ultimate parent entity) has determined, in good faith and in accordance with 16 C.F.R. Section 801.10, that the fair market value of the exclusive license to the Licensed Compounds and Licensed Products does not exceed $126.4 million and therefore no filings are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
10.7    Data Privacy and Security.
10.7.1    General. With respect to any Personal Data contained in Know-How that a Party is required under this Agreement to transfer to or share with the other Party and that is in such Party’s possession, custody or control as part of such Party’s performance hereunder, including during Exploitation, Development and Manufacturing activities and the preparation and transmission of Personal Data from one Party to the other Party, each Party will:
(a)    comply with its respective obligations under applicable Data Protection Laws;

(b)    at all times during the Term, not act in a manner that would render it subject to any prohibition or restriction that would (i) prevent or materially restrict it from disclosing or transferring Personal Data to the other Party, as may be required under this Agreement; or (ii) prevent or materially restrict it from Processing the Personal Data as envisaged under this Agreement. If either Party becomes aware of any circumstances which it believes, acting reasonably, may give rise to such a prohibition or restriction, it will promptly notify the other Party of the same and the Parties will take commercially reasonable steps, including reasonable mutual cooperation, to ensure that it does not impact its performance of its obligations under Section 10.4 or 10.7;
(c)    as required by their respective obligations under applicable Data Protection Laws and under this Agreement, at all times during the Term, to the extent it is the Party collecting the relevant Personal Data, provide all notices and obtain all consents (or rely on another valid lawful basis allowed under applicable Data Protection Laws) that are sufficient in scope to permit the lawful disclosure and transfer of such personal Data to the other Party and to Process such Personal Data as required in order to (i) comply with its obligations under this Agreement and Applicable Laws; and (ii) obtain the benefit of its rights and fulfil its obligations under this Agreement (including the transfer of all applicable Personal Data). The Party that collected relevant Personal Data will promptly notify the other Party to the extent such relevant Personal Data has been transferred to the other Party and if any such consent or lawful basis is withdrawn or materially limited and will, at its own cost, take commercially reasonable measures in compliance with applicable Data Protection Laws designed to secure an alternative lawful basis or otherwise mitigate any resulting impact on the other Party’s Processing of the Personal Data;
(d)    implement and maintain commercially reasonable administrative, technical, and physical safeguards designed to (i) maintain the security and privacy of the Personal Data; and (ii) protect against reasonably anticipated threats or hazards to the security, privacy, availability or integrity of the Personal Data;
(e)    notify the other Party promptly in writing and without undue delay following receipt of any written correspondence from: (i) a Governmental Authority in relation to the Processing of Personal Data related to this Agreement, or (ii) a data subject exercising their rights under applicable Data Protection Laws such as to access, rectify or delete their Personal Data in relation to the Personal Data Processed under this Agreement;
(f)    reasonably cooperate with the other Party to enable the other Party to fulfil its obligations, as applicable, under applicable Data Protection Laws; and
(g)    upon reasonable prior written notice, no more than once annually (except in the event of a regulator inquiry or a Data Breach), each Party may request and the other Party agrees to provide, within a reasonable timeframe, documentation and written attestations reasonably sufficient to verify compliance with the privacy and data security obligations under this Agreement, including the completion of a reasonable privacy and data security questionnaire mutually agreed by both Parties. Each party will bear its own costs in relation to such requests.
10.7.2    Joint Controllership. If, and to the extent that, the Parties jointly determine the purposes and means of Processing Personal Data under this Agreement, and applicable Data Protection Laws recognize the concept of Joint Controllers, the Parties acknowledge and agree that they are Joint Controllers with respect to such Processing. Where, and only to the extent, required by applicable Data Protection Laws, the Parties will negotiate in good faith to enter into an arrangement or addendum to this

Agreement that details their respective obligations under Data Protection Laws as Joint Controllers with respect to such Personal Data.
10.7.3    Data Breach. With respect to Personal Data Processed under the Agreement in its possession, custody or control, each Party will notify the other Party promptly and without undue delay upon learning of any (a) unauthorized access to, or acquisition, disclosure or other Processing of such Personal Data; or (b) other event or circumstance that constitutes a “personal data breach” or similar term as defined under applicable Data Protection Laws (collectively, a “Data Breach”). The Party that experienced the Data Breach will promptly investigate each Data Breach that it becomes aware of or has reason to suspect may have occurred and will provide commercially reasonable levels of access and information to the other Party as reasonably requested, in writing, by the other Party. The Parties will reasonably cooperate in identifying any reasonable steps that should be implemented to limit or stop a Data Breach including, in so far as required by Applicable Law, fulfilment of related reporting obligations to Governmental Authorities.
10.7.4    Compliance with Applicable Data Protection Laws. In the event either Party reasonably determines that applicable Data Protection Laws require the Parties to execute any additional documents or agreements, the Parties will negotiate in good faith to execute and implement such documents or agreements, including a cross-border data transfer agreement, a transfer impact assessment, a data protection addendum or data protection impact assessment.
10.8    DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
ARTICLE XI
INDEMNITY; LIMITATION OF LIABILITY
11.1    Indemnity.
11.1.1    Hengrui Indemnification Obligations. Hengrui will defend, indemnify and hold harmless Licensee, any of its Affiliates and its and their respective directors, officers, employees and agents (the “Licensee Indemnitees”) from and against all liabilities, losses, damages, and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), incurred by or imposed on any of the Licensee Indemnitees as a result of any Third Party claims, suits, actions, terminations or demands (collectively, “Claims”) to the extent such Claims are incurred, relate to, are in connection with or arise out of:
(a)     the breach or non-fulfillment of any representations, warranties or covenants in this Agreement by Hengrui;
(b)    the negligence, recklessness or willful misconduct of Hengrui, any of its Affiliates, Sublicensees, licensees or Subcontractors or any other Hengrui Indemnitees in connection with the performance of Hengrui’s obligations or exercise of its rights hereunder;

(c)    any United States withholding or similar taxes imposed by a Governmental Authority with respect to any amounts payable to Hengrui pursuant to this Agreement (excluding (1) any Indirect Taxes, and (2) any such taxes arising as a result of a Withholding Tax Action which, for the avoidance of doubt, shall be borne by the Licensee as set forth in Section 7.12.1); or
(d)    the Exploitation of any Licensed Compounds or Licensed Products by Hengrui, its Affiliates, licensees, Sublicensees, or Subcontractors.
Notwithstanding the foregoing, the indemnification obligations under provisos (a) through (d) in this Section 11.1.1 will not apply to the extent such Liabilities resulted from any action for which Licensee must indemnify Hengrui under Section 11.1.2.
11.1.2    Licensee Indemnification Obligations. Licensee will defend, indemnify and hold harmless Hengrui, its Affiliates and its and their respective directors, officers, employees and agents (the “Hengrui Indemnitees”) from and against all Liabilities incurred by or imposed on any of the Hengrui Indemnitees as a result of any Claims to the extent such Claims are incurred, relate to or arise out of:
(a)    the breach or non-fulfillment of any representations, warranties or covenants in this Agreement by Licensee;
(b)    the negligence, recklessness or willful misconduct of Licensee, its Affiliates, Sublicensees or Subcontractors or any other Licensee Indemnitees in connection with the performance of Licensee’s obligations or exercise of its rights hereunder; or
(c)    the Exploitation of any Licensed Compounds or Licensed Products by Licensee, its Affiliates, Sublicensees or Subcontractors.
Notwithstanding the foregoing, the indemnification obligations under provisos (a) through (c) in this Section 11.1.2 will not apply to the extent such Liabilities resulted from any action for which Hengrui must indemnify Licensee under Section 11.1.1.
11.2    Procedure.
11.2.1    A Party (the “Indemnitee”) that intends to claim indemnification under this Section 11.2 will promptly provide notice to the other Party (the “Indemnitor”) of any Claim in respect of which the Indemnitee intends to claim such indemnification, which notice will include a reasonable identification of the alleged facts giving rise to such Liability, and the Indemnitor will have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to control the defense thereof with counsel selected by the Indemnitor. Notwithstanding the foregoing, except with respect to any Claim that is a Third Party Action (the process for the defense of which will be governed by Section 9.4), the Indemnitee will have the right to participate in, but not control, the defense of any Claim, and request separate counsel, with the fees and expenses to be paid by the Indemnitee, unless (a) representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings, or (b) the Indemnitor has failed to assume the defense of the applicable Claim, in which case ((a) or (b)), such fees and expenses will be paid by the Indemnitor. The Indemnitee will, and will cause each of its Affiliates and its and their respective directors, officers, employees and agents, as applicable, to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals and otherwise providing reasonable access to such Indemnitees and other employees and agents of the Indemnitee, in each case as may be reasonably requested in connection therewith; provided that the Indemnitor will reimburse the Indemnitee for its reasonable and verifiable out-of-pocket expenses in connection therewith. The Indemnitor may not settle any Claim, and the Indemnitee will not be responsible for or be bound by any settlement of a Claim that imposes an obligation on it, without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed.
11.2.2    The assumption of the defense of a Claim by the Indemnitor will not be construed as an acknowledgment that the Indemnitor is liable to indemnify the Indemnitee in respect of the Claim, nor will it constitute a waiver by the Indemnitor of any defenses it may assert against the Indemnitee’s claim for indemnification. In the event that it is ultimately determined that the Indemnitor is not obligated to indemnify, defend or hold harmless the Indemnitee from and against the Claim, the Indemnitee will reimburse the Indemnitor for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Liabilities incurred by the Indemnitor in its defense of the Claim.
11.3    Limitation of Liability. EXCEPT (A) IN THE EVENT OF THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY, (B) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE VIII, (C) A PARTY’S BREACH OF SECTION 13.13, OR (D) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE XI, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR SUBLICENSEES OR LICENSEES WILL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS SUFFERED BY THE OTHER PARTY AND REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES.
11.4    Insurance. Each Party will have and maintain such types and amounts of insurance covering its activities under this Agreement as is (a) normal and customary in the pharmaceutical industry generally for parties similarly situated and (b) otherwise required by Applicable Law. Upon request by the other Party, each Party will provide to the other Party evidence of its insurance coverage. The insurance policies will be under an occurrence form, but if only a claims-made form is available to a Party, then such Party will continue to maintain such insurance after the expiration or termination of this Agreement in its entirety for a period of [***]. Notwithstanding the foregoing, Licensee may self-insure in whole or in part the insurance requirements described above if any only if it has raised, in the aggregate, at least [***] through one or multiple rounds of equity financing.
ARTICLE XII
TERM AND TERMINATION
12.1    Term. The term of this Agreement will commence upon the Effective Date and, unless earlier terminated pursuant to this ARTICLE XII, will continue in full force and effect until, on a Licensed Product-by-Licensed Product basis, the expiration of Licensee’s payment obligations under ARTICLE VII with respect to such Licensed Product (the “Term”).
12.2    Termination.
12.2.1    Termination by Licensee for Convenience. Licensee may terminate this Agreement in its entirety, or on a country-by-country or Licensed Product-by-Licensed Product basis, by providing [***] prior written notice of termination to Hengrui; provided that if Licensee wishes to exercise its termination rights under this Section 12.2.1 after the First Commercial Sale of a Licensed Product, it will provide Hengrui with [***] prior written notice. During such [***] notice period, as applicable, each Party will continue to perform all of its obligations under this Agreement then in effect unless otherwise agreed by the Parties.
12.2.2    Termination by Licensee for Safety. Licensee will have the right to terminate this Agreement in its entirety or on a country-by-country or Licensed Product-by-Licensed Product basis, upon [***] prior written notice to Hengrui, due to safety concerns raised by a Regulatory Authority or an Institutional Review Board for a Clinical Trial (any such entity or group, a “Safety Reviewer”), where such Safety Reviewer recommends cessation of Exploitation of such Licensed Compound or Licensed Product (and a summary of such concerns will be stated in the notice of termination). During such [***] notice period, each Party will continue to perform all of its obligations under this Agreement then in effect.
12.2.3    Termination by Either Party for Material Breach. If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party will have [***] from such notice to dispute or cure any payment breach, or [***] from such notice (the “Cure Period”) to dispute or cure any other breach. Notwithstanding the foregoing, if (a) the relevant breach (i) does not involve Licensee’s failure to make a payment when due and (ii) is curable, but not reasonably curable within the Cure Period, and (b) Licensee is making a reasonable effort to cure such breach, Hengrui’s right to terminate this Agreement on account of such breach will be suspended for no more than an additional [***] period (such [***] period, the “Additional Cure Period”) so long as Licensee is continuing to make such reasonable effort to cure such breach during such [***] period; provided that, if such breach is related to Licensee’s alleged failure to use Commercially Reasonable Efforts in accordance with Section 5.3 (which the Parties agree is a curable breach), Licensee will, no later than [***] prior to the end of the Cure Period, submit to Hengrui a cure plan with specific actions that Licensee needs to perform within the Additional Cure Period in order to cure the breach (the “Cure Plan”), following which the Parties will evaluate whether such Cure Plan is acceptable to both Parties and Licensee will conduct the specific actions set forth in the mutually-agreed upon Cure Plan. If such breach is successfully cured prior to the end of such Additional Cure Period, Hengrui will no longer have the right to terminate this Agreement on account of such breach. If the Party receiving notice of material breach under this Agreement fails to cure, or fails to dispute, such breach (and, in the case of Licensee as the breaching Party, fails to submit the cure plan, if applicable) within the applicable time period set forth above, then the Party originally delivering the notice of material breach may terminate this Agreement effective on written notice of termination to the other Party. If the allegedly breaching Party in good faith disputes such material breach or disputes the failure to cure or remedy such material breach, or the Parties fail to agree upon the Cure Plan prior to the end of the Cure Period, and provides written notice of that dispute to the other Party within the applicable periods set forth above, the matter will be addressed under the dispute resolution provisions in Section 13.2 (provided that any undisputed amounts will be paid by Licensee). During the pendency of any such dispute, (1) all of the terms and conditions of this Agreement will remain in effect, (2) the time periods for cure under this Section 12.2.3 will be tolled, and (3) the Parties will continue to perform all of their respective obligations hereunder. In the event of any such material breach by Licensee, if such material breach and the subsequent failure to cure is solely with respect to (x) one or more countries in the Territory, but not all of the Territory or (y) certain (but not all) Licensed Products, then Hengrui will not have the right to terminate this Agreement in its entirety, but will have the right to terminate this Agreement solely with respect to (I) the country in which such material breach and failure to cure occurred, or (II) Licensed Product(s) with respect to which such material breach and failure to cure occurred, and this Agreement will remain in full force and effect with respect to all other countries in the Territory, and the other Licensed Products.
12.2.4    Termination by Either Party for Insolvency. In the event that either Party (a) makes an assignment for the benefit of creditors, (b) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] after such filing, (c) proposes a written agreement of composition or extension of its debts generally, (d) files for dissolution or liquidation, (e) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] of the filing thereof, or (f) admits in writing its inability generally to meet its obligations as they fall due in the general course (each, an “Insolvency Event”), then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
12.2.5    Termination by Hengrui Due to Inadequate Funding of Licensee. Hengrui will have the right to terminate this Agreement in its entirety in the event that, during the period commencing on the Effective Date and ending on or prior to [***] thereafter, Licensee has not received aggregate cash proceeds in excess of [***] (a “Financing Triggering Event”). Licensee will provide prompt written notice to Hengrui upon the occurrence of a Financing Triggering Event, and Hengrui will be required to provide written notice of termination under this Section 12.2.5 no later than [***] after receipt of such written notice from Licensee.
12.2.6    Termination by Hengrui for Patent Challenge. Hengrui will have the right to terminate this Agreement in its entirety upon [***] prior written notice to Licensee if Licensee or any of its Affiliates or Sublicensees, directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Licensed Patents (each, a “Patent Challenge”); provided that (a) this Section 12.2.6 will not apply to any such Patent Challenge that is first made by Licensee or any of its Affiliates or Sublicensees in defense of a claim of patent infringement brought by Hengrui under the applicable Patent, (b) with respect to any Third Party that becomes an Affiliate of Licensee during the Term as a result of a Change of Control of Licensee or acquisition by Licensee, this Section 12.2.6 will not apply to any Patent Challenge involving such Third Party only if Licensee causes such Patent Challenge to be withdrawn (and such Patent Challenge is actually withdrawn) within such [***] notice period, and (c) if (i) Licensee, its Affiliates or the applicable Sublicensee withdraws such Patent Challenge within such [***] notice period or (ii) with respect to a Patent Challenge brought by a Sublicensee, if Licensee or its Affiliates, as applicable, cause such Sublicensee to withdraw such Patent Challenge (and such Patent Challenge is actually withdrawn), or terminates the applicable Sublicense, within such [***] notice period, then Hengrui will not have the right to terminate this Agreement under this Section 12.2.6 as a result thereof.
12.2.7    Alternative Remedies of Licensee in Lieu of Termination. If, during the Term, Licensee has the right to terminate this Agreement in its entirety pursuant to Section 12.2.3 for Hengrui’s uncured material breach of this Agreement (after going through the procedures set forth in Section 13.2, if Hengrui disputes such material breach or disputes the failure to cure or remedy such material breach), to the extent such material breach is not due to a Force Majeure Event (except to the extent such material breach results from a breach by Licensee or any of its Affiliates of its or their obligations or any other term or condition of this Agreement), then, in lieu of terminating this Agreement, Licensee may, by way of written notice to Hengrui, retain all of its licenses and other rights granted under this Agreement, subject to all of its payment and other obligations hereunder; except that the then-unearned milestone payments and the royalty rates payable thereafter under this Agreement will be reduced by [***];

provided that the foregoing remedy will be Licensee’s sole remedy with respect to any damages incurred by Licensee for such uncured material breach and Licensee will not have the right to terminate this Agreement pursuant to Section 12.2.3 for such uncured material breach. For the avoidance of doubt, except as set forth in this Section 12.2.7, if Licensee exercises the alternative remedy set forth above in this Section 12.2.7, then all rights and obligations of both Parties under this Agreement will continue unaffected, unless and until this Agreement is expired or subsequently terminated by either Party pursuant to this ARTICLE XII.
12.3    Effects of Expiration or Termination.
12.3.1    General. Upon termination or expiration of this Agreement with respect to a Terminated Product or Terminated Territory, all rights and obligations of the Parties under this Agreement with respect to such Terminated Product or Terminated Territory (including any licenses granted to Licensee under the Licensed Technology with respect to such Terminated Product or Terminated Territory, as applicable, except to the extent necessary to perform surviving obligations under the Agreement), as applicable, will cease except as otherwise set forth in this Section 12.3 or elsewhere in this Agreement, but, for clarity, such termination or expiration with respect to such Terminated Product or Terminated Territory, as applicable, will not affect the Parties’ rights and obligations under this Agreement with respect to Licensed Products or countries for which this Agreement has not terminated or expired.
12.3.2    Effect of Expiration. On Licensed Product-by-Licensed Product and country-by-country basis, upon expiration of this Agreement and fulfillment of all payment obligations under this Agreement with respect to a Licensed Product and country in the Territory pursuant to ARTICLE VII, the rights and licenses granted to Licensee and its Affiliates under Sections 2.1.1, 5.4 and 5.6 with respect to such Licensed Product and such country in the Territory will become fully paid-up, royalty-free, perpetual and irrevocable, and upon expiration of this Agreement and the fulfillment of all payment obligations under this Agreement with respect to all Licensed Products in all countries in the Territory pursuant to ARTICLE VII, the rights and licenses granted to Licensee and its Affiliates under Sections 2.1.1, 5.4 and 5.6 with respect to all Licensed Products in all countries in the Territory will become fully paid-up, royalty-free, perpetual and irrevocable.
12.3.3    Effect of Termination. Upon the termination of this Agreement in its entirety or with respect to a Terminated Product or Terminated Territory, (a) all rights and licenses granted by Hengrui to Licensee under Sections 2.1.1, 5.4 and 5.6 and by Licensee to Hengrui under Sections 2.1.2 (solely with respect to the activities set forth in clause (x) thereof), 5.4 and 5.6 will terminate in their entirety or with respect to such Terminated Product or Terminated Territory, as applicable (provided that the rights granted with respect to each Regulatory Documentation pertaining to the Licensed Compounds or Licensed Products will not terminate, but will become non-exclusive, unless and until the assignment of such Regulatory Documentation becomes effective under Section 12.3.3(b)), (b) the license granted by Licensee to Hengrui under Section 2.1.2(y) will continue, survive, terminate or become royalty-bearing, as applicable, in accordance with Section 2.1.2 and Section 12.3.3(e), and (c) Licensee, its Affiliates and its and their Sublicensees will cease all use of the Licensed Technology with respect to such Terminated Product or Terminated Territory, as applicable, and all exploitation of such Terminated Product, all Licensed Products in such Terminated Territory, or such Terminated Product in such Terminated Territory, as applicable, in each case ((a) - (c)), except to the extent required to exercise its rights and fulfill its obligations under this Section 12.3.3, and the following provisions will apply:

(a)    Inventory Sell-Off Period. In the case of a termination of this Agreement with respect to a Terminated Product or Terminated Territory other than pursuant to Section 12.2.2, Licensee (with respect to the Terminated Products in the Territory or with respect to all Licensed Products in the Terminated Territory, as applicable), will be entitled, for a period of [***] after termination, to (i) complete Manufacture of work-in-progress, and (ii) continue conducting Commercialization activities being conducted by Licensee hereunder as of such termination (with respect to the Terminated Products in the Territory or with respect to all Licensed Products in the Terminated Territory, as applicable), to the extent related to such Terminated Product in Licensee’s inventory or all Licensed Products in Licensee’s inventory for such Terminated Territory as of such termination (or added to such inventory as a result of the completion described in clause (i) above), provided that Licensee fulfills its payment obligations under this Agreement in connection with such inventory sell-off. For clarity, from and after the expiration of such [***] period, all rights and licenses granted to Licensee hereunder (if applicable, with respect to the Terminated Products or Terminated Territory, as applicable) will terminate (except as necessary to permit Licensee to perform its obligations under this ARTICLE XII).
(b)    Regulatory Documentation; Data. On written request from Hengrui, Licensee will promptly transfer and assign to Hengrui all Regulatory Approvals Controlled by Licensee or its Affiliates relating to such Terminated Product and, to the extent not previously provided to Hengrui, transfer all other Regulatory Documentation, including data from preclinical, non-clinical studies and Clinical Trials conducted by or on behalf of Licensee on such Terminated Products or with respect to the Terminated Territory, as applicable, and all pharmacovigilance data (including all adverse event databases) on such Terminated Products or with respect to the Terminated Territory, as applicable, in each case Controlled by Licensee or its Affiliates; provided that such Regulatory Documentation may be redacted at Licensee’s discretion if required to protect competitively sensitive information of Licensee that is not necessary to Exploit the Terminated Products. Licensee’s activities under this Section 12.3.3 will be conducted at no cost to Hengrui in the case of a termination by Hengrui pursuant to Section 12.2.3 or 12.2.6, or otherwise Hengrui will reimburse Licensee for all reasonable documented out-of-pocket costs incurred by Licensee or its Affiliates in conducting such activities.
(c)    Trademarks. Upon written request by Hengrui, Licensee will promptly transfer and assign, and will ensure that its Affiliates transfer and assign, to Hengrui, at no cost to Hengrui, all Product Trademarks Controlled by Licensee or its Affiliates exclusively relating to any Terminated Product Commercialized prior to the effective date of such termination, provided that such Product Trademarks do not contain the business entity names of Licensee or its Affiliates or variations thereof, except as may otherwise be required by Applicable Law during a transition period to avoid any interruptions in supply of such Terminated Product to patients. In such case if requested by Licensee, Hengrui will sign a non-royalty bearing trademark license agreement with customary and reasonable terms in the form mutually agreed by the Parties, as requested by Licensee.
(d)    Ongoing Development Activities. Licensee will, as directed by Hengrui and subject to any Sublicenses surviving termination of this Agreement under Section 12.4, either (A) wind-down any ongoing Development activities of Licensee and its Affiliates with respect to the Licensed Products in a manner as directed by Hengrui, and use Commercially Reasonable Efforts to cause its Sublicensees to do the same, or (B) promptly transfer, and use Commercially Reasonable Efforts to cause its Sublicensees to promptly transfer, the responsibility and control of such Development activities to Hengrui or its designee, in either case in compliance with all Applicable Laws. In the event such Development activities are to be transferred to Hengrui or its designee, Licensee will use Commercially

Reasonable Efforts to transfer and to assist Hengrui or its designee to assume responsibility for and control of such Development activities.
(e)    License to Hengrui. On written request from Hengrui, Licensee will, and hereby does, effective upon the effective date of termination of this Agreement with respect to a Terminated Product or Terminated Territory, as applicable, grant to Hengrui an exclusive, royalty-bearing, license, with the right to grant sublicenses through multiple tiers, under the Licensee Collaboration IP Controlled by Licensee or its Affiliates as of the effective date of such termination that is necessary to Exploit such Terminated Product and the Licensed Compound contained therein in the Terminated Territory under this Agreement as they exist and are being Developed or Commercialized by or on behalf of Licensee or its Affiliates or Sublicensees as of the effective date of such termination (or any modification or improvement to such Terminated Product or such Licensed Compound made and Developed or Commercialized by or on behalf of Hengrui or its Affiliates or (sub)licensees after the effective date of such termination; provided the foregoing license will not include any Licensee Collaboration IP that is necessary to Exploit such modification or improvement) (all such Terminated Products and modified or improved Terminated Products, collectively “Territory Reversion Products”) to Exploit such Territory Reversion Products and the Licensed Compounds contained therein in the Field in such Terminated Territory. For clarity, unless otherwise agreed by the Parties, the foregoing license will not include any intellectual property right generated or otherwise acquired by Licensee or any of its Affiliates or Sublicensees after the effective date of the termination. For so long as the Territory Reversion Products are Commercialized in the Terminated Territory, on a Territory Reversion Product-by-Territory Reversion Product and country-by-country basis, Hengrui will pay to Licensee a royalty on Net Sales (as defined in Section 1.1.63, but applied to Hengrui as Licensee and (sub)licensees as Sublicensees mutatis mutandis) of such Territory Reversion Product in such Terminated Territory for the period commencing upon the First Commercial Sale by Hengrui, its Affiliates or (sub)licensees of such Territory Reversion Product in such Terminated Territory following such termination and ending upon the [***] of such First Commercial Sale at a royalty rate mutually agreed by the Parties (which the Parties will negotiate in good faith). Unless otherwise provided in Section 2.1.2, in the event of a termination of this Agreement in its entirety, the license granted by Licensee to Hengrui under Section 2.1.2(y) will become royalty-bearing with respect to the Licensed Compounds and Licensed Products in the Field in the Hengrui Territory at the same royalty rate agreed upon for the Territory Reversion Products, mutatis mutandis. If the Parties fail to reach agreement with respect to such royalty rate within [***] after Hengrui’s written request to negotiate such royalty rate, then either Party may, by written notice to the other Party, initiate the procedures described in Appendix A of Schedule 7.8 to determine the royalty rate through binding arbitration. Upon Hengrui’s fulfillment of all payment obligations under this Section 12.3.3(e) with respect to a Territory Reversion Product and country in the Terminated Territory or a Licensed Product and jurisdiction in the Hengrui Territory, the licenses granted to Hengrui and its Affiliates under this Section 12.3.3(e) with respect to such Territory Reversion Product and country in the Terminated Territory or such Licensed Product and jurisdiction in the Hengrui Territory will become fully paid-up, royalty-free and irrevocable.
12.4    Sublicense Survival. Upon termination of this Agreement with respect to a Terminated Product or Terminated Territory, all sublicenses under Licensed Technology granted to Affiliates or Sublicensees shall terminate immediately, unless otherwise specified in this Section 12.4. In the event of the termination of this Agreement with respect to a Terminated Product or Terminated Territory by Licensee other than pursuant to Sections 12.2.1 or 12.2.2 or by Hengrui other than pursuant to Section 12.2.5, Licensee will notify all affected Sublicensees of Licensee of such termination, and all sublicenses granted under Licensed Technology to Affiliates or Sublicensees with respect to such Terminated Product or Terminated Territory, whether directly or indirectly, shall terminate [***] following the effectiveness of such termination; provided, however, upon the request of any affected Sublicensee of Licensee made to Hengrui within such [***] period, the relevant sublicense granted by Licensee to such Sublicensee under the relevant Sublicense will survive such termination and automatically become a direct license between Hengrui and such Sublicensee, and Hengrui will enter into a direct license from Hengrui to such Sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory and duration of Sublicense grant (each, a “New License Agreement”); provided, further, that such Sublicense is granted in accordance with Section 2.3, and such Sublicensee is not at the time of such termination in breach of its Sublicense and did not cause Licensee to breach its obligations under this Agreement (and, if Hengrui terminates this Agreement pursuant to Section 12.2.6, did not bring or participate in the Patent Challenge). Under any such New License Agreement between Hengrui and such former Sublicensee, such Sublicensee will assume all applicable obligations of Licensee under this Agreement, taking into consideration any differences in license scope, territory and duration of Sublicense grant, and be required to pay to Hengrui the same amounts in consideration for such direct grant as Hengrui would have received from Licensee pursuant to this Agreement on account of such Sublicensee’s Exploitation of any Licensed Product had this Agreement not been terminated. Under such New License Agreement, Hengrui will not be bound by any grant of rights broader than, and will not be required to perform any obligation exceeding or more onerous than, those rights and obligations contained in this Agreement and all applicable rights of Hengrui set forth in this Agreement will be included in such New License Agreement. Notwithstanding the foregoing, Hengrui will not be obligated to enter into a New License Agreement with a Sublicensee unless such Sublicensee notifies Hengrui [***] after the termination of this Agreement that it wishes to enter into a New License Agreement.
12.5    Termination Public Disclosures. In the event of termination of this Agreement for any reason and subject to the provisions of this Section 12.5, the Parties will cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and, except to the extent required by Applicable Law, will not disclose such information without the prior approval of each other Party. The principles to be observed in such disclosures will be accuracy, compliance with Applicable Laws and regulatory guidance documents, and reasonable sensitivity to potential negative investor reaction to such news.
12.6    Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation, liability or claim arising or accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions will survive the expiration or termination of this Agreement (for only the duration of time specified therein, if applicable): ARTICLE I (to the extent necessary to interpret the surviving provisions hereof) and ARTICLE XI; Sections 2.1.1 ( which will survive expiration but not termination, except as provided in Section 12.3.3), 2.1.2 (as specified therein, but excluding Section 2.1.2(d)), 2.3 (with respect to any license granted under Section 12.3.3(e)), 2.7 (with respect to any license granted under this Agreement that survives expiration or termination), the fourth-to-last sentence and the second-to-last sentence of 5.4 (which will survive expiration but not termination, except as provided in Section 12.3.3), 5.6 (which will survive expiration but not termination, except as provided in Section 12.3.3), 7.2 - 7.4 (with respect to payments that accrued prior to expiration or termination), 7.5 - 7.7 (with respect to payments that accrued prior to expiration or termination or accrued following termination pursuant to Section 12.3.3(a)), 7.8 (with respect to payments that accrued prior to expiration or termination), 7.9 - 7.12, 7.13 (with respect to sales of Licensed Product during the Term or under Section 12.3.3(a)), 7.14, 7.15, 8.1, 8.2, 8.5, 8.6, 9.1, 9.9, 10.4.2 - 10.4.3 (in each case, with respect to any license granted under this Agreement that survives expiration or termination or any license granted under Section 12.3.3(e); provided that the last sentence of each provision will survive the termination, but not expiration, of this Agreement), 10.8, 12.3 - 12.6, 13.1 - 13.7, 13.8 (which, excluding the second-to-last and the third-to-last sentences, will survive termination or expiration of this Agreement; and with respect to the third-to-last sentence, will survive the expiration but not termination of this Agreement; and with respect to the second-to-last sentence, will survive termination or expiration of this Agreement solely with respect to any license granted under this Agreement that survives expiration or termination or any license granted under Section 12.3.3(e)), and 13.9 - 13.18 (other than Sections 13.14.4, 13.15.2 and 13.15.3); and Schedule 7.8 (with respect to payments that accrued prior to expiration or termination and with respect to Appendix A).
ARTICLE XIII
MISCELLANEOUS
13.1    Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement will be in writing, will refer specifically to this Agreement and will be deemed given only if delivered by hand or sent by email or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified below or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.1. Such notice will be deemed to have been given as of the date delivered by hand or received by email or on the [***] (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by email will be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 13.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
If to Hengrui:
[***]
With a copy to (which will not constitute notice):
[***]
If to Licensee:
[***]
With a copy to (which will not constitute notice):
[***]
13.2    Dispute Resolution. Except as provided in Sections 7.8, 7.14, and 12.3.3(e) and Schedule 7.8, in the event of any dispute, disagreement, controversy or claim arising out of, relating to or in connection with this Agreement, or the breach, termination, enforcement, interpretation or validity thereof (a “Dispute”), the Parties will follow the following procedure in an attempt to resolve the Dispute prior to commencing arbitration in accordance with Section 13.4:
13.2.1    The Alliance Manager of the Party claiming that such a Dispute exists will give notice in writing (“Notice of Dispute”) to the other Party of the nature of the Dispute.
13.2.2    [***] following receipt of a Notice of Dispute, the Designated Senior Officers of Licensee and Hengrui will endeavor to meet at a mutually agreed upon time for the purpose of resolving such Dispute.

13.2.3    If the Dispute is not resolved [***] after receipt of the Notice of Dispute, then either Party will have the right to commence arbitration in accordance with Section 13.4, subject to Section 13.4.2.
13.2.4    In the event of a dispute regarding any payments owing under this Agreement, all undisputed amounts will be paid promptly when due and the balance, if any, promptly after resolution of the dispute.
13.3    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
13.4    Arbitration.
13.4.1    Except as provided in Section 13.13 and 13.4.2, any Dispute, including the determination of the scope or applicability of this agreement to arbitrate and the propriety of commencing arbitration, will be finally determined by arbitration in accordance with this Section 13.4. The arbitration will be conducted in English and will be administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) in accordance with the Rules of Arbitration of the ICC in effect at the time of the arbitration (the “ICC Rules”), except as modified herein. The seat of arbitration will be in San Francisco, California, U.S.A.
(a)    The arbitration will be conducted by three (3) arbitrators (the “Arbitrators”). Each Party will nominate one Arbitrator in accordance with the ICC Rules, and the two Party-nominated Arbitrators will nominate the third Arbitrator, who will act as chair of arbitral tribunal, [***] of the second Arbitrator’s appointment. If any of the three Arbitrators are not nominated within the time prescribed above, then the ICC will appoint the Arbitrator(s). The Arbitrators may appoint one or more independent experts with experience in the subject matter of the dispute to advise the Arbitrators, but final decision-making authority will remain with the Arbitrators. If any expert is so appointed, the Parties will have the right to review such expert’s report(s) to the Arbitrators and to examine such expert at an oral hearing.
(b)    Notwithstanding the ICC Rules, and unless otherwise agreed to by both Parties, the following procedures will apply to any proceeding conducted pursuant to this Section 13.4: (i) the Arbitrators will submit their final award in draft form to the ICC Court [***] from the later of the date of the last hearing or the final post-hearing submission; no award issued by the Arbitrators will be rendered invalid or improper by reason of it be delivered after the expiry of this time limit; and (ii) fact discovery will be limited to five (5) custodial document productions per Party and three (3) fact depositions per Party.
(c)    The arbitration award will be final and binding on the Parties, and the Parties undertake to carry out any award without delay. Notwithstanding Section 13.4.1 regarding the substantive governing law, the arbitration and this agreement to arbitrate will be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. Each Party will have the right to be represented by counsel in all aspects of any arbitration. The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the Arbitrators; provided that, in the absence of such determination, the Parties will share equally the cost of the hearing location and stenographers, the fees and expenses of any independent expert appointed by the Arbitrators and the fees and expenses of the Arbitrators and administrative fees of ICC, and each Party will bear its own costs, attorneys’ and witnesses’ fees and associated costs and expenses.
(d)    Settlement negotiations, including any statements made therein, will not be admissible under any circumstances. As to all other matters, the Arbitrators will have sole discretion regarding the admissibility of any evidence. Except as necessary for enforcement or challenge of an award, or as required by law, the existence and contents of the Dispute, any settlement negotiations, the arbitration, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings will be deemed to be Confidential Information of both Parties under ARTICLE VIII. The Arbitrators will have the authority to impose sanctions for unauthorized disclosure of Confidential Information.
13.4.2    Notwithstanding Section 13.4.1, any and all Disputes regarding the validity, scope, construction, patentability, enforceability, or inventorship of any Patent or other intellectual property rights, unless otherwise agreed by the Parties in writing, will be determined solely by a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent laws of the country or other jurisdiction in which such patent application is filed or such Patent is issued or granted, or such other intellectual property right exists, as applicable, and no such Dispute will be subject to arbitration under Section 13.4.1.
13.5    Entire Agreement. This Agreement, together with the Schedules attached hereto and the Ancillary Agreements, together with any schedules or exhibits attached thereto, contains the entire understanding of the Parties with respect to the specific subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made with respect to the specific subject matter hereof are expressly superseded by this Agreement, including the CDA. The CDA is hereby terminated effective as of the Effective Date. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.
13.6    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.
13.7    Force Majeure. Neither Party will be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any Governmental Authority (a “Force Majeure Event”) (except to the extent such omission or delay results from the breach by the non-

performing Party or any of its Affiliates of its or their obligations or any other term or condition of this Agreement). The non-performing Party will notify the other Party of such Force Majeure Event [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance will be of no greater scope and no longer duration than is necessary and the non-performing Party will use Commercially Reasonable Efforts to remedy its inability to perform. In the event that the Force Majeure Event continues for [***], the Party not affected by such Force Majeure Event will have the right, at its sole election and expense, and without limitation to any other right or remedy available to such Party, to assume and complete some or all of the activities that the non-performing Party is not performing as a result of such Force Majeure Event.
13.8    Assignment. Neither Party may assign its rights or, subject to Section 2.3 or 2.4 (as applicable), delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part (including with respect to any Licensed Product) without the prior written consent of the other Party, except that, (a) Licensee will have the right, without such consent, (i) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, Sublicensees or Subcontractors, and (ii) to assign this Agreement in whole, together with all of its rights hereunder, and delegate all of its obligations hereunder to any of its Affiliates or to any successor in interest (whether by merger, acquisition of any type, asset purchase or otherwise) to all or substantially all of the assets or business to which this Agreement relates; provided that Licensee will provide written notice to Hengrui [***] after such assignment or delegation under this clause (ii), and (b) Hengrui will have the right, without such consent, (x) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or subcontractors, and (y) assign this Agreement in whole, together with all of its rights, and delegate all of its obligations hereunder to any of its Affiliates or to any successor in interest (whether by merger, acquisition of any type, asset purchase or otherwise) to all or substantially all of the assets or business to which this Agreement relates; provided that Hengrui will provide written notice to Licensee [***] after such assignment or delegation under this clause (y). With respect to any assignment to an Affiliate, the assigning Party will remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any successor of either Party or any assignee of all of a Party’s rights under this Agreement will also assume all of such Party’s obligations hereunder in writing, and such assignee will, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for such Party, whereupon such Party will cease to be a party to this Agreement and will cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party will inure to the benefit of and be enforceable by, and all validly delegated obligations of a Party will be binding on and be enforceable against, the permitted successors and assigns of such Party. Notwithstanding anything to the contrary herein, Hengrui will not assign this Agreement unless such assignee is assigned all of Hengrui’s rights and interest under the Licensed Technology and Joint Collaboration IP that is licensed to Licensee hereunder, and vice versa. For any assignment of this Agreement by Licensee that does not include an assignment to the assignee of all of Licensee’s rights and interest under the Licensee Collaboration IP and Joint Collaboration IP that is licensed to Hengrui hereunder, and vice versa, Licensee hereby agrees to grant or obtain, as applicable, sufficient rights and licenses from such assignee to such Licensee Collaboration IP and Joint Collaboration IP necessary to allow Hengrui’s rights and licenses under such Licensee Collaboration IP and Joint Collaboration IP to continue in accordance with the terms of this Agreement. Any attempted assignment or delegation in violation of this Section 13.8 will be void and of no effect.
13.9    Relationship of the Parties. It is expressly agreed that Hengrui, on the one hand, and Licensee, on the other hand, will be independent contractors and that the relationship between the Parties will not constitute a partnership, joint venture or agency. Neither Hengrui, on the one hand, nor Licensee, on the other hand, will have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. Neither Party will treat or report the relationship between the Parties as a partnership for any tax purpose, unless otherwise required pursuant to a determination within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended.
13.10    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.
13.11    Further Assurances. Each Party will duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
13.12    No Benefit to Third Parties. Except as expressly provided in ARTICLE XI, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they will not be construed as conferring any rights on any other parties.
13.13    Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Section 2.5, ARTICLE VIII and ARTICLE IX are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. Notwithstanding Section 13.2 and Section 13.4, in the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party will be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, and specific performance, which rights will be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.13 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
13.14    Rights in Bankruptcy.
13.14.1    All rights and licenses now or hereafter granted by Hengrui to Licensee under or pursuant to this Agreement, are, for all purposes of Section 365(n) of the Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in any other jurisdiction, licenses of rights to “intellectual property” as defined in the Bankruptcy Code or in comparable provisions of applicable bankruptcy or insolvency laws in any other jurisdiction. If a petition under any bankruptcy or insolvency act is filed with respect to Hengrui, Hengrui agrees that Licensee, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code and under the applicable bankruptcy or insolvency laws in any other jurisdiction. Without limiting the generality of the foregoing, Hengrui and Licensee intend and agree that any sale of Hengrui’s assets under Section 363 of the Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction will be subject to Licensee’s rights under Section 365(n) or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction to the maximum extent permitted thereby. Hengrui will, during the Term of this Agreement, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. Hengrui and Licensee acknowledge and agree that “embodiments” of intellectual property within the meaning of Section 365(n) or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction, include, without limitation, laboratory notebooks, prototypes, components, product samples and inventory, research studies and data, and Regulatory Approvals. If (i) a case under the Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction is commenced by or against Hengrui, (ii) this Agreement is rejected as provided in the Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction, and (iii) Licensee elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction, Hengrui (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:
(a)    provide to Licensee all such intellectual property (including all embodiments thereof) held by Hengrui and such successors and assigns, or otherwise available to them, immediately upon Licensee’s written request. Whenever Hengrui or any of its successors or assigns provides to Licensee any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 13.14.1(a) Licensee will have the right to perform Hengrui’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by Licensee will release Hengrui from liability resulting from rejection of the license or the failure to perform such obligations; and
(b)    not interfere with Licensee’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity to the extent provided in Section 365(n) of the Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction.
13.14.2    All rights, powers and remedies of Licensee provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code or applicable bankruptcy or insolvency laws in another jurisdiction) in the event of the commencement of a case under the Bankruptcy Code or applicable bankruptcy or insolvency laws in another jurisdiction with respect to Hengrui. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Bankruptcy Code Section 365(n) or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction:
(a)    the right of access to any intellectual property (including all embodiments thereof) of Hengrui, or any Third Party with whom Hengrui contracts to perform an obligation of Hengrui under this Agreement, and, in the case of the Third Party, which is necessary for the Manufacture, use, sale, import or export of Licensed Products; and
(b)    if and only if the events set forth in clauses (i), (ii) and (iii) of Section 13.14.1 occur, the right to contract directly with any Third Party to complete the contracted work.
13.14.3    Sections 13.14.1 and 13.14.2 will apply, mutatis mutandis, to all rights and licenses now or hereafter granted by Licensee to Hengrui under or pursuant to this Agreement (with all references to Hengrui and Licensee be replaced by Licensee and Hengrui, respectively).
13.14.4    If the aggregate amount of cash, cash equivalents, access to debt, and credit facilities of Hengrui and its Affiliates remains below [***] on average over [***] as determined from Hengrui’s and its Affiliates’ public security filings, then, upon Licensee’s reasonable request, the Parties will discuss in good faith potential arrangements that are permissible under Applicable Law to mitigate the impact of a potential Hengrui insolvency or bankruptcy on the licenses granted to Licensee hereunder, including, to the extent permitted by Applicable Law, an assignment and transfer of all Licensed Technology and the [***] Agreement, including all of Hengrui’s and its Affiliates’ right, title and interest therein, (a) to Licensee for Licensee to hold for the Term and for the duration of its licenses and rights surviving the expiration of this Agreement, and which Licensee will assign and transfer back to Hengrui in the event of a termination (but not expiration) of this Agreement in its entirety (provided that, upon the assignment and transfer of the Licensed Technology to Licensee, Licensee will grant Hengrui (or its designee) a license thereunder for Hengrui (or its designee) to practice the Licensed Technology as if it were the owner thereof, subject to the licenses granted to Licensee under this Agreement), or (b) to an Affiliate of Hengrui established in the United States and structured in a manner (i) such that its sole business is to hold the Licensed Technology, (ii) that prevents it from incurring any debt or liabilities in excess of such Affiliate’s cash on hand, and (iii) that otherwise reduces the likelihood of an Insolvency Event occurring with respect to such Affiliate, along with this Agreement and all rights and obligations of Hengrui under this Agreement.
13.15    Export Control.
13.15.1    This Agreement is made subject to any restrictions concerning the export of products, materials, data, or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any products, materials, data, or technical information acquired from the other Party under this Agreement or any products using such materials, data, technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.
13.15.2    Both Parties will have the right to Exploit the Licensed Compounds and Licensed Products through, and subcontract performance of its obligations under this Agreement to, Affiliates and Third Parties (the “Subcontracted Activities”), subject to each Party’s agreement to ensure that all Subcontracted Activities are conducted in compliance with the applicable national and data security law of the United States, the United Kingdom, or countries and jurisdictions in Europe (the “National and Data Security Law”). Each Party will disclose to the other Party the identity of each Affiliate or Third Party contemplated for involvement in the disclosing Party’s Subcontracted Activity, and will further provide the non-disclosing Party with such additional information regarding such disclosed Affiliate or Third Party as the non-disclosing Party may reasonably request for the purpose of verifying compliance herewith. Should any Party determine upon the advice of external counsel that the other Party’s Affiliate’s or Third Party’s involvement in the other Party’s Subcontracted Activities is reasonably likely to result in (a) a violation of the National and Data Security Law, or (b) prohibitions, restrictions, or requirements under the National and Data Security Law that will materially adversely impact the Exploitation of any Licensed Compounds or Licensed Products in the Territory (if the other Party is Hengrui) or the Hengrui Territory (if the other Party is Licensee) or, if such first Party is Licensee, the business or fundraising prospects of Licensee or any of its Affiliates (such Person, a “Company of Concern”), such first Party will inform the other Party in writing of such determination (“Determination of Concern”). Upon the other Party’s receipt of a Determination of Concern, the Parties will promptly discuss together the basis of such determination (including sharing of documentary evidence in support and substantiation of such determination) and will reasonably consult in good faith with one another and their respective external counsel to assess whether and the specific extent to which the relevant Affiliate or Third Party constitutes a Company of Concern. Upon a mutual agreement that the relevant Affiliate or Third Party does constitute a Company of Concern, the other Party will immediately cease or terminate the applicable Company of Concern’s involvement in the relevant Subcontracted Activities. In the event the Parties do not reach an agreement with respect to whether the relevant Affiliate or Third Party constitutes a Company of Concern the matter should be elevated to the JSC; if the JSC does not agree on a determination, such first Party will have the unilateral right to require the other Party to cease or terminate the applicable Company of Concern’s involvement in the relevant Subcontracted Activities.
13.15.3    In the event a Party or any of its Affiliates is or becomes a Company of Concern pursuant to the Determination of Concern process set forth in Section 13.15.2, (a) the other Party’s obligation to exchange products, materials, data, or technical information under this Agreement, including at the JSC and through Alliance Managers, will immediately be suspended until, in the reasonable judgment of the other Party, such exchange can resume as contemplated under this Agreement in compliance with the National and Data Security Law, except with respect to such products, materials, data, or technical information that, in the reasonable judgment of the other Party, the other Party can exchange in a manner compliant with the National and Data Security Law; and (b) the JSC will immediately be disbanded, and the JSC will have no further obligations under this Agreement; provided, however, that the Parties may re-establish a new JSC after the disbandment of the former JSC if agreed by the Parties. After the disbandment of the JSC, the exchange of information between the Parties will be made through the Alliance Managers solely to the extent such exchange can occur in compliance with the National and Data Security Law in the reasonable judgment of the other Party, and all decisions of the JSC will be made pursuant to Sections 3.2.5, 3.2.6 and 3.2.7, subject to compliance with the National and Data Security Law. In the event a Party or any of its Affiliates is or becomes a Company of Concern pursuant to the Determination of Concern process set forth in Section 13.15.2, the Parties will discuss in good faith an arrangement to minimize the impact on the Exploitation of any Licensed Compounds or Licensed Products in the Territory (if such Party is Hengrui) or the Hengrui Territory (if such Party is Licensee) or, if such Party is Hengrui, the business or fundraising prospects of Licensee or any of its Affiliates, including, without limitation, Licensee’s purchase of Hengrui’s equity interests in Licensee at fair market value as determined by Third Party expert reasonably acceptable to both Parties or in consideration for an amendment to the financial terms of this Agreement, or a conversion of Hengrui’s equity interests in Licensee into contractual shares.
13.16    English Language. This Agreement will be written and executed in and all other communications under or in connection with this Agreement will be in, the English language. Any translation into any other language will not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version will control.

13.17    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.
13.18    Cooperation. In connection with any formal or informal inquiry, investigation or request for information from a Governmental Authority relating to the transactions contemplated by this Agreement pursuant to or in connection with antitrust or competition law, each Party will use commercially reasonable efforts to (a) respond promptly to any request for information and resolve as promptly as practicable any objections that may be asserted, (b) cooperate with each other, (c) promptly keep the other Party or its counsel informed regarding any such inquiry, investigation or request, and provide copies of any communication received from or given to the Governmental Authority, (d) consult with each other in advance of any meeting or telephone or video conference with the Governmental Authority and, to the extent not prohibited, give the other Party or its counsel the opportunity to attend and participate, and (e) permit the other Party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given to such Governmental Authority. Each Party may (X) redact material required to be provided under this Section to remove references concerning valuation, (i) as necessary to comply with contractual arrangements, and (ii) as necessary to preserve attorney-client privilege and (Y) reasonably designate any competitively sensitive material to be provided to the other under this Section as outside counsel only which will be made available only to the outside counsel of the recipient.
(The remainder of this page has been intentionally left blank. The signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Exclusive License Agreement as of the Effective Date.

Jiangsu Hengrui Pharmaceuticals Co., Ltd

By:	/s/ Frank Jiang
Name: Frank Jiang
Title: Chief Strategy Officer

Braveheart Bio, Inc.

By:	/s/ Travis Murdoch
Name: Travis Murdoch
Title: Chief Executive Officer
[Signature Page to Exclusive License Agreement]

Schedule 1.1.43
HRS-1893
[***]
Schedule 1.1.43 - 1

Schedule 4.1
Initial Knowledge Transfer and IND Enabling Materials Transfer
[***]
Schedule 4.1 - 1

Schedule 4.2
[***]
Schedule 4.2 - 1ACTIVE/206314619.2

Schedule 4.3
Manufacturing Technology Transfer
[***]
Schedule 4.3 - 1

Schedule 5.4
[***]
Schedule 5.4 - 1

Schedule 6.1.1
TERMS FOR SUPPLY AGREEMENT
[***]
Schedule 6.1.1 - 1

Schedule 7.8
Flipping Transaction
1.    In the event that, within eighteen (18) months following the Effective Date, Licensee enters into a definitive agreement to effectuate, or otherwise consummate, a Flipping Transaction (as defined below), then, following Licensee’s receipt of the Flipping Transaction Proceeds, Licensee will pay to Hengrui a portion of the Flipping Transaction Proceeds (the “Flipping Transaction Payment Amount”) equal to: (x) the applicable Sharing Percentage of the Flipping Transaction Proceeds minus (y) all Development Milestone Payments and Technology Transfer Milestone Payments that have been paid by Licensee or its Affiliates to Hengrui under this Agreement and have not previously been used to calculate a Flipping Transaction Payment Amount paid under this Agreement.
2.    [***].
3.    For purposes of this Agreement and this Schedule, the following words and phrases (and their correlatives) will have the following meanings:
3.1.    “Flipping Sublicense” means a grant, whether through a transaction or a series of transactions, to a Third Party (other than a Subcontractor for the purpose of performing contracted services) of a Sublicense or other right, privilege or immunity to Develop or Commercialize any Licensed Compounds or Licensed Products for a territory that includes one or more of the following countries: the United States, any country within European MMCs or Japan.
3.2.    “Flipping Transaction” means a transaction or a series of transactions whereby (a) Licensee undergoes a Change of Control or a Sale Transaction, (b) Licensee sells, transfers, assigns or otherwise disposes of all or substantially all of its right, title and interest under this Agreement to a Third Party, or (c) Licensee or any of its Affiliates enters into a Flipping Sublicense. For the avoidance of doubt, a definitive agreement whereby Licensee grants the option to effect a Flipping Transaction will not constitute a Flipping Transaction unless such option is exercised or is otherwise consummated.
3.3.    “Flipping Transaction Proceeds” means the gross cash proceeds (the “Gross Proceeds”) comprising all cash upfront and contingent development milestone payments (for clarity, including regulatory approval and marketing authorization milestone payments, but excluding commercial, and sales milestone payments, royalty payments, and equity consideration), which are received by Licensee, its stockholders or its Affiliates, as consideration for a Flipping Transaction, less the following deductions only to the extent applicable and without double-counting (provided that none of the deductions set forth in Section 3.3(a) and (b) below will apply to a Flipping Transaction if the Flipping Transaction is a Flipping Sublicense):
(a)    all documented, reasonable costs and expenses of Licensee and its Affiliates actually paid or payable to investment bankers, finders, transaction consultants, attorneys, and accountants, in each case, with respect to consummating the Flipping Transaction;
(b)    all amounts paid or payable by Licensee or its Affiliates to any Governmental Authority in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals for the purposes of consummating the Flipping
Schedule 7.8 - 1

Transaction solely to the extent such filings, notices, consents, authorizations and approvals are required therefor under the Applicable Law; and
(c)    any taxes (excluding, for the avoidance of doubt, employment or payroll) that are paid or payable by Licensee or its Affiliates under Applicable Laws as a direct result of entering into the definitive agreement with respect to the Flipping Transaction and the closing of the transactions contemplated thereunder.
[***]
3.4.    “Sale Transaction” means an assignment or otherwise transfer of this Agreement in its entirety to a Third Party.
3.5.    “Sharing Percentage” means:
(a)    For any Flipping Transaction both (i) occurring prior to the date that is nine (9) months following the Effective Date, and (ii) where the total Flipping Transaction Proceeds that Licensee or its stockholders is eligible to receive under such Flipping Transaction exceeds 275% of the fully diluted, post-money valuation of Licensee as of the closing of Licensee’s Series A Equity Financing (the “First Floor”): 25% of the portion of Gross Proceeds received by Licensee or its Affiliates or stockholders, as applicable, exceeding the First Floor.
(b)    For a Flipping Transaction that is a Flipping Sublicense both (i) granted on or after the date that is nine (9) months following the Effective Date, but prior to the earlier to occur of (A) the date that is eighteen (18) months following the Effective Date, and (B) the date of Initiation of a Clinical Trial of a Licensed Product run by or on behalf of Licensee, its Affiliate, or any of its or their Sublicensees (excluding, for the avoidance of doubt, any Clinical Trial conducted by Hengrui, its Affiliate, or any of its or their licensees (other than Licensee, its Affiliates, or any of its or their Sublicensees)), and (ii) where the total Flipping Transaction Proceeds that Licensee is eligible to receive under such Flipping Sublicense exceeds 250% of the fully diluted, post-money valuation of Licensee as of the closing of Licensee’s Series A Equity Financing (the “Second Floor”): 15% of the portion of Gross Proceeds received by Licensee or its Affiliates from such Sublicense exceeding the Second Floor.
(c)    For a Flipping Transaction not meeting the conditions of either (i) both Section 3.5(a)(i) and Section 3.5(a)(ii) of this Schedule 7.8, or (ii) both Section 3.5(b)(i) and Section 3.5(b)(ii) of this Schedule 7.8: 0% of Gross Proceeds received by Licensee (or its stockholders) from such Flipping Transaction.
Schedule 7.8 - 2

Schedule 7.8 - Appendix A
Baseball Arbitration
[***]
Schedule 7.8 - 3

Schedule 8.4
Press Release

Schedule 10.2
Disclosure Schedule
[***]
Schedule 10.2 - 1

Schedule 10.2.5
Licensed Patents
[***]
Schedule 10.2.5 - 1